UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Honeywell International Inc.
(Name of Registrant as Specified In Its Charter)

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March 10, 2011

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 25, 2011 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect directors, approve the appointment of the independent accountants, cast advisory votes on executive compensation and the frequency of the advisory vote on executive compensation, approve a stock incentive plan and an incentive compensation plan, and consider two shareowner proposals. The Board of Directors recommends that you vote FOR Proposals 1, 2, 3, 5 and 6, for an annual advisory vote on executive compensation (Proposal 4) and AGAINST Proposals 7 and 8.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareowners may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, I want to thank you for your continued support of Honeywell.

A map and directions to Honeywell’s headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 25, 2011 at 10:30 a.m. local time, at Honeywell’s headquarters, 101 Columbia Road, Morris Township, New Jersey to consider, if properly raised, and vote on the following matters described in the accompanying proxy statement:

•	Election of the ten nominees listed in the accompanying proxy statement to the Board of Directors;

•	Approval of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2011;

•	An advisory vote on executive compensation;

•	An advisory vote on the frequency of the advisory vote on executive compensation;

•	Approval of the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates;

•	Approval of the Honeywell International Inc. Incentive Compensation Plan for Executive Employees;

•	Two shareowner proposals described on pages 85-87 in the accompanying proxy statement; and

to transact any other business that may properly come before the meeting.

The Board of Directors has determined that shareowners of record at the close of business on February 25, 2011 are entitled to notice of and to vote at the meeting.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about March 10, 2011.

By Order of the Board of Directors,

Thomas F. Larkins Vice President and Corporate Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 10, 2011

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) to be held on Monday, April 25, 2011.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Notice and Access

The SEC has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Materials are available at www.proxyvote.com. You will need to enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

Methods of Voting

Shareowners of Record

If your shares are registered directly in your name with Honeywell’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet or telephone must be received by 11:59 p.m. Eastern Daylight Time on April 24, 2011.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on Proposal Nos. 1 and 3 through 8 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Daylight Time on April 24, 2011.

Participants in Honeywell Savings Plans

Participants in the Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. The trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Therefore, we encourage you to provide instructions to the trustee regarding the voting of your shares. Directions provided by Internet or telephone must be received by 5:00 p.m. Eastern Daylight Time on April 20, 2011.

Revoking Your Proxy

Whether you vote or direct your vote by mail, telephone or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•

voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Proposals To Be Voted On and The Board’s Voting Recommendations

The following proposals, if properly raised, will be considered at the Annual Meeting. Honeywell’s Board recommends that you vote your shares as indicated below. Proposals 7 and 8 have been submitted by shareowners.

Proposal		Board’s Voting Recommendation

FOR
1.	Election of Directors	each nominee to the Board listed on pages 6-10
2.	Approval of Independent Accountants	FOR
3.	Advisory Vote on Executive Compensation (non-binding)	FOR
4.	Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation (non-binding)	1 YEAR
5.	2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates	FOR
6.	Honeywell International Inc. Incentive Compensation Plan For Executive Employees, Amended and Restated Effective As Of January 1, 2011	FOR
7.	Shareowner Proposal: Shareholder Action by Written Consent	AGAINST
8.	Shareowner Proposal: Special Shareowner Meetings	AGAINST

Quorum; Vote Required; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Honeywell common stock (“Common Stock”) entitled to vote at the meeting, either present in person or represented by proxy.

With respect to Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote, which resignation shall be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any nominees who did not receive a majority of votes cast.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2, 3, 5, 6, 7 and 8 is required for approval of these proposals. NYSE rules require that the total votes cast on each of Proposal Nos. 5 and 6 represent over 50% of all outstanding shares (which includes shares subject to broker non-votes). Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. The frequency of the advisory vote on executive compensation (Proposal No. 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the shareowners. Because your vote is advisory on Proposal Nos. 3 and 4, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the frequency of the advisory vote on executive compensation.

Other Business

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

Results of the Vote

We will announce preliminary voting results at the Annual Meeting and publish them on our website www.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

Shares Outstanding

At the close of business on February 25, 2011, there were 785,076,314 shares of Common Stock outstanding. Each share outstanding as of the February 25, 2011 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

Householding

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ATTENDANCE AT THE ANNUAL MEETING

If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank, broker, trustee or nominee and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership of shares of Common Stock as of February 25, 2011 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All shareowners attending the meeting will be asked to provide proof of identification. If your shares are held by a bank, broker, trustee or nominee and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only upon presentation of evidence of ownership of shares of Common Stock as of February 25, 2011.

Proposal No. 1: ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. The Board has nominated ten candidates for election as directors for a term ending at the 2012 Annual Meeting of Shareowners or when their successors are duly elected and qualified. All nominees except Mr. Gregg are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for the election of such other person as may be designated by the Board, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

Directors may serve until the Annual Meeting of Shareowners immediately following their 72nd birthday. In accordance with this policy, Mr. Wright will retire at the 2011 Annual Meeting.

The Board of Directors, acting through its Corporate Governance and Responsibility Committee (“CGRC”), is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. See “Identification and Evaluation of Director Candidates” on pages 16-17 of this proxy statement for further discussion. The CGRC believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its Committees.

Listed below are other key experiences, qualifications and skills of our director nominees that are relevant and important in light of Honeywell’s businesses and structure.

•

Senior Leadership Experience: Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations like Honeywell function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management and leadership development.

•

Industry/Global Experience: Experience in industries, end-markets and growth segments that Honeywell serves, such as aerospace, construction, transportation, infrastructure, and energy efficiency, as well as key geographic markets where it operates, such as the United States, Latin America and Europe, enables a better understanding of the issues facing the Company’s businesses.

•

Financial Expertise: We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Our director nominees have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the NYSE Corporate Governance Rules.

•

Government Experience: Honeywell is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies, both foreign and domestic. Mr. Gregg has significant public service experience in both the executive (Governor of New Hampshire) and legislative (U.S. Congressman and Senator) branches.

•

Public Company Board Experience: Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda-setting and succession planning.

Each of the nominees, other than Mr. Cote, is also independent of the Company and management. See “Director Independence” on pages 15-16 of this proxy statement.

In addition to the above, the CGRC also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

NOMINEES FOR ELECTION

GORDON M. BETHUNE, Retired Chairman and Chief Executive Officer of Continental Airlines, Inc.

Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company, Piedmont Airlines, Western Airlines, Inc. and Braniff Airlines. Additionally, Mr. Bethune served as Vice President/General Manager of the Boeing Renton division where he was responsible for the manufacturing and design of the B757 and B737 aircraft programs. He is licensed as a commercial pilot, type rated on the B757 and B767 airplanes and the DC-3. He is also a licensed airframe and power plant mechanic. Mr. Bethune is also a director of Prudential Financial Inc. and Sprint Nextel Corporation. He previously served as a director of Willis Group Holdings Ltd. (2004—2008). Mr. Bethune was a director of Honeywell Inc. from April 1999 to December 1999.

Areas of Relevant Experience: Commercial airlines, including marketing, branding, cost control and restructuring, international operations and government regulation; aircraft manufacturing, design, maintenance and repair; financial services; insurance.

Director since 1999	Age 69

KEVIN BURKE, Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison)

Mr. Burke joined Con Edison in 1973 and has held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning. He served as senior vice president, with responsibility for customer service and for Con Edison’s electric transmission and distribution systems. In 1999, Mr. Burke was elected president of Orange & Rockland Utilities, Inc., a subsidiary of Con Edison. He was elected president and chief operating officer of Consolidated Edison Company of New York in 2000 and elected chief executive officer in 2005. Mr. Burke was appointed president and chief executive officer of Con Edison in 2005, and elected chairman in 2006. In addition, Mr. Burke is Chairman of the Board of Trustees of Consolidated Edison of New York and a director of Orange & Rockland Utilities, Inc., both of which are affiliates of Con Edison.

Areas of Relevant Experience: Energy production and distribution; energy efficiency; alternative sources of energy; engineering and construction; development of new service offerings; government regulation.

Director since 2010	Age 60

JAIME CHICO PARDO, President and Chief Executive Officer, ENESA, S.A. de C.V.

Mr. Chico Pardo has been President and Chief Executive Officer of ENESA, S.A. de C.V., a private fund investing in the energy and health care sectors in Mexico since March 2010. He previously served as Co-Chairman of the Board of Telefonos de Mexico, S.A.B. de C.V. (TELMEX), a telecommunications company based in Mexico City, from April 2009 until April 2010 and previously served as Chairman from October 2006 to April 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. Mr. Chico Pardo was Co-Chairman of the Board of IDEAL (Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V.), a publicly listed company in Mexico engaged in investment in and management of infrastructure assets in Latin America, from 2006 until 2010. He was also Chairman of Carso Global Telecom, S.A. de C.V. from 1996 until 2010. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo has also spent a number of years in the international and investment banking business. Mr. Chico Pardo is a director of CICSA (Carso Infraestructura y Construcción) where he is not planning to stand for election in 2011, IDEAL and AT&T, Inc. He also serves as a Board member of three mutual funds in the American Funds family of mutual funds. He previously served as a director of Grupo Carso, S.A. de C.V. (1991-2010) and the following of its affiliates: América Móvil, S.A.B. de C.V. (2001—2009); America Telecom, S.A.B. de C.V. (2001—2006); Carso Global Telecom, S.A. de C.V. (1996-2010); Telmex Internacional, S.A.B. de C.V. (2008-2010); and TELMEX (1991-2010). Mr. Chico Pardo was a director of Honeywell Inc. from September 1998 to December 1999.

Areas of Relevant Experience: Telecommunications; automotive; manufacturing; engineering; construction; management of infrastructure assets; international business, operations and finance.

Director since 1999	Age 61

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.

Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as President and Chief Executive Officer and from November 1999 to January 2001 he served as President and Chief Operating Officer of TRW. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. He is also a director of JPMorgan Chase & Co.

Areas of Relevant Experience: Senior leadership roles in global, multi-industry organizations; ability to drive a consistent One Honeywell approach across a large multi-national organization; detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses; significant public policy experience, including service on the bipartisan National Commission on Fiscal Responsibility and Reform and as Co-Chair of the U.S.-India CEO Forum.

Director since 2002	Age 58

D. SCOTT DAVIS, Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS)

Mr. Davis joined UPS, a leading global provider of package delivery, specialized transportation and logistics services in 1986, and has served as Chairman and Chief Executive Officer since January 1, 2008. Prior to this, he served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow, a developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He previously served as the chairman of the board of the Federal Reserve Bank of Atlanta (2003—2009).

Areas of Relevant Experience: Transportation and logistics services; international operations, global economic indicators and issues; public policy; financial reporting, accounting and controls.

Director since 2005	Age 59

LINNET F. DEILY, Former Deputy U.S. Trade Representative and Ambassador

Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Chevron Corporation. Ms. Deily previously served as a director of Alcatel-Lucent (2006—2008) and Lucent Technologies (2005—2006).

Areas of Relevant Experience: International trade; capital markets; banking; corporate finance; government and public policy; telecommunications and information services; refinery and petrochemical industries; financial reporting; accounting and controls.

Director since 2006	Age 65

JUDD GREGG, former U.S. Senator from New Hampshire

Senator Gregg has spent over three decades in public office, most recently serving as the United States Senator from the State of New Hampshire from January 1993 until January 2011. During his tenure in the Senate, Senator Gregg served on a number of key Senate Committees including Budget; Appropriations; Government Affairs; Banking, Housing and Urban Affairs; Commerce, Science and Transportation; Foreign Relations; and Health, Education, Labor and Pensions. He has served as the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee and the Chairman and Ranking Member of the Senate Budget Committee as well as chairman of various sub-committees. Senator Gregg served as a chief negotiator of the Emergency Economic Stabilization Act of 2008 and was the lead sponsor of the Deficit Reduction Act of 2005, and, along with the late Senator Ted Kennedy, co-authored the No Child Left Behind Act of 2001. In March 2010, Senator Gregg was appointed to President Obama’s bipartisan National Commission on Fiscal Responsibility and Reform. From 1989 to 1992, Senator Gregg was the Governor of New Hampshire and prior to that was a U.S. Representative from 1981 to 1989. He is also a director of IntercontinentalExchange, Inc.

Areas of Relevant Experience: Government and public policy; financial regulatory reform; banking; tax; capital markets; science, renewable technology and research; environmental protection and conservation; healthcare; foreign policy.

Nominated for Election	Age: 64

CLIVE R. HOLLICK, former Partner, Kohlberg Kravis Roberts & Co.

Lord Hollick joined Kohlberg Kravis Roberts & Co., a private equity firm, in April 2005 as a Managing Director, focusing on investments in the media and financial services sectors, and was appointed Partner in April 2006 and served as Senior Adviser from February 2009 to April 2010. Prior to that time, and beginning in 1996, Lord Hollick was the Chief Executive of United Business Media plc, a London-based, international information, broadcasting, financial services and publishing group. From 1974 to 1996, he held various leadership positions with MAI plc (which merged into United Business Media in 1996) and its predecessor companies. Lord Hollick is also a director of Diageo plc, and ProSiebenSat.1 Media AG. He previously served as a director of The Nielsen Company B.V. (2008—2009).

Areas of Relevant Experience: International media (information, broadcasting, publishing and online); financial services; marketing and branding; technology and innovation; operating environment and trends in European markets; mergers and acquisitions, including in a private equity context; public policy in the UK and Europe.

Director since 2003	Age 65

GEORGE PAZ, Chairman, President and Chief Executive Officer of Express Scripts, Inc.

Mr. Paz was elected a director of Express Scripts, Inc. in January 2004 and has served as Chairman of the Board since May 2006. Mr. Paz was elected President of Express Scripts in October 2003 and assumed the role of Chief Executive Officer in April 2005. Mr. Paz joined Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004.

Areas of Relevant Experience: Tax; financial reporting; accounting and controls; insurance and risk management; government regulation; employee health benefits.

Director since 2008	Age 55

BRADLEY T. SHEARES, Former Chief Executive Officer of Reliant Pharmaceuticals, Inc., Former President, U.S. Human Health, Merck & Co., Inc.

Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co., Inc. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation, Covance Inc., and Henry Schein, Inc. Dr. Sheares previously served as a director of IMS Health Incorporated (2009-2010).

Areas of Relevant Experience: Sales and marketing; advertising and promotion; brand management; research and development; healthcare; complex regulatory and legal issues; risk management; mergers and acquisitions.

Director since 2004	Age 54

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The primary functions of Honeywell’s Board of Directors are:

•	to oversee management performance on behalf of shareowners;

•	to ensure that the long-term interests of the shareowners are being served;

•	to monitor adherence to Honeywell standards and policies;

•	to promote the exercise of responsible corporate citizenship; and

•	to perform the duties and responsibilities assigned to the Board by the laws of Delaware, Honeywell’s state of incorporation.

BOARD MEETINGS

The Board of Directors held nine meetings during 2010. The average attendance at meetings of the Board and Board Committees during 2010 was 96%. During this period, all of the directors attended or participated in more than 89% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

BOARD LEADERSHIP STRUCTURE

The Board of Directors believes that Mr. Cote’s service as both Chairman of the Board and CEO is in the best interest of the Company and its shareowners. Mr. Cote possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses. Considering the size and complexity of the Company, Mr. Cote is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters for the Company and its shareowners.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareowners, employees, customers and suppliers, particularly during times of volatile economic and industry conditions. This has been beneficial in driving a unified “One Honeywell” approach to core operating processes across a global, multi-industry organization of approximately 130,000 employees.

Each of the directors other than Mr. Cote is independent and the Board believes that the independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions on at least a quarterly basis. Directors serve as the chairperson, or presiding director, for these executive sessions on a rotating basis (meeting-by-meeting) in accordance with years of service on the Board. The Company believes that this approach effectively encourages full engagement of all directors in executive sessions, while avoiding unnecessary hierarchy. Following an executive session of independent directors, the presiding director meets with the Chairman to provide feedback on matters discussed in the executive session, and/or input regarding agenda items or information requests for future Board and Committee meetings. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

Oversight is also provided through the extensive work of the Board’s Committees—Audit, Corporate Governance and Responsibility, Management Development and Compensation, and Retirement Plans—in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning and compensation programs. The Committees consist entirely of independent, non-employee directors.

In addition, at the end of each year, the Board and each of its Committees review a schedule of agenda subjects to be considered in the coming year. Each Board and Committee member is free to raise subjects that are not on the agenda at any meeting and to suggest items for inclusion on future agendas.

Although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a policy, but as a matter that is best considered as part of succession planning for the Chief Executive Officer position.

BOARD COMMITTEES

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors. See “Director Independence” on pages 15-16. The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

The table below lists the current membership of each Committee and the number of Committee meetings held in 2010.

Name	Audit		Corporate Governance and Responsibility		Management Development and Compensation		Retirement Plans
Mr. Bethune			X		X
Mr. Burke	X						X
Mr. Chico Pardo			X				X	*
Mr. Davis	X				X	*
Ms. Deily	X	*	X
Mr. Hollick					X		X
Mr. Paz	X		X
Dr. Sheares					X		X
Mr. Wright	X		X	*
2010 Meetings	11		4		6		3

*	Committee Chairperson

Mr. Wright will retire at the 2011 Annual Meeting. Effective April 25, 2011, Ms. Deily will become Chair of the Corporate Governance and Responsibility Committee and Mr. Paz will become the Chair of the Audit Committee.

The primary functions of each of the Board Committees are described below.

Audit Committee

The primary functions of this Committee are to: appoint (subject to shareowner approval), and be directly responsible for, the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; review material legal and compliance matters and the effectiveness of the Company’s integrity and compliance program; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to Honeywell by the independent accountants who audit its financial statements. At each meeting, Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Chief Financial Officer and Vice President—Corporate Audit. The Board has determined that Ms. Deily, Mr. Davis and Mr. Paz satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules, and has designated Ms. Deily as the “audit committee financial expert”, as such term is defined by the SEC. See page 71 for the Audit Committee Report.

Corporate Governance and Responsibility Committee

The primary functions of this Committee are to: identify and evaluate potential Director candidates and recommend to the Board the nominees to be proposed by the Company for election to the Board; review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors; review annually and recommend changes to the Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review Honeywell’s policies and programs relating to health, safety and environmental matters, equal employment opportunity and such other matters, including the Company’s Code of Business Conduct, as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” on pages 16-17 and “Director Compensation” on pages 18-20.

Management Development and Compensation Committee

The Company’s executive compensation program is administered by the Management Development and Compensation Committee. Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review and approval of executive compensation-related corporate goals and objectives; review and approve the individual goals and objectives of the Company’s executive officers; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level; review and determine the annual salary and other remuneration (including under incentive compensation and equity-based plans) of all other officers; review and discuss with management, prior to the filing thereof, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement; produce the annual Committee Report included in this proxy statement; review the management development program, including executive succession plans; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries. See page 43 for the Management Development and Compensation Committee Report.

Role of Consultant

The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation. Under the Committee’s established policy, its consultant cannot provide any other services to the Company. Since October 2009, the Committee has retained Pearl Meyer & Partners as its independent compensation consultant.

The consultant compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “Compensation Peer Group” (see page 28 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of the Company and the Compensation Peer Group with respect to the financial metrics used in the programs. The consultant also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by the consultant, the Committee also reviews general survey data compiled and published by third parties; neither the Committee nor the Company has any input into the scope of or companies included in these third party surveys.

While the Committee reviews information provided by its consultant regarding compensation paid by the Compensation Peer Group, as well as third party survey data, as a general indicator of relevant market conditions, the Committee does not target a specific competitive position relative to the market in making its compensation determination. See “Peer Group Compensation Data” on pages 28-29 of this proxy statement for further discussion.

The consultant retained by the Committee reports to the Committee Chair and has direct access to Committee members. The consultant attends Committee meetings either in person or by telephone, and meets with the Committee in executive session without management present.

Input From Senior Management

The Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of the Company’s annual planning process, the CEO, CFO and Senior Vice President—Human Resources and

Communications develop targets for the Company’s incentive compensation programs and present them to the Committee. These targets are reviewed by the Committee to ensure alignment with the Company’s strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. Based on performance appraisals, including an assessment of the achievement of pre-established financial and non-financial management objectives, together with a review of supplemental performance measures and prior compensation levels relative to performance, the CEO recommends base salary adjustments and cash and equity incentive award levels for the Company’s other executive officers. See “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement for additional discussion. Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the executive officers.

Retirement Plans Committee

The primary functions of this Committee are to: appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; review investment policy for fund assets; and oversee members of the committees that direct the investment of pension fund assets.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board as a whole has responsibility for risk oversight, with review of certain areas being conducted by the relevant Board Committees that in turn report on their deliberations to the Board. The Board works with senior management to develop a broad portfolio view that considers and balances risk-taking for sustainable growth and competitive advantage in a manner consistent with the Company’s long-term strategic plan with actions necessary to preserve assets and protect against losses. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies and enable informed decision-making and intelligent risk-taking. These areas of focus include strategic, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory compliance, health, safety and environment, political, and reputational risks.

The Board and the Audit Committee review the Company’s enterprise risk management program at least annually. Throughout the year, management regularly communicates with the Board and its Committees regarding the identification, assessment and mitigation of specific risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below. Each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the Vice President—Corporate Audit meets in executive session with the Audit Committee.)

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan, and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures (including through post-closing reviews); senior management succession planning.

Audit Committee

Risks and exposures associated with financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, credit and liquidity and legal and compliance matters.

Board/Committee	Primary Areas of Risk Oversight
Corporate Governance and Responsibility Committee	Risks and exposures relating to Honeywell’s programs and policies relating to corporate governance; director succession planning; health, safety, and environment.

Management Development and Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.

Retirement Plans Committee	Risks and exposures associated with Honeywell’s employee pension and savings plans, including their relative investment performance, asset allocation strategies and funded status.

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting—Messrs. Bethune, Burke, Chico Pardo, Davis, Hollick, Paz, and Sheares and Ms. Deily—satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Each of Mr. Gregg, who is standing for election to the Board for the first time, and Mr. Wright, who is retiring from the Board, is also independent under these standards. Each Board Committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with Honeywell, other than as a director and shareowner. NYSE listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with Honeywell currently and during the three years preceding the Board’s determination of independence.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described on pages 18-20 of this proxy statement.

•

No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director or nominee is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•

No non-employee director or nominee is an employee of Honeywell’s independent accountants and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.

•	No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•

No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.

•

No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).

•	No non-employee director or nominee serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•

Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve, or during the last completed fiscal year served, as officers (TELMEX, UPS, and Con Edison). In each case, (i) the relevant products and services were provided on terms and conditions determined on an arms-length basis and consistent with those provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies, and (iii) the combined amount of such purchases and sales was less than 0.5% of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the relevant per se bar to independence set forth in the NYSE listing standards, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•

While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business is not within the NYSE per se independence bars and would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

•

Although not within the NYSE per se independence bars, the Board also considered Mr. Cote’s service on a KKR Advisory Board regarding the integration and operation of acquired companies (Mr. Hollick was a Senior Adviser to KKR until April 2010) and determined that the relationship was not material.

The above information was derived from the Company’s books and records and responses to questionnaires completed by the director nominees in connection with the preparation of this proxy statement.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Responsibility Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on our website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance—Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. The Committee is charged with seeking individuals qualified to become directors, evaluating the qualifications of individuals suggested or nominated by third parties, and recommending to the Board the nominees to be proposed by the Company for election to the Board and actions with respect to individuals nominated by third parties. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to- day management and oversight of the search firm engagement to the Company’s Senior Vice President—Human Resources and Communications.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee, the Chairman of the Board and/or a representative of the search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses. While the Company’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Committee takes into account diversity considerations in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set forth in the Company’s By-laws and described under “Director Nominations” on page 88 of this proxy statement.

This year, one director is proposed for nomination to the Board of Directors that has not previously been nominated for election to the Board by the shareowners, Mr. Judd Gregg. Mr. Gregg was identified as a potential Director candidate by Mr. Cote who served with him on the National Commission on Fiscal Responsibility and Reform.

The Company did not receive any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of the Common Stock for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All but one of the directors attended last year’s Annual Meeting of Shareowners.

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

Annual Compensation

Each non-employee director receives an annual Board cash retainer of $80,000. Each also receives a cash fee of $2,500 for each Board meeting attended, an annual cash retainer of $10,000 for each Board Committee on which he or she serves ($15,000 for Audit Committee), and an additional Committee Chair cash retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting.

At the commencement of each year, $60,000 in common stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and are paid, in cash, as either a lump sum or in equal annual installments.

Each non-employee director receives an annual grant of options to purchase 5,000 shares of Common Stock at the fair market value on the date of grant, which is the date of the Annual Meeting of Shareowners. Starting in 2007, the vesting period was extended from three to four years, with the vesting occurring in four equal annual installments beginning on April 1 of the first year following the grant date and continuing on April 1 of the next three years. These options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant, death, disability or change in control, as set forth in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”) or applicable predecessor plan.

Deferred Compensation

A non-employee director may also elect to defer, until a specified calendar year or termination of Board service, all or any portion of his or her annual cash retainers and fees that are not automatically deferred, and to have such compensation credited to his or her account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (4.8% for 2010 and set at 3.84% for 2011) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan. The unit price of the Honeywell common stock fund is increased to take dividends into account. Upon a change of control, as defined in the Non-Employee Director Plan, a director may receive, pursuant to a prior election, a lump-sum payment for amounts deferred before 2006.

The non-employee directors of the Company who were previously non-employee directors of Honeywell Inc. (Messrs. Bethune, Chico Pardo and Wright) participate in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by cash dividends that are converted into shares of Common Stock by dividing the cash amount by the closing price of the Common Stock on the dividend payment date. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason. Fractional shares will be paid in cash. Share payments will be made to a participating director in one payment or annual installments, as elected by the director. A director may elect to change the payment form if such election is made at least one year prior to the payment date.

Other Benefits

Non-employee directors are also provided with $350,000 in business travel accident insurance. They are also eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents that is identical to similar coverage offered to the Company’s active salaried employees. In September 2008, the Board determined that new directors would be responsible for paying premiums for term life insurance and medical and dental coverage which they elected to receive. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may use company aircraft for travel to and from Board and Committee meetings.

Restricted Stock Unit Grant Upon Election to Board

New non-employee directors receive a one-time grant of 3,000 restricted stock units (“RSUs”) that vest on the earliest of the fifth anniversary of continuous Board service, death, disability or change in control. During this period, the director will receive dividend equivalents that will be automatically reinvested into additional RSUs which vest according to the same schedule as the underlying RSUs to which they relate. The director may defer the receipt of the RSUs on substantially the same terms and conditions as officers of the Company with respect to new grants of RSUs.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold at least $300,000 of Common Stock (including restricted shares and RSUs) and/or common stock equivalents and (ii) hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors have attained the prescribed ownership threshold.

Director Compensation—Fiscal Year 2010

Director Name	Fees Earned or Paid Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Gordon Bethune	$181,000	—	$54,700	$34,860	$10,004	$280,564
Kevin Burke	$190,000	—	$54,700	—	$20,004	$264,704
Jaime Chico Pardo	$188,500	—	$54,700	—	$1,201	$244,401
D. Scott Davis	$201,667	—	$54,700	$2,162	$1,038	$259,567
Linnet Deily	$202,000	—	$54,700	—	$31,543	$288,243
Clive Hollick	$178,500	—	$54,700	$2,388	$4,307	$239,895
George Paz	$191,000	—	$54,700	—	$25,004	$270,704
Bradley Sheares	$181,000	—	$54,700	$4,544	$25,661	$265,905
John Stafford*	$122,000	—	—	$58,340	$25,825	$206,165
Michael Wright	$202,000	—	$54,700	—	$28,334	$285,034

*	Mr. Stafford retired from the Board at the 2010 Annual Meeting.

(1)	All fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell common stock fund).

(2)	The outstanding stock awards and option awards held at December 31, 2010 by each of the listed individuals are set forth in the chart below:

Director Name	Outstanding Stock Awards at 12/31/10	Outstanding Option Awards at 12/31/10
Mr. Bethune	—	41,000
Mr. Burke	3,000	5,000
Mr. Chico Pardo	—	41,000
Mr. Davis	—	25,000
Ms. Deily	—	25,000
Mr. Hollick	—	35,000
Mr. Paz	3,000	10,000
Dr. Sheares	—	30,000
Mr. Stafford	—	36,000
Mr. Wright	—	41,000

(3)

The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards for non-employee directors were made in April 2010 with a Black-Scholes value of $10.94 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2010 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2010.

(4)

Amounts included in this column reflect above-market earnings on deferred compensation. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2010, this rate was 4.8%, and is set at 3.84% for 2011. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.

(5)	See “Director Compensation—Other Benefits” above for a description of the items included in the All Other Compensation column for 2010. Honeywell matched charitable contributions in the amounts of:

Director Name	Matched Charitable Contributions
Mr. Bethune	$10,000
Mr. Burke	$20,000
Ms. Deily	$25,000
Mr. Paz	$25,000
Dr. Sheares	$25,000
Mr. Stafford	$25,000
Mr. Wright	$25,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Applicable Policies and Procedures

The Company has written policies and procedures for approval or ratification of related person transactions. Article EIGHTH of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s Common Stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board Committee, it is referred to that Committee for review. The Board or the responsible Committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transaction

The Honeywell ADI business leases its administrative office building in Melville, New York at a current rent of $979,495 per year. Subsequent to the time that ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” There have been no material amendments to the lease since the property was acquired by New Island Holdings. Each of Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Control Solutions and Mr. Andreas Kramvis, President and Chief Executive Officer, Honeywell Specialty Materials, is a limited partner in New Island Holdings, holding 12% and 9% ownership interests, respectively. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Company Stock

The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 2010. State Street Corporation is listed in the table below because one of its subsidiaries (State Street Bank and Trust Company) holds 6.5% of our outstanding Common Stock as trustee for certain Honeywell savings plans. See notes below for additional details.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Corporation	79,035,648	(1)	10.1	(2)
State Street Financial Center,
One Lincoln Street, Boston, MA 02111
BlackRock Inc.	39,031,150	(3)	5.0
40 East 52nd Street, New York, NY 10022

(1)	State Street Corporation has shared voting power and shared dispositive power in each case in respect of the 79,035,648 shares listed above.

State Street Bank and Trust Company, a subsidiary of State Street Corporation, has shared voting power and shared dispositive power in each case in respect of 64,758,748 shares included above.

(2)

State Street Bank and Trust Company holds 6.5% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

(3)	BlackRock Inc. has sole voting power and sole dispositive power in respect of all 39,031,150 shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of February 25, 2011 with respect to the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.

Name(1)	Total Number of Shares(2)	Components of Beneficial Ownership (Number of Shares)
		Common Stock Beneficially Owned	Right to Acquire(3)	Other Stock-Based Holdings(4)
Gordon M. Bethune	54,979	3,000	33,500	18,479
Kevin Burke	9,905	6,000	1,250	2,655
Jaime Chico Pardo	64,556	8,391	33,500	22,665
David M. Cote(5)	6,037,703	53,261	5,631,991	352,451
D. Scott Davis	33,253	6,000	17,500	9,753
Linnet F. Deily	28,736	3,000	17,500	8,236
Judd Gregg(6)	0	0	0	0
Clive R. Hollick	45,040	3,000	27,500	14,540
George Paz	9,520	1,000	3,750	4,770
Bradley T. Sheares	36,234	2,212	22,500	11,522
Michael W. Wright	138,769	5,250	33,500	100,019
David J. Anderson	1,431,618	1,333	1,238,250	192,035
Andreas Kramvis	320,755	21,896	295,050	3,809
Roger Fradin	1,393,940	150,878	1,126,250	116,812
Timothy Mahoney	192,063	21,409	167,600	3,054
All directors, nominees and executive officers as a group, including the above-named persons (20 people)	10,719,792	366,773	9,487,541	865,477

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than 1% and the total for the group is approximately 1.37% of the shares of Common Stock outstanding.

(3)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of performance shares, RSUs and stock options within 60 days of February 25, 2011.

(4)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

(5)	During 2010, Mr. Cote was required to transfer certain shares, which had in prior years been reported as beneficially owned by him, pursuant to a domestic relations order.

(6)	Mr. Gregg is a nominee for election to the Board at the 2011 Annual Meeting of Shareowners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2010, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

SEC FILINGS AND REPORTS; KEY CORPORATE GOVERNANCE DOCUMENTS

We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the SEC. Honeywell’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Business Conduct granted to any of the Company’s directors or executive officers will be published on our website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Honeywell’s executive compensation program and discuss and analyze the 2010 compensation decisions regarding our Named Executive Officers (the CEO, CFO and three other most highly compensated executive officers):

•	David Cote—Chairman and Chief Executive Officer

•	David Anderson—Senior Vice President and Chief Financial Officer

•	Andreas Kramvis—President and Chief Executive Officer-Specialty Materials

•	Roger Fradin—President and Chief Executive Officer-Automation and Control Solutions

•	Timothy Mahoney—President and Chief Executive Officer-Aerospace

Executive Summary

Honeywell is a diversified technology and manufacturing leader, with global businesses organized into four strategic business groups known as SBGs: Aerospace, Automation and Control Solutions (“ACS”), Specialty Materials (“SM”) and Transportation Systems (“TS”). 2010 operating results were strong across the Company’s portfolio. Despite continued economic uncertainty, order rates grew in the Company’s short and long-cycle businesses, reflecting Honeywell’s robust focus on new products and services, great positions in good industries and investments in global expansion. Margin expansion and free cash flow growth and conversion reinforced the quality of earnings and the continued emphasis on cost discipline. Honeywell’s stock price appreciated by 35.6% in 2010, well ahead of the S&P 500 (up 12.8%).

Total Shareowner Return or TSR (stock price appreciation plus reinvested dividends) was a positive 39.5% for 2010 as company performance and improving end-markets were reflected in the share price. Honeywell’s dividend rate is increasing by 10% in 2011, representing the seventh time in the last eight years that the dividend rate has increased by 10%.

The following graph displays Honeywell’s five-year TSR against its Compensation Peer Group (as defined below) and the Standard & Poor’s 500 Stock Index for the period from December 31, 2005 to December 31, 2010. The annual changes for the five-year period shown in the graph are based on the assumption that $100 had been invested in Honeywell stock and each index on December 31, 2005 and that all dividends were reinvested.

Overall, the Company withstood the impact of the global economic recession much better than it had the prior downturn (2001-2002), executing both commercially and operationally in 2009 and 2010, while continuing to invest in the future.

Compensation decisions made for 2010 were aligned with the Company’s strong operational performance in 2010, with continued emphasis on both variable, at-risk compensation and long-term compensation that reinforces our focus on sustainable profitable growth and stock price appreciation. The Company has a demonstrated track record of evolving its compensation programs to reflect emerging best practices and strong corporate governance.

2010 Performance Highlights

•

Overall, 2010 performance reflects Honeywell’s ability to grow faster than its end markets, leverage its fixed cost base, grow margins and deliver strong free cash flow, while continuing to invest in new products, expand geographically and make progress on key process initiatives.

•	Revenues increased by 8% over the prior year to $33.4 billion.

•

Excluding the impact of the Pension MTM Adjustment (as defined below), earnings per share (“EPS”) increased by 12% from $2.69 to $3.00, reflecting new product introductions, growth in emerging regions, realization of the benefits of prior repositioning actions and the ongoing focus on disciplined cost controls. Reported EPS increased by 26% from $2.05 to $2.59.

•

Free cash flow (cash flow from operations less capital expenditures) increased by 6% over 2009 and was 152% of net income (excluding the impact of the Pension MTM Adjustment), reinforcing strong quality of earnings. 2010 free cash flow of $3.6 billion also reflected a voluntary $600 million cash contribution to improve the funded status of the Company’s U.S. pension plans in the fourth quarter of 2010.

•

Honeywell continued to make “seed planting” investments in 2010 that will form the foundation for future profitable growth. These investments included strategic acquisitions such as Sperian Protection that will enhance the Company’s position in the highly attractive personal protection equipment segment, the development of new products and technologies through our Velocity Product Development process, improving operational efficiency through the expanded deployment of the Honeywell Operating System, continued implementation of Enterprise Resource Planning systems, and funding $151 million of repositioning projects that will benefit 2011 and beyond.

•	Record working capital turns of 6.8 in 2010 represented an increase of 1.2 turns compared to 2009.

Pension Accounting Change

In the fourth quarter of 2010, the Company changed its policy for recognizing pension expense to a mark-to-market methodology (the “Pension Accounting Change”). The prior policy utilized a three-year smoothing of asset gains and losses and amortized asset and actuarial gains and losses outside the corridor (calculated as 10% of the greater of plan assets or projected benefit obligations) over six years (the “Prior Policy”). The amortization period under the Prior Policy was approximately half that of many other comparable companies, making it difficult for investors to compare the reported earnings of Honeywell and these companies.

Under the new pension accounting methodology, known as mark-to-market (“MTM”), the Company will recognize (1) ongoing pension expense consisting of service and interest costs and assumed returns on plan assets on a quarterly basis and (2) an annual MTM adjustment in the fourth quarter, to reflect gains or losses outside the corridor, if any, driven by changes in discount rates and/or the difference between actual and assumed returns on plan assets (the “Pension MTM Adjustment”).

The Company believes the new MTM methodology will improve transparency of its underlying operational performance and the various elements and drivers of pension expense. The Pension Accounting Change became effective for the 2010 fiscal year and has been retrospectively applied to prior periods, resulting in the recognition of $5.5 billion of deferred losses in 2010 and prior periods. The Pension Accounting Change has no impact on Honeywell’s underlying operating earnings, shareowners’ equity, cash flows or pension funded status.

Excluding the impact of the Pension MTM Adjustments on EPS in both years (($0.64) and ($0.41) in 2009 and 2010, respectively), EPS increased 12% from $2.69 in 2009 to $3.00 in 2010.

For a full discussion of the Pension Accounting Change, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

2010 Compensation Decisions—Summary

Based on the results and actions discussed above, the Management Development and Compensation Committee (the “Committee”) took the following key compensation actions in 2010:

•

Base salaries: For the second year in a row, there were no merit increases for officers including the Named Executive Officers, as the Company remained cautious in its planning in light of soft macroeconomic indicators.

•

Annual incentive compensation plan (“ICP”) awards: In 2009, the Named Executive Officers did not receive annual bonuses based on the CEO’s recommendation and the Committee’s desire to de-emphasize short-term compensation during the economic downturn. In 2010, the Committee determined to award ICP bonuses to the Named Executive Officers ranging from 124% to 137% of their target opportunity in recognition of the Company’s performance against pre-established financial goals, other key operational results, the achievement of non-financial management objectives, and other factors (more fully described below). The Committee also considered performance relative to pre-downturn (2007-2008) levels before making final ICP award decisions.

•

Long-term incentive (“LTI”) awards: In light of Company performance and in an effort to reinforce our goals of motivation and retention, the Named Executive Officers received or participated in one or more of the following LTI awards in 2010: Stock Options, Growth Plan participation, and performance- adjusted RSUs.

First, stock option grants were consistent with prior year grant levels, vest ratably over four years, and represent the most significant component of an officer’s total annual target LTI opportunity (approximately 64%).

Second, a new 2010-2011 performance cycle was established for the cash-based Growth Plan which represents approximately 36% of an officer’s total annual target LTI opportunity. The Growth Plan measures organic revenue growth and return on investment over a two-year performance cycle with any earned award to be paid 50% in 2012 and 50% in 2013, contingent on continued employment by the executive on each applicable payment date. The two-year performance cycles of the Growth Plan do not overlap, so grants are not made annually and only one award cycle is in effect at any time.

Third, in connection with the annual succession planning review conducted by the Committee and the full Board in 2010, four Named Executive Officers were awarded discretionary RSUs with the target award subject to adjustment up or down based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group (as defined below). These RSUs were structured to vest over an extended period of time (up to 7 years) in order to align with retention and succession planning objectives. The Company took other succession planning actions in 2010 which are more fully described below.

Best Practices

In 2010, Honeywell voluntarily provided its shareowners with an advisory vote on executive compensation (Say on Pay vote) which was approved by over 95% of the votes cast on the proposal. These results demonstrated strong shareowner support for Honeywell’s overall executive compensation approach and the actions set forth in its 2010 Proxy Materials. The Committee takes into account the outcome of Say on Pay votes when considering future executive compensation arrangements.

The Committee regularly reviews best practices in governance and executive compensation and has revised Honeywell’s policies and practices to:

•

eliminate tax reimbursement payments (known as “tax gross-ups”) on both perquisites received by officers and excise taxes that may become due upon a change in control for new participants in the Company’s severance plan (in each case, effective January 1, 2010);

•	add a relative TSR-based adjustment mechanism to RSU grants to officers (2010);

•	guard the Company against competitive harm by obtaining enhanced restrictive covenants in connection with certain succession planning actions (2010);

•	lengthen the vesting periods for equity grants and require net gain shares to be held for at least one year after exercise/vesting;

•	require executive officers to maintain specific stock ownership levels, holding Common Stock equal in value to at least 4x their base salary (6x for the CEO);

•	require automatic reinvestment of dividend equivalents on RSUs into additional RSUs, which vest according to the same schedule as the underlying RSUs to which they relate;

•	eliminate the annual cash flexible perquisite allowance for executive officers;

•	reduce the interest rate on deferred compensation by tying it to the Company’s cost of capital;

•	permit the recapture of incentive compensation from senior executives in the event of a significant financial restatement;

•	permit the cancellation and recovery of equity awards from employees who leave the Company to join a competitor;

•	prohibit the granting of stock options with an exercise price less than the fair market value of the Company’s Common Stock on the date of grant;

•	prohibit the repricing (reduction in exercise price) or reloading of stock options; and

•	prohibit the Committee’s independent compensation consultant from performing any services for the Company.

Objectives

Honeywell’s executive compensation program is designed to achieve the following key objectives:

•

Attract and Retain highly qualified executives with the leadership skills, behavioral attributes and experience necessary to develop and execute business strategies, drive superior results and process improvements, meet diverse challenges and build long-term shareowner value in an enterprise with the Company’s scale, breadth, complexity and global footprint;

•	Pay for Performance by rewarding and differentiating among executives based on the achievement of Company, SBG and functional objectives consistent with the Honeywell Initiatives;

•	Align Executive and Shareowner Interests by emphasizing variable, at-risk compensation tied to an appropriate balance of near-term and long-term objectives; and

•	Manage Risk through oversight and compensation design features and practices that balance short-term and long-term incentives.

Compensation Decisions: Factors Considered

Introduction

The Committee considers many company and individual performance measures (discussed in detail herein). As the foundation for aligning its compensation decisions with performance, the Committee evaluates quantitative factors, such as the financial and stock performance of the Company (both on an absolute basis and in the context of the competitive marketplace), the compensation history of each executive, and pay levels and practices for the Compensation Peer Group. Nevertheless, the Committee does not believe that quantitative factors should be considered in isolation. In making its decisions, the Committee considers the compensation elements in the context of the Company’s philosophy and business goals, as well as the then-prevailing economic and competitive environment. Final compensation determinations are ultimately in the discretion of the Committee, using its expertise in assessing performance based on a wide range of factors and measures. The Committee does not believe that the factoring of the various items it considers in making its decisions regarding the size or composition of the overall compensation of each Named Executive Officer should be, or can be, reduced to a linear formula.

The Committee considers a wide range of factors and performance measures as a basis for applying judgment in determining the aggregate and individual awards under each element of the Company’s executive compensation program (subject to relevant tax rules and plan rules).

Considerations

The factors that generally shape the Committee’s decision making process are the following:

•	Overall operational and financial performance—Corporate and SBG (as discussed above and below);

•	The Company’s stock performance (as discussed above and below);

•	Named Executive Officer compensation history, including experience in the position (as discussed in this section);

•

Executive’s individual record of performance consistent with the Honeywell Initiatives of Growth, Productivity, Cash, People and Key Processes (as discussed in “Named Executive Officer—Performance & Direct Compensation” below);

•

Executive’s relative level of responsibility within Honeywell and the impact of his or her position on Honeywell’s performance with recognition that both the amount and “at-risk” nature of the compensation should increase with the level of responsibility;

•	Executive’s long-term leadership potential with Honeywell and associated retention risk (as discussed in “Succession Planning” below);

•	The senior executive succession plan (see “Succession Planning” below);

•	Trends and best practices in executive compensation (as discussed above in “Executive Summary”);

•	Stock ownership levels (as discussed in “Stock Ownership Guidelines” below);

•	Annual share utilization and shareowner dilution levels resulting from the compensation plans; and

•	Peer group comparisons, including pay levels and practices for the competitive marketplace and company performance relative to the competitive marketplace (as discussed in this section).

Peer Group Compensation Data

The Committee does not target a specific competitive position relative to the market in determining the compensation of its executive officers. However, the Committee believes it is important to understand the relevant market for executive talent to ensure that the Company’s executive compensation program supports the attraction and retention of highly qualified leaders.

The Committee maintains its awareness of market conditions through annual review of compensation data compiled by the independent compensation consultant retained by the Committee regarding a peer group of companies (listed below) having one or more of the following attributes: business operations in the industries and markets in which Honeywell participates, similar revenue and market capitalization, similar breadth of portfolio and complexity, global scope of operations and/or diversified product lines (the “Compensation Peer Group”).

Compensation Peer Group

Alcoa	Johnson Controls

Boeing	Lockheed Martin

Dow Chemical	Northrop Grumman

DuPont	Raytheon

Emerson Electric	Textron

General Dynamics	3M

General Electric	United Technologies

The Committee believes that Honeywell executives are potentially attractive candidates for such companies because of the depth of experience and management skill set required to manage a global company of Honeywell’s scope and complexity. The Committee periodically reviews the appropriateness of the Compensation Peer Group and the purposes for which it is used. The Committee did not make any changes to the Compensation Peer Group in 2010.

The Committee reviews data regarding the Compensation Peer Group with respect to base salary, target and actual annual cash incentive compensation, total annual cash compensation, long-term incentive compensation and total direct compensation for each Named Executive Officer. The Committee also reviews general industry survey data published by third parties as a general indicator of relevant market conditions and pay practices and as a broader reference point for specific business units where the breadth and relevance of Compensation Peer Group data may not be as comprehensive as desired. Neither the Committee nor the Company has any input into the scope of the companies included in these general industry surveys.

Compensation History

Each year the Committee reviews each Named Executive Officer’s three-year compensation history in total and with respect to each element of compensation, as well as projected payouts under the Company’s retirement and deferred compensation plans, and prior non-recurring types of awards or grants (e.g., “sign on” or “make whole” awards upon joining Honeywell and RSU awards for retention and/or succession planning purposes). This enables the Committee to understand how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation and executive retention. The Committee considers historical award and/or grant levels when determining individual annual ICP awards and option grants, as well as the value and vesting dates of unvested equity holdings in connection with assessing the need for retention arrangements. While the Committee also considers potential payouts and circumstances involving a change in control of the Company and/or termination of the executive officer’s employment, these arrangements generally do not influence the Committee’s decisions regarding current year compensation.

Succession Planning

As a result of the industry backgrounds and experience of the Company’s senior executives, and Honeywell’s history of operating performance and skills development, the Committee believes that there is a significant risk that these leaders will be presented with other career opportunities at large companies with significant resources to offer higher compensation levels. Due to the annual revenues and global and industry breadth and depth of each of the Company’s business segments, the Presidents of these segments may be considered as candidates to be CEOs of other companies.

The Committee recognizes that retention of highly qualified management talent is critical to the Company’s continued performance and to successful succession planning. The Committee annually considers, and reviews with the full Board, succession candidates for senior leadership positions under both near-term and long-term planning scenarios, taking into account demonstrated performance, leadership qualities and potential to take on a more complex scope of responsibilities. As part of this process, the Committee considers the potential retention risk regarding incumbent senior executives and the identified succession candidates, which includes a review of the vested and unvested value of historical compensation awards, the competitive landscape for executive talent, the specific succession planning time horizon for each senior executive position, and the extent of disruption likely to be caused by unplanned attrition. Since January 2004, all of the Company’s open executive officer positions have been filled with executives promoted from within Honeywell.

Where the Committee believes it to be necessary, it will take appropriate compensation actions to reinforce the succession plan and to guard against competitive activity. These retention actions are designed to:

•	Motivate the executive to forego outside career opportunities;

•	Generate value for the recipient only if he or she remains employed by the Company for the period of time deemed optimal for succession planning purposes; and

•

Strengthen restrictive covenants (e.g., non-compete, non-solicitation) and/or provide for transition periods that will guard against competitive harm to the Company at the time of the executive’s departure from the Company.

During 2010, the Committee approved succession planning actions for Mr. Fradin (discussed in further detail in “Named Executive Officer—Performance & Direct Compensation”) and Mr. Kramvis (discussed in further detail in “Long-Term Incentive Compensation (Equity)”).

Based on its careful consideration of the Company’s business objectives, the Committee determined that tailoring these actions to the retention circumstances for each individual executive is the most effective approach and provides strong alignment with shareowner interests. The Committee believes that its 2010 actions (1) were the best means for achieving the Company’s retention and succession planning objectives while mitigating the risk of competitive harm to the Company, (2) were consistent with the design of the Company’s executive compensation program, and (3) provided for variability in value recognized by the executive based upon Company performance.

Compensation Mix

In setting total compensation, the Committee seeks to achieve the optimal balance between:

•	Fixed and variable (or “at risk”) pay elements;

•	Short- and long-term pay elements; and

•	Cash and equity-based elements.

The Company’s executive compensation program is designed to emphasize variable, performance-based elements that align actual compensation with shareowner value. The mix of compensation elements for Named Executive Officers, and especially the CEO, is more heavily leveraged toward variable, performance-based compensation than for the balance of the executive population. The Committee determined that the CEO should have greater emphasis on variable compensation than all other executives because his actions can have a greater influence on the performance of the Company. The 2010 compensation elements that comprise “target total annual direct compensation opportunity” for the Named Executive Officers and their approximate weightings are shown below.

Compensation Element	% of 2010 Target Total Annual Direct Compensation Opportunity(1)	Type of Compensation	Key Objectives

Base Salary	10%–20%	Fixed Annual Cash	Attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual ICP (Bonus) Awards	13%–20%	Variable Annual Cash	Motivate and reward executives for achieving annual corporate, SBG and functional goals in key areas of financial and operational performance.

Long-Term Incentive Awards ➢ Stock Options ➢ Growth Plan Units	60%–73%	Variable ➢ Long-Term Equity ➢ Long-Term Cash

Directly align the interests of shareowners and executives and motivate long-term operational and financial performance that will build shareowner value. The mix of long-term incentive award types is intended to help attract and retain successful leaders over the long term.

(1)	Represents range when considering all Named Executive Officers. Actual mix varies by individual Named Executive Officer.

RSUs are not considered a component of a Named Executive Officer’s target total annual direct compensation as they are generally not granted on an annual basis and there is no target award level.

The percentages above are based on “target total annual direct compensation” and do not necessarily correspond to, and are not a substitute for, the amounts disclosed in the Summary Compensation Table and supplemental tables.

Compensation Elements and Decisions for 2010

Each element of Honeywell’s executive compensation program is described below.

Base Salary. Base salaries are primarily based on scope of responsibility and years of experience. Salary increases are based on the Committee’s evaluation of current and expected future performance and may reflect the assumption of material additional responsibilities. Typically, base salaries make up the smallest component of total compensation of the Named Executive Officers.

In 2010, consistent with the Company’s conservative cost planning in light of soft macroeconomic indicators, the Committee determined that Named Executive Officers would not receive annual merit increases. For similar reasons, no merit increases were provided in 2009.

Annual Incentive Bonus (“ICP”). Each Named Executive Officer has an annual target ICP opportunity expressed as a percentage of base salary. The CEO’s target opportunity is 175% of base salary, while the other Named Executive Officers’ target opportunities range from 80% to 100% of base salary. ICP payouts can vary significantly from year-to-year, but are capped at 200% of each Named Executive Officer’s annual ICP target opportunity. The aggregate annual ICP payout for senior executive employees is also limited to 2% of the Company’s consolidated earnings for the year (subject to adjustment for extraordinary items and the cumulative effect of changes in accounting principles).

At the beginning of each year, the Committee sets specific annual corporate financial objectives (“Pre-Established ICP Goals”) consistent with the Company’s annual operating plan which reflect then-current assumptions regarding macro-economic and key end-market conditions. At the end of the year, the Committee determines ICP plan pool funding and individual ICP awards for the Named Executive Officers based on achievement of the Pre-Established ICP Goals, as well as their discretionary evaluation of:

➢	Other key performance measures which assess both the strength and degree of difficulty of actual corporate and SBG performance, such as:

•	Year-over-year variance in segment profit, margin expansion and revenue and free cash flow conversion

•	Quality of earnings

•	Relative performance of SBGs or business units within each SBG

•	Relevant industry and economic conditions

•	Relative EPS performance compared to comparable businesses

•	Degree of stretch in targets;

➢	Level of ICP awards relative to performance in prior years;

➢	Achievement of individual management objectives aligned with the Honeywell Initiatives; and

➢	Demonstrated leadership behaviors.

The Committee does not assign specific weights to these factors, but in five of the last six years, the Committee reduced awards that otherwise would have been made based solely on performance against the Pre-Established ICP Goals.

Pre-Established ICP Goals:

The Pre-Established ICP Goals and final results (on an adjusted basis for EPS and FCF; see discussion below) for 2010 were:

Measure(1)	2010 Target	2010 Actual	Rationale for Metric

Earnings per share	$2.20—$2.40	$2.53	Measures delivery of shareowner value at the corporate level

Free cash flow conversion(2)	137%	180%	Emphasizes link between net income and strong cash generation during global recession

Working capital turns(3)	6.0 turns	6.8 turns	Measures efficiency and effectiveness of the Company’s business operations

(1)

Each SBG has corresponding objectives, with net income being used in lieu of earnings per share; unusual, infrequently occurring and/or extraordinary items are excluded in determining achievement of Corporate and SBG objectives.

(2)	Defined as free cash flow divided by net income.

(3)	Defined as sales divided by working capital, which is trade accounts receivable plus inventory less accounts payable and customer advances.

Under the terms of the ICP plan, unusual, infrequently occurring and/or extraordinary items and the cumulative effect of changes in accounting principles are excluded in determining achievement of ICP objectives. Accordingly, the impact of the Pension Accounting Change (pension expense under the MTM policy, less what pension expense would have been under the Prior Policy) was excluded from the calculation of EPS in the “2010 Actual” column of the above table, as well as from the net income component of the free cash flow conversion amount reflected in those places.

The following table displays the determination of EPS and free cash flow conversion (free cash flow divided by net income) results for ICP purposes, after excluding the effects of the change in accounting principle associated with the MTM policy adopted in 2010 (amounts below are in millions, except per share amounts):

For 2010 ICP Purposes
EPS – As Reported	$2.59
Impact of Pension MTM Adjustment	$0.41

EPS Excluding the Impact of Pension MTM Adjustment	$3.00
Impact of the Pension Accounting Change on 2010 Ongoing Pension Expense	$(0.47)

2010 EPS Excluding the Impact of Pension Accounting Change	$2.53

2010 FCF	$3,552

Net Income – As Reported	$2,022
Impact of Pension MTM Adjustment	$319

Net Income Excluding the Impact of Pension MTM Adjustment	$2,341
Impact of the Pension Accounting Change on 2010 Ongoing Pension Expense	$(366)

2010 Net Income Excluding the Impact of Pension Accounting Change	$1,975

Free Cash Flow Conversion Excluding Impact of Pension Accounting Change	180%

Other results and factors considered:

For 2010, other key performance measures and factors considered by the Committee in its discretionary evaluation (total Company level) were:

•	Sales growth in 2010 of 8%, segment profit improvement of 13% and segment margin improvement of 50 basis points to a record 13.8% for the Company.

•	Segment profit of $4.6 billion returned to 95% of 2008 levels on 9% less revenue.

•	Strong pricing, new product introductions and strong delivery performance from the HON supply chain enabled delivery of 7% organic growth.

•

Recovery in the Company’s end markets in general industrial and automotive with strong growth in its short cycle businesses (Advanced Materials, ACS Products, Transportation Systems); Aerospace commercial aftermarket recovery lagged due to the profit / cost driven behaviors of end customers in both Air Transport and Regional as well as Business and General Aviation; long cycle businesses (UOP, Aerospace Defense & Space and ACS Solutions) remained challenged in 2010 as the end markets experienced mixed rates of recovery due to the dynamics in the refining, defense and process automation spaces.

•

Good cost discipline through effective management of indirect spend and labor costs, including delivery of approximately $270 million of benefits from prior repositioning actions, as well as strong volume leverage, helped offset labor-related cost increases over 2009, as some 2009 policy actions (reduced work schedules, furloughs, incentive compensation reductions), were not repeated in 2010.

Committee Decisions on ICP:

With respect to 2010, the Committee took the following actions with respect to ICP:

•	2010 ICP Targets: Set Pre-Established ICP Goals for 2010 (described above) in February based on current assumptions regarding macro-economic and key end-market conditions;

•

2010 ICP Payments: Based on business results against the Pre-Established ICP Goals and other key performance measures as well as other relevant factors, the Committee (and the Board in the case of the CEO), in the first quarter of 2011, awarded annual ICP bonus amounts to the CEO and other Named Executive Officers in the following amounts:

Mr. Cote	$4,300,000
Mr. Anderson	$1,150,000
Mr. Kramvis	$750,000
Mr. Fradin	$1,300,000
Mr. Mahoney	$700,000

In determining 2010 ICP payment amounts, the Committee considered overall Honeywell and individual performance for each of the Named Executive Officers, as well as the relevant SBG performance for Messrs. Kramvis, Fradin and Mahoney (described below in “Named Executive Officer—Performance & Direct Compensation”).

Long-Term Incentive Compensation (Generally). All long-term incentive awards to officers are approved by the Committee (and by all of the independent directors in the case of the CEO). Since 2003, the Company has historically provided long-term incentive awards in a mix of annual stock option grants and cash-based Growth Plan Units (“GPUs”) issued in the first year of each two-year performance cycle. For 2009 only, the Committee determined that it would not provide awards under the Growth Plan due to the difficulty of setting appropriate performance targets under volatile, declining market conditions, and Named Executive Officers instead received RSUs that vest only at the end of three years. For 2010, the Committee reinstated the mix of annual stock options and awards of GPUs (for a new 2-year performance cycle) in light of the relative stabilization in global economic conditions.

In addition to annual awards of long-term incentive compensation, the Committee periodically considers discretionary RSU awards as may be deemed necessary for retention, recruitment, and succession planning.

Long-Term Incentive Compensation (Equity). Annual equity grants are made in February of each year during an open trading window period following the release of Honeywell’s final results for the preceding fiscal year. Equity grants are made pursuant to the Company’s 2006 Stock Incentive Plan and are typically subject to vesting restrictions that require executives to remain employed with the Company to receive value.

Stock Options: Options are granted with an exercise price which is set equal to the fair market value of the Company’s Common Stock on the grant date and only have value to recipients if the stock price increases over the exercise price. Options granted to Named Executive Officers vest in equal 25% increments over a four-year period and represent approximately 64% of their target total annual LTI opportunity.

The following stock option awards were made with respect to 2010:

•

CEO: Under his employment agreement, Mr. Cote is eligible for annual equity awards based on a target value of 230% of the sum of his current base salary and annual incentive bonus target. The Committee reviews performance, but does not set specific performance targets or identify particular weightings when determining the number of options to grant to Mr. Cote. In accordance with its charter, in reviewing the long-term incentive component of CEO annual direct compensation, the Committee considered the Company’s operational performance and relative total shareowner return for the prior fiscal year, the value of similar incentive awards to CEOs at comparable companies, and awards previously made to Mr. Cote. Based on these considerations, in February 2010, the Committee granted Mr. Cote stock options to acquire 950,000 shares in recognition of his leadership in driving sustained financial and operational performance.

•

Other Named Executive Officers: For each of the other Named Executive Officers, the Committee considered historical grant levels, as well as the executive officer’s performance in the prior fiscal year, his impact on overall Company performance and his potential to contribute to the future performance of the Company and to assume increased leadership responsibilities. In addition, pursuant to a prior market-driven retention action, Mr. Fradin is eligible to receive an annual stock option grant worth $2 million. Based on these considerations, in February 2010, the Committee granted each of the other Named Executive Officers the stock options stated below:

Mr. Anderson	275,000
Mr. Kramvis	175,000
Mr. Fradin	275,000
Mr. Mahoney	210,000

Restricted Stock Units: RSUs represent a right to receive Company stock only if certain conditions are met (e.g. continued employment through a specific date or the attainment of certain performance conditions). RSUs are linked with shareowner value since their value rises or falls along with the stock price. Beginning in 2010, a portion of the RSUs granted to Named Executive Officers is linked to Honeywell’s TSR performance ranking vs. the TSR of the companies in its Compensation Peer Group (“performance-adjusted RSUs”).

The Committee periodically grants RSUs on a discretionary basis for retention purposes. Grants are not considered annually and were most recently made in 2007. These grants vest over an extended period of time (3 to 7 years). In 2010, the Committee awarded performance-adjusted RSUs to the following four Named Executive Officers, with the target grant amounts subject to a maximum 20% up or down adjustment based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over both a 1-year and 30-month period ending December 31, 2012:

Mr. Anderson	65,000
Mr. Kramvis	40,000
Mr. Fradin	65,000
Mr. Mahoney	50,000

In addition, as part of its process to review and strengthen the Company’s succession plan (see “Succession Planning” on pages 29-30) and protect the Company from competitive harm, the Committee awarded Mr. Kramvis a special grant of performance-adjusted RSUs which vest 100% on the fourth anniversary of the date of grant and have a target amount of 100,000 shares, subject to a maximum up or down adjustment of 25% based on Honeywell’s relative TSR performance ranking against its Compensation Peer Group over a 4-year period (October 1, 2010 - September 30, 2014). This award was contingent upon Mr. Kramvis’ agreement to non-competition and non-solicitation obligations and other restrictive covenants. The Company has the right to clawback the value of this grant in the event of a breach by Mr. Kramvis of these restrictive covenants.

CEO 2007 Performance Shares: 2010 marked the end of the four-year performance period related to performance shares granted to the CEO in 2007. The 2007 grant was designed to only have value to the extent that the Company’s TSR over the performance period (January 1, 2007-December 31, 2010), compared favorably to the TSR of the companies that comprised the S&P 100 at the beginning of the performance period. The targeted number of shares of 125,000 would be earned if the Company’s four-year relative TSR was at 60th percentile. Potential payouts ranged from zero (if the relative four-year TSR was below the 40th percentile) to 250,000 shares (if the relative four-year TSR was 85th percentile or higher). Final earned shares will be credited with the dividends that would have been paid on them during the performance period.

As of December 31, 2010, the Company’s 4-year TSR ranked at the 83.1 percentile vs. the S&P 100 comparator group and as such, the CEO earned 240,750 shares from his 2007 performance share grant and an additional 21,032 shares attributable to dividends. In accordance with the terms of this award, 50% of these shares will be paid to the CEO in the first quarter of 2011 and the remaining 50% will be paid in the first quarter of 2012, subject to the CEO remaining continuously employed with the Company through the date of payment. No performance shares were granted to the CEO in 2010.

Long-Term Incentive Compensation (Cash). The Company adopted the Growth Plan, a cash-based long-term incentive plan, in 2003 to focus executives on achievement of specific two-year financial performance goals that are aligned with business fundamentals rather than stock price appreciation. The Growth Plan is designed to reward sustainable, profitable growth, consistent with the Honeywell Initiative on Growth and the Company’s strategic plan. GPUs are awarded in February of the first year of a two-year performance cycle. The two-year performance cycles do not overlap. In accordance with SEC reporting requirements, the full amount of the Growth Plan payouts for the full two-year cycle are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table in the second year of the performance cycle. As such, payment results for the 2010-2011 Growth Plan will be reported in the Summary Compensation Table included in Honeywell’s 2012 Proxy Materials.

For the Named Executive Officers, the Growth Plan represents approximately 36% of their target total annual LTI opportunity.

The 2010-2011 Growth Plan performance cycle has two equally weighted performance goals: (i) total revenue, excluding the impact of acquisitions and divestitures and (ii) average return on investment (ROI). These objectives were selected to complement, but not duplicate, the primary annual corporate financial objectives utilized for ICP purposes. Growth Plan performance targets for each goal were set at the beginning of the performance cycle. The revenue goal was based on the Company’s annual operating plan for 2010 and projected targets for 2011 that reflected more aggressive growth rates for the SBGs in anticipation of end market recovery and stabilization consistent with the Company’s five-year strategic plan. ROI goals are based on the two year revenue targets and the projected income using 2010 annual operating plan and historical rates of incremental sales conversion of income for 2011. Net investment values were projected taking into account anticipated working capital improvements over the two year period.

For each performance goal, a minimum level of achievement (i.e., threshold) must be met before the plan will fund. Plan payouts are capped at 200% of target to the extent plan maximums are met or exceeded. For SBG executives (including Messrs. Kramvis, Fradin, and Mahoney), 50% of their potential payout for the 2010-2011 performance cycle is based on achievement of total Company metrics, and the remaining 50% is based on achievement of corresponding SBG objectives for their respective SBG. For Corporate executives (including Messrs. Cote and Anderson), payouts will be based solely on the achievement of total Company level metrics.

The following table presents the 2010-2011 Growth Plan performance goals at the total Company level:

2010-2011 Growth Plan Performance Goals (Total Company Level)
Performance	Funding Level	Total Revenue(1)	ROI (Avg)(2)
Below Threshold	0%	<$62.1 Billion	<18.33%
Threshold	50%	$62.1 Billion	18.33%
Target	100%	$65.4 Billion	20.29%
Maximum	200%	$68.6 Billion	22.27%
Overall Funding Threshold: 1.25% EPS CAGR(3)

(1)	Total Revenue is cumulative revenue for 2010 and 2011, excluding the impact of acquisitions and divestitures and extraordinary items.

(2)

ROI is defined as the ratio of net income before interest expense to cash employed in the Company’s businesses. ROI is a measure of the Company’s ability to convert investments such as inventory, property, plant and equipment into profits. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle (unless there is deemed to be sufficient certainty as their completion at the time of the setting of the targets for the performance cycle) and pension income/expense. The Growth Plan goal uses an arithmetic average of ROI for 2010 and 2011.

(3)	Per the terms of the Growth Plan, excludes pension income/expense.

Upon completion of the Growth Plan performance cycle, in order to promote retention, awards earned under the Growth Plan are paid in two installments, 50% in the first quarter of the year after the performance cycle ends and 50% in the first quarter of the second year after the performance cycle ends, with each payment contingent on the executive being employed with the Company on the date payment is made. Payments are forfeited if the executive is not employed by the Company on the payout date. Thus, any awards for the 2010-2011 Growth Plan performance cycle would not be fully paid until 2013.

Retirement Plans. The Company offers certain retirement benefits to our Named Executive Officers. Specifically, Named Executive Officers may participate in broad-based plans available to all executive employees, including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions up to the first 8% of base salary contributed to the plan (subject to IRS limitations). Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, the Company maintains an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit subject to the IRS limitations. In addition, certain Named Executive Officers are entitled to supplemental retirement benefits deemed appropriate in light of circumstances surrounding the recruitment or retention of these individuals. These plans are explained in detail beginning on page 51.

Nonqualified Deferred Compensation Plans. The Company offers executive officers (including the Named Executive Officers) the ability to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executive officers can elect to defer up to 100% of their annual ICP awards. In addition, executive officers may also participate in a supplemental savings plan maintained in order to permit deferral of base salary that cannot be contributed to the Company’s 401(k) savings plan due to Internal Revenue Code limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to such limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (4.8% in 2010, set at 3.84% for 2011). Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Company Common Stock. Distributions are limited by plan rules, prior employee elections and Internal Revenue Code restrictions. These plans are explained in detail beginning on page 56.

Benefits and Perquisites. Our Named Executive Officers are entitled to participate in Company-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. The Named Executive Officers participate in these programs on the same basis as the rest of the Company’s salaried employees. The Company maintains excess liability coverage for management personnel, including the Named Executive Officers. The CEO also receives additional life insurance benefits agreed at his time of hire in 2002 to replace lost benefits from his prior employer. The Company’s security policy requires the CEO to use Company aircraft for all air travel (business or personal) to ensure the personal security of the CEO and protect the confidentiality of the Company’s business, and to have home security and back-up power systems. The Company may also permit limited personal usage of corporate aircraft by other executive officers.

Named Executive Officer—Performance & Direct Compensation

Set forth below is a discussion of the compensation actions for each Named Executive Officer, which reflects how the Committee viewed their compensation in 2010.

The tables below their 2010 Performance Summary highlight the Committee’s 2010 annual direct compensation actions (base salary, ICP award, annual stock option grant and annualized target Growth Plan award) for each Named Executive Officer and the percentage variance in total annual direct compensation compared to the prior year. A significant portion of this variance between 2010 and 2009 is attributable to (a) 2010 ICP awards (no ICP awards were made for 2009 due to the short-term impact of global economic conditions) and (b) assigning half the target value of the 2010-2011 Growth Plan award to 2010 consistent with how the Committee views and plans target LTI awards (no amount attributable to 2009 as it was not included in any Growth Plan performance cycle). As a point of reference (since compensation in 2009 was significantly reduced), the tables also note the variance between 2010 and 2008 total annual direct compensation, determined on a consistent basis, for those Named Executive Officers holding their positions for all three years. Discretionary awards made in 2010 for retention and succession planning purposes which are not a part of annual direct compensation (see “Succession Planning”) are described separately in and below the tables. The tables differ from, and are not a substitute for, the Summary Compensation Table, which presents similar information in the format required by the SEC.

Generally, the Committee’s compensation decisions for 2010 reflect impressive business results and a more favorable outlook. These results were driven by leadership actions that positioned the Company to capitalize on improving business conditions and deliver sustainable, long-term business performance. These decisions demonstrate a strong alignment between pay and performance, with an emphasis on driving long-term growth and productivity.

The Company does not define specific pay equity ratios for its senior executives or Named Executive Officers. The compensation disparity between the CEO and the other Named Executive Officers is primarily due to the CEO having significantly greater responsibilities for management and oversight of a diversified, global enterprise and the corresponding market factors reflecting this difference.

David Cote—Chairman and Chief Executive Officer

2010 Performance Summary:

•	Successfully led the Company through a challenging financial environment, positioning the Company to respond well to improved economic conditions.

•	Resulted in sales growth of 8%, segment profit growth of 13% and proforma EPS growth (excluding the impact of the Pension MTM Adjustment) of 12%.

•

Focused the businesses on the linkage between net income and strong cash generation, resulting in a 6% increase in free cash flow to $3.6 billion and proforma free cash flow conversion of 152% (excluding the impact of the Pension Accounting Change), reflecting strong quality of earnings.

•

Drove “seed planting” investments in growth, including strategic acquisitions (over $1 billion) and next generation technologies in each of the Company’s business segments (including energy efficiency products and solutions, wireless sensing, low global warming refrigerants and gasoline and next generation turbo technologies).

•	Continued focus on expansion of sales, income and census in emerging regions (India, China, Middle East).

•	Emerging Region sales grew approximately 14% to approximately $5.5 billion in 2010, notably over 12% and over 11% in China and India, respectively.

•	Emerging Region census, excluding the Sperian acquisition, increased 13%. Census in India, China and Middle East, excluding the Sperian acquisition, increased 14%.

•	Gained traction on key process initiatives, while effectively managing costs and capital expenditures.

•	Repositioning savings of approximately $270 million in 2010.

•	Increased capital expenditures by 7% to $651 million (from $609 million).

•	Continued to invest in new products / technologies.

•	R&D spend up 10% to $1.5 billion.

Annual Compensation	2010	2009
Base Salary	$1,800,000	$1,800,000
Annual ICP Award	$4,300,000	$0	No bonus in 2009

Total Annual Cash Compensation	$6,100,000	$1,800,000

Growth Plan(a)	$4,750,000	None
Restricted Stock Units(b)	$—	$4,252,500
Stock Options(c)	$8,483,500	$6,374,500

Target Total Annual LTI Compensation	$13,233,500	$10,627,000

Total Annual Direct Compensation	$19,333,500	$12,427,000	2010 up 56% vs. 2009

			2010 down 9% vs. 2008

(a)	2010 portion of 2010-2011 Growth Plan annualized at target payout level - not yet earned or paid.

(b)	2009—150,000 RSUs at a share price of $28.35 issued as part of annual grant due to suspension of Growth Plan.

(c)	2010—950,000 stock options with a grant date Black-Scholes value $8.93.

2009—950,000 stock options with a grant date Black-Scholes value $6.71.

David Anderson—Senior Vice President and Chief Financial Officer

2010 Performance Summary:

•

Drove working capital and cost reduction initiatives which contributed to the Company exceeding goals for segment margin and free cash flow generation. Achieved record free cash flow of $4.2 billion pre-pension ($3.6 billion including pension).

•	Led evaluation and implementation of the Pension Accounting Change which enhances the transparency, clarity and comparability of discussions of the Company’s operating performance.

•

Led the Corporation’s overall strategic acquisitions, divestitures, and JV process in support of the SBGs which resulted in the completion of 6 acquisitions, 2 divestiture agreements and numerous JV agreements (most notably for expansion of HBS activities in the Middle East).

•	Continued to drive productivity through funding of $151 million in net repositioning projects, expected to yield approximately $100 million of savings in 2011.

•	Advanced organizational efficiency initiatives which contributed to company-wide segment margin improvement to a record level.

•	Generated $34 million in annual savings through reduction in the Company’s real estate footprint.

Annual Compensation	2010	2009
Base Salary	$900,000	$900,000
Annual ICP Award	$1,150,000	$0	No Bonus in 2009

Total Annual Cash Compensation	$2,050,000	$900,000

Growth Plan(a)	$1,375,000	none
Restricted Stock Units(b)	$—	$1,134,000
Stock Options(c)	$2,455,750	$1,845,250

Target Total Annual LTI Compensation	$3,830,750	$2,979,250

Total Annual Direct Compensation	$5,880,750	$3,879,250	2010 up 52% vs. 2009

			2010 flat vs. 2008
Non-Annual Retention Grant

Performance-Adjusted RSUs(d)	$3,090,750	—

(a)	2010 portion of 2010—2011 Growth Plan annualized at target payout level - not yet earned or paid.

(b)	2009—40,000 RSUs at a share price of $28.35 issued as part of annual grant due to suspension of Growth Plan.

(c)	2010—275,000 stock options with a grant date Black-Scholes value $8.93.

2009—275,000 stock options with a grant date Black-Scholes value $6.71.

(d)	2010—65,000 performance-adjusted RSUs at a grant date value of $47.55 per share issued for retention purposes, vests over 4 years.

Andreas Kramvis—President and Chief Executive Officer—Specialty Materials (SM)

2010 Performance Summary:

•

Grew SM sales 14% despite a tempered economic landscape, driven by the short-cycle businesses serving the agricultural, HVAC and electronics industries. SM experienced above market organic growth in nearly all segments.

•	Increased year-over-year SM segment profit by 24%. Achieved expanded SM segment margin improvement of 120 basis points above 2009.

•	Delivered significant year-over-year improvement in working capital turns.

•

Continued rigorous focus on new product introductions and global commercial excellence helped win significant new business; including securing contracts with two automobile manufacturers for next-generation low global warming product refrigerants. Over $200 million of 2010 revenue was from new products launched in 2010.

•

Expanded globalization initiatives, with over 50% of sales generated outside North America. Advanced Materials sales in China and India sales were up almost 20%; and with global energy demand continuing to rise, UOP is at the forefront of new infrastructure and capacity additions in both refining and natural gas globally. Significant new project wins included the large Petrobras project in which UOP was selected to provide all process technologies for two new refineries in Brazil and in other major refineries around the world.

•	Invested to upgrade engineering capabilities and operating effectiveness of SM manufacturing facilities; approximately 70% of these facilities achieved record output in 2010.

Annual Compensation	2010	2009
Base Salary	$550,000	$550,000
Annual ICP Award	$750,000	$0	No Bonus in 2009

Total Annual Cash Compensation	$1,300,000	$550,000

Growth Plan(a)	$875,000	none
Restricted Stock Units(b)	$—	$708,750
Stock Options(c)	$1,562,750	$1,174,250

Target Total Annual LTI Compensation	$2,437,750	$1,883,000

Total Annual Direct Compensation	$3,737,750	$2,433,000	2010 up 54% vs. 2009

			2009—First Year as Named Executive Officer
Non-Annual Retention & Succession Grants

Performance-Adjusted RSU’s(d)	$6,996,000	—

(a)	2010 portion of 2010-2011 Growth Plan annualized at target payout level - not yet earned or paid.

(b)	2009—25,000 RSUs at a share price of $28.35 issued as part of annual grant due to suspension of Growth Plan.

(c)	2010—175,000 stock options with a grant date Black-Scholes value $8.93.

2009—175,000 stock options with a grant date Black-Scholes value $6.71.

(d)

2010—100,000 performance-adjusted RSUs valued at a grant date value of $51.08 per share and vesting in 4 years that also required agreement to comprehensive restrictive covenants, and 40,000 performance-adjusted RSUs valued at $47.20 per share and vesting over 5 years; issued for retention and succession planning purposes.

Roger Fradin—President and Chief Executive Officer—Automation and Control Solutions (ACS)

2010 Performance Summary:

•	Provided strong leadership and growth of ACS; the SBG with the Company’s most diverse product portfolio.

•

Grew ACS sales 9% (to $13.75 billion) despite a tempered economic landscape and contraction in the commercial new construction end markets. ACS sales growth was driven by the early-cycle industrial businesses, with above market organic growth in nearly all segments.

•	Increased year-over-year ACS segment profit by 11%. Expanded ACS segment margins 30 basis points above 2009 through disciplined cost controls and new product launches.

•	Delivered year-over-year improvement in working capital turns.

•

Successfully completed 6 acquisitions, adding $1 billion in sales to ACS and expanding its positions and capabilities in advanced process controls, SmartGrid energy efficiency and in personal protective equipment.

•	Launched over 400 new products across the portfolio, aligned to the mega-trends of energy efficiency, safety and security, and globalization.

•	Delivered over $80 million in revenue growth from the Middle East region and India.

•	Deployment of the Honeywell Operating System and six sigma processes produced the first site to achieve Silver status.

Annual Compensation	2010	2009
Base Salary	$1,050,000	$1,050,000
Annual ICP Award	$1,300,000	$0	No bonus in 2009

Total Annual Cash Compensation	$2,350,000	$1,050,000

Growth Plan (a)	$1,375,000	none
Restricted Stock Units(b)	$—	$1,134,000
Stock Options(c)	$2,455,750	$1,845,250

Target Total Annual LTI Compensation	$3,830,750	$2,979,250

Total Annual Direct Compensation	$6,180,750	$4,029,250	2010 up 53% vs. 2009

			2010 flat vs. 2008
Non-Annual Retention Grant

Performance-Adjusted RSUs(d)	$3,068,000	—

(a)	2010 portion of 2010-2011 Growth Plan annualized at target payout level - not yet earned or paid.

(b)	2009—40,000 RSUs at a share price of $28.35 issued as part of annual grant due to suspension of Growth Plan.

(c)	2010—275,000 stock options with a grant date Black-Scholes value $8.93.

2009—275,000 stock options with a grant date Black-Scholes value $6.71.

(d)	2010—65,000 performance-adjusted RSUs at a grant date fair value of $47.20 per share issued for retention purposes; vests over 4 years.

Succession Planning Action:

During 2010, the Committee took the following action with respect to Mr. Fradin for retention and succession planning purposes (see “Succession Planning” on pages 29-30):

•

Set a pension annuity value of $1.4 million, but only to the extent his existing pension formula does not produce this amount, contingent on him remaining employed with Honeywell until age 60 (he is currently 57), and provided for full vesting of outstanding stock options and RSUs upon retirement at or after age 62, except for equity awards granted in the 12 months preceding his retirement and the portion of any equity awards still subject to performance conditions at the time of his retirement.

•

Such benefits were conditioned upon Mr. Fradin’s agreement to certain restrictive covenants, including an extension of his non-competition and non-solicitation obligations to the later of age 65 or two years following the termination of his employment, and his agreement to provide a transition period of at least 12 months prior to his retirement (may be reduced to 6 months under certain limited circumstances), with the Company having certain clawback rights in the event of a breach by Mr. Fradin of these restrictive covenants.

Timothy Mahoney—President and Chief Executive Officer—Aerospace

2010 Performance Summary:

•

Led effort that resulted in Aerospace being awarded significant systems content on the C919, the single aisle commercial airliner in China. COMAC selected Aerospace to provide the auxiliary power unit, wheels and brakes, flight controls and combined inertial reference system and air data system—bringing our total wins with COMAC to more than $11 billion over the life of the programs.

•	Delivered year-over-year improvement in working capital turns.

•	Secured Air Transport & Regional repair and overhaul wins in excess of $2.6 billion including significant win-backs from key competitors.

•	Delivered over $175 million in savings from cost control initiatives.

•	Leading the effort in building a culture with focus on a balance of short and long term growth, international expansion, and operational excellence both in development and production programs.

Annual Compensation	2010
Base Salary	$660,000
Annual ICP Award	$700,000

Total Annual Cash Compensation	$1,360,000

Growth Plan(a)	$1,050,000
Stock Options(b)	$1,875,300

Target Total Annual LTI Compensation	$2,925,300

Total Annual Direct Compensation	$4,285,300	First year as Named

		Executive Officer
Non-Annual Retention Grant
Performance-Adjusted RSUs(c)	$2,377,500

(a)	2010 portion of 2010-2011 Growth Plan annualized at target payout level - not yet earned or paid.

(b)	2010—210,000 stock options with a grant date Black-Scholes value $8.93.

(c)	2010—50,000 performance-adjusted RSUs at a grant date fair value of $47.55 issued for retention purposes; vests over 7 years.

Risk Considerations

The Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and destroy shareowner value.

The following risk oversight and compensation design features guard against excessive risk-taking:

•

Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting and other financial, operational and compliance policies and practices (see pages 14-15 of this proxy statement for a full discussion of the role of the Board of Directors in the risk oversight process);

•	Diversified nature of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long cycle/short cycle), products and services sold, and geographic footprint;

•

Review and approval of corporate, SBG and individual executive officer objectives by the Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking;

•	Base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	Determination of incentive awards based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Design of long-term compensation to reward executives for driving sustainable, profitable, growth for shareowners;

•	Vesting periods for equity compensation awards that encourage executives to focus on sustained stock price appreciation;

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in the Company’s long-term best interests;

•	Incentive plans are not overly leveraged and cap the maximum payment; design features intended to balance pay for performance with an appropriate level of risk taking. The Committee has discretionary authority to adjust annual ICP payments, which further reduces any business risk associated with such plan;

•	Adoption of “clawback” policies which provide for the recoupment of incentive compensation paid to senior executives in event of a significant restatement of Company financial results;

•	“Clawback” provisions in the Company’s current stock plan that allow the Company to cancel shares or recover gains realized by an executive if non-competition provisions are violated; and

•

Ownership thresholds in the Company’s stock ownership guidelines that require Named Executive Officers to hold shares of Honeywell Common Stock equal to 4 to 6 times their current annual base salary, as detailed below.

Accordingly, based upon the foregoing, the Company believes that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

The Committee believes that executives will more effectively pursue the long-term interests of the Company’s shareowners if they are also shareowners. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all executive officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and RSUs. Executive officers have five years to meet these guidelines. Each of the Named Executive Officers has attained the prescribed ownership threshold.

In addition, the stock ownership guidelines require officers to hold for at least one year the “net shares” from RSU vesting (with respect to RSUs granted after the adoption of the stock ownership guidelines) or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained from RSU vesting, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay applicable taxes. After the one-year holding period, officers may sell net shares or net gain shares, provided that following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum stock ownership level.

The stock ownership guidelines do not apply to officers at or over age 60 who have at least 10 years of service. This allows prudent investment planning for officers nearing retirement. As of the date of this proxy statement, all of the Named Executive Officers are subject to the stock ownership guidelines.

Recoupment

The Company’s Corporate Governance Guidelines provide for the recoupment of incentive compensation paid to senior executives in the event of a significant restatement of financial results (a “Restatement”). Under the guidelines, the Board can seek recoupment if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement, (ii) the senior executive engaged in misconduct, and (iii) the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded. The complete text of the Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investor Relations”—”Corporate Governance”).

In the event that during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with or otherwise provides services to a Honeywell competitor without the Committee’s prior approval, the Company reserves the right, for awards issued under the 2003 and 2006 Stock Incentive Plans, to (i) cancel all unexercised options, (ii) forfeit all unvested GPUs and RSUs, and (iii) recover any gains attributable to options that were exercised, and any value attributable to GPUs and RSUs that were paid, during the period beginning six months before and ending two years after the executive officer’s termination of employment.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the Named Executive Officers (excluding the Chief Financial Officer) if certain conditions are not satisfied. Honeywell intends, to the extent practicable, to preserve deductibility of compensation paid to its Named Executive Officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

The Company has designed its annual and long-term cash incentive and stock option awards to permit full deductibility. The plans under which these awards are made have been approved by the shareowners and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the relevant performance criteria. The Committee intended that all annual ICP and Growth Plan payments to the Named Executive Officers for 2010 would be deductible for federal income tax purposes.

The Committee does not believe, however, that it would be in the best interests of the Company or its shareowners to restrict the Committee’s discretion and flexibility (an integral part of our compensation philosophy) to craft compensation plans and arrangements that may result in non-deductible compensation expenses. Accordingly, the Committee from time to time has approved elements of compensation for certain Named Executive Officers that were consistent with the objectives of the Company’s executive compensation program, but that were not fully deductible (which may include, among other things, RSU awards and a portion of the CEO’s base salary, both of which occurred in 2010).

Transactions in Company Securities

No employee, including Named Executive Officers, may engage in short sales of Honeywell securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers and directors is prohibited. These same restrictions also apply to our non- employee directors.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2010 filed with the SEC.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

D. Scott Davis, Chair
Gordon M. Bethune
Clive R. Hollick
Bradley T. Sheares

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2010, all of the members of the Management Development and Compensation Committee were independent directors, and no member was an employee or former employee of Honeywell. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on pages 20-21 of this proxy statement. During fiscal year 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Management Development and Compensation Committee.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Option Awards($)(4)	Non-Equity Incentive Plan Compensation($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(6)	All Other Compensation($)(7)	Total
David M. Cote
Chairman of the	2010	$1,800,000	$4,300,000	$0	$8,483,500	$0	$5,341,583	$228,929	$20,154,012
Board and Chief	2009	$1,800,000	$0	$4,252,500	$6,374,500	$0	$384,123	$412,038	$13,223,161
Executive Officer	2008	$1,825,962	$3,500,000	$0	$8,983,000	$14,000,000	$2,097,885	$422,666	$30,829,513
David J. Anderson
Senior Vice	2010	$900,000	$1,150,000	$3,090,750	$2,455,750	$0	$1,526,121	$37,000	$9,159,621
President, Chief	2009	$900,000	$0	$1,134,000	$1,845,250	$0	$2,604,267	$39,649	$6,523,166
Financial Officer	2008	$905,769	$975,000	$0	$2,211,200	$3,500,000	$484,736	$48,172	$8,124,877
Andreas Kramvis(8)
President & Chief
Executive Officer,	2010	$550,000	$750,000	$6,996,000	$1,562,750	$0	$197,831	$35,605	$10,092,186
Specialty Materials	2009	$550,000	$0	$708,750	$1,174,250	$0	$219,238	$79,745	$2,731,983
Roger Fradin
President & Chief
Executive Officer,	2010	$1,050,000	$1,300,000	$3,068,000	$2,455,750	$0	$525,344	$66,290	$8,465,384
Automation and	2009	$1,050,000	$0	$1,134,000	$1,845,250	$0	$669,300	$119,694	$4,818,244
Control Solutions	2008	$1,075,962	$1,150,000	$0	$2,211,200	$3,500,000	$235,073	$120,256	$8,292,491
Timothy O. Mahoney(9)
President & Chief
Executive Officer,
Aerospace	2010	$660,000	$700,000	$2,377,500	$1,875,300	$0	$749,734	$45,829	$6,408,363

(1)	Named Executive Officers did not receive a base salary adjustment in 2009 or 2010.

(2)	At the request of Mr. Cote, the Committee determined that the Named Executive Officers would receive no annual incentive bonus awards for 2009.

(3)

Amounts reflect the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718. The grant date fair value per share for RSU awards made prior to 2010 represents the average of the high and low trading prices of a share of Company common stock on the grant date. The grant date fair value per share for RSU awards made in 2010 include an assumption with respect to the achievement of the performance adjustment attached to the award (refer to page 34 of this proxy for a more detailed description of the performance adjustment). Specifically, the grant date fair value of the performance-adjusted RSUs granted on October 6, 2010 (Messrs. Anderson and Mahoney) and October 7, 2010 (Messrs. Kramvis and Fradin) were valued at $47.55 and $47.20 per share, respectively, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group. The grant date fair value of the performance-adjusted RSUs granted on October 26, 2010 was valued at $51.08 (Mr. Kramvis), using the same model as described in the preceding sentence.

(4)

Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is calculated on the date of grant using the Black-Scholes option-pricing model. Option awards were made on February 26, 2010 with a Black-Scholes value of $8.93 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2010 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2010.

(5)

2008 values reflect the full earned amount under the Growth Plan with respect to the 2007—2008 performance cycle, reported in a single year as required by applicable SEC rules. Actual payment of this award was made in two equal installments, the first of which was made in March 2009 and the second in March 2010. The full earned amount under the 2010-2011 performance cycle will be reported as compensation earned during 2011 with actual equal payments to be made in March 2012 and March 2013, subject to the Named Executive Officer’s continued active employment on each payment date.

(6)

Represents (a) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 2009 to December 2010 (as disclosed in the Pension Benefits table on page 52 of this proxy statement) and (b) interest earned on deferred compensation in 2010 that is considered “above-market interest” under SEC rules (as discussed beginning on page 58 of this proxy statement), as shown in the following table:

Name	Change in Aggregate Pension Value	Above Market Interest
David M. Cote	$4,937,059	$404,524
David J. Anderson	$1,364,976	$161,145
Andreas Kramvis	$140,865	$56,966
Roger Fradin	$400,378	$124,966
Timothy O. Mahoney	$712,647	$37,087

(7)	For 2010, all other compensation consists of the following:

Item	Mr. Cote	Mr. Anderson	Mr. Kramvis	Mr. Fradin	Mr. Mahoney
Excess liability insurance(A)	$1,000	$1,000	$1,000	$1,000	$1,000
Executive life insurance(B)	$62,000	—	—	—	—
Matching Contributions(C)	$72,000	$36,000	$22,000	$42,000	$26,400
Personal use of company aircraft(D)	$91,584	—	$12,605	$23,290	$18,429
Security Systems(E)	$2,345	—	—	—	—

Totals	$228,929	$37,000	$35,605	$66,290	$45,829

(A)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.

(B)

Under the terms of Mr. Cote’s employment agreement, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company reimbursed Mr. Cote a total of $62,000 for life insurance premiums paid by him in 2010.

(C)	Represents total Company contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax-qualified Supplemental Savings Plan.

(D)

Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. The amount shown for each Named Executive Officer represents the aggregate incremental cost of personal travel by the Named Executive Officer. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for company aircraft. The incremental cost of locating aircraft to the origin of a personal trip or returning aircraft from the completion of a personal trip is also included in this calculation. Use of company aircraft saves substantial time and allows the CEO better access to employees and customers around the world. Over 98% of the use of company aircraft is for business purposes.

(E)	Represents the total cost paid by the Company in 2010 for monthly fees relating to a personal home security system provided to Mr. Cote by the Company.

(8)	Data not reported for 2008 as Mr. Kramvis became a Named Executive Officer in 2009.

(9)	Data not reported for 2008 and 2009 as Mr. Mahoney became a Named Executive Officer in 2010.

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2010

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
			Units	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David M. Cote	NQSO	2/26/10	—	—	—	—	—	—	—	950,000	$40.17	$40.16	$8,483,500
	GPU	2/26/10	95,000	$4,750,000	$9,500,000	$19,000,000	—	—	—	—	—	—	—
David J. Anderson	NQSO	2/26/10	—	—	—	—	—	—	—	275,000	$40.17	$40.16	$2,455,750
	GPU	2/26/10	27,500	$1,375,000	$2,750,000	$5,500,000	—	—	—	—	—	—	—
	RSU	10/6/10	—	—	—	—	52,000	65,000	78,000	—	—	—	$3,090,750
Andreas C. Kramvis	NQSO	2/26/10	—	—	—	—	—	—	—	175,000	$40.17	$40.16	$1,562,750
	GPU	2/26/10	17,500	$875,000	$1,750,000	$3,500,000	—	—	—	—	—	—	—
	RSU	10/7/10	—	—	—	—	32,000	40,000	48,000	—	—	—	$1,888,000
	RSU	10/26/10	—	—	—	—	75,000	100,000	125,000	—	—	—	$5,108,000
Roger Fradin	NQSO	2/26/10	—	—	—	—	—	—	—	275,000	$40.17	$40.16	$2,455,750
	GPU	2/26/10	27,500	$1,375,000	$2,750,000	$5,500,000	—	—	—	—	—	—	—
	RSU	10/7/10	—	—	—	—	52,000	65,000	78,000	—	—	—	$3,068,000
Timothy O. Mahoney	NQSO	2/26/10	—	—	—	—	—	—	—	210,000	$40.17	$40.16	$1,875,300
	GPU	2/26/10	21,000	$1,050,000	$2,100,000	$4,200,000	—	—	—	—	—	—	—
	RSU	10/6/10	—	—	—	—	40,000	50,000	60,000	—	—	—	$2,377,500

(1)	Award Type:

NQSO = Nonqualified Stock Option

GPU = Growth Plan Unit

RSU = Restricted Stock Unit

(2)

Represents GPUs awarded for the performance period of January 1, 2010 through December 31, 2011. Any earned award is paid out in equal installments as follows: 50% in March 2012, and 50% in March 2013 subject to the Named Executive Officer’s continued active employment on the applicable payment dates. Additional details can be found beginning on page 34 of this proxy statement.

(3)

The amounts in the Target column represent the number of RSUs granted to the Named Executive Officers on the grant date under the 2006 SIP. The RSUs granted to the Named Executive Officers, other than Mr. Kramvis’ grant of 100,000 RSUs, are subject to a 20% increase or decrease based on 1-year and 30-month relative TSR versus the Company’s Compensation Peer Group beginning July 1, 2010. Mr. Kramvis’ grant of 100,000 RSUs is subject to a 25% increase or decrease based on 4-year relative TSR versus the Company’s Compensation Peer Group beginning October 1, 2010. All grants are eligible to receive dividend equivalents in the form of additional shares which vest in accordance with the vesting schedules of the underlying RSUs.

Vesting of the awards is as follows, subject to continued active employment on the applicable vesting dates:

•	Mr. Anderson: 50% on October 6, 2013, and 50% on October 6, 2014

•	Mr. Kramvis:

•	40,000 RSUs: 50% on October 7, 2013, and 50% on October 7, 2015; and

•	100,000 RSUs: 100% on October 26, 2014

•	Mr. Fradin: 100% on October 7, 2014

•	Mr. Mahoney: 33% on October 6, 2013, 33% on October 6, 2015, and 34% on October 6, 2017

(4)	Represents stock options granted to the Named Executive Officers on the grant date. The stock options vest in equal annual installments over a period of four years.

(5)

The grant date fair value of each stock option was $8.93 calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. The grant date fair value of the performance-adjusted RSU awards granted on October 6, 2010 and October 7, 2010 were valued at $47.55 and $47.20 per share, respectively, calculated in accordance with FASB ASC Topic 718 based on a multifactor Monte Carlo model which simulates Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group. The grant date fair value of the performance-adjusted RSU award granted on October 26, 2010 was valued at $51.08, using the same model as described in the preceding sentence.

Description of Plan Based Awards

All NQSO, GPU and RSU awards granted to the Named Executive Officers in fiscal year 2010 were granted under the Company’s 2006 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2006 Stock Incentive Plan and the relevant award agreements. A detailed discussion of stock options, GPUs and RSUs can be found beginning on page 33 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

Name	Grant Year	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
David M. Cote	2010	—	950,000	(2)	$40.17	2/25/2020	—		—
	2009	237,500	712,500	(3)	$28.35	2/23/2019	157,855	(7)	$8,391,572
	2008	325,000	325,000	(4)	$58.48	2/25/2018	—		—
	2007	525,000	175,000	(5)	$47.38	2/25/2017	261,782	(8)	$13,916,331
	2006	700,000	—		$42.32	2/16/2016	—		—
	2005	600,000	—		$36.51	2/1/2015	—		—
	2004	600,000	—		$35.65	2/5/2014	—		—
	2003	600,000	—		$23.93	2/6/2013	—		—
	2002	1,101,100	—		$33.38	2/18/2012	378,200	(9)	$20,105,112

	Total	4,688,600	2,162,500		—	—	797,837		$42,413,015

David J. Anderson	2010	—	275,000	(2)	$40.17	2/25/2020	65,379	(10)	$3,475,548
	2009	68,750	206,250	(3)	$28.35	2/23/2019	42,094	(7)	$2,237,717
	2008	80,000	80,000	(4)	$58.48	2/25/2018	—		—
	2007	131,250	43,750	(5)	$47.38	2/25/2017	—		—
	2006	175,000	—		$42.32	2/16/2016	37,500	(11)	$1,993,500
	2005	150,000	—		$36.51	2/1/2015	—		—
	2004	150,000	—		$35.65	2/5/2014	—		—
	2003	262,000	—		$28.13	7/24/2013	—		—

	Total	1,017,000	605,000		—	—	144,973		$7,706,765

Andreas C. Kramvis	2010	—	—		—	—	100,583	(12)	$5,346,992
	2010	—	175,000	(2)	$40.17	2/25/2020	40,233	(13)	$2,138,786
	2009	43,750	131,250	(3)	$28.35	2/23/2019	26,309	(7)	$1,398,586
	2008	33,000	33,000	(6)	$56.35	3/31/2018	54,084	(14)	$2,875,105
	2008	7,000	7,000	(4)	$58.48	2/25/2018	3,058	(15)	$162,563
	2007	12,000	4,000	(5)	$47.38	2/25/2017	—		—
	2006	30,000	—		$42.32	2/16/2016	—		—
	2005	30,000	—		$36.51	2/1/2015	—		—
	2004	25,000	—		$35.65	2/5/2014	6,800	(16)	$361,488

	Total	180,750	350,250		—	—	231,067		$12,283,522

Roger Fradin	2010	—	275,000	(2)	$40.17	2/25/2020	65,379	(17)	$3,475,548
	2009	68,750	206,250	(3)	$28.35	2/23/2019	42,094	(7)	$2,237,717
	2008	80,000	80,000	(4)	$58.48	2/25/2018	—		—
	2007	131,250	43,750	(5)	$47.38	2/25/2017	—		—
	2006	175,000	—		$42.32	2/16/2016	—		—
	2005	150,000	—		$36.51	2/1/2015	17,000	(18)	$903,720
	2004	150,000	—		$35.65	2/5/2014	—		—
	2003	75,000	—		$23.93	2/6/2013	—		—
	2002	75,000	—		$32.43	7/28/2012	—		—

	Total	905,000	605,000		—	—	124,473		$6,616,985

Timothy O. Mahoney	2010	—	210,000	(2)	$40.17	2/25/2020	50,291	(19)	$2,673,470
	2009	—	—		—	—	11,478	(20)	$610,170
	2009	10,000	30,000	(3)	$28.35	2/23/2019	15,764	(21)	$838,014
	2008	—	—		—	—	21,849	(22)	$1,161,493
	2008	10,000	10,000	(4)	$58.48	2/25/2018	4,369	(15)	$232,256
	2007	15,000	5,000	(5)	$47.38	2/25/2017	—		—
	2006	30,000	—		$42.32	2/16/2016	11,390	(23)	$605,492
	2005	13,500	—		$36.51	2/1/2015	—		—
	2004	6,000	—		$35.65	2/5/2014	—		—

	Total	84,500	255,000		—	—	115,141		$6,120,896

(1)	Market value determined using the closing market price of $53.16 per share of Common Stock on December 31, 2010.

(2)

2010 option grant vests in four annual installments at the rate of 25% per year. The first installment vested on February 26, 2011. The remaining installments will vest on February 26, 2012, February 26, 2013, and February 26, 2014.

(3)

2009 option grant vests in four annual installments at the rate of 25% per year. The first two installments vested on February 24, 2010 and February 24, 2011. The remaining installments will vest on February 24, 2012, and February 24, 2013.

(4)

2008 option grant vests in four annual installments at the rate of 25% per year. The first three installments vested on February 26, 2009, February 26, 2010 and February 26, 2011. The remaining installment will vest on February 26, 2012.

(5)	2007 option grant vests in four annual installments at the rate of 25% per year. The four installments vested on February 26, 2008, February 26, 2009, February 26, 2010 and February 26, 2011.

(6)

These stock options vest in four annual installments at the rate of 25% per year. The first two installments vested on March 31, 2009, and March 31, 2010. The remaining installments will vest on March 31, 2011, and March 31, 2012.

(7)

These RSUs were granted in 2009 in lieu of GPUs and will vest on February 24, 2012. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(8)

Performance shares granted to Mr. Cote in 2007. Performance cycle ended December 31, 2010. Actual payout of shares as follows: 50% in March 2011, and 50% in March 2012, subject to continued active employment on applicable payment dates. Shares reflected here include dividend equivalents in the form of additional shares that will payout based on the same payment schedule of the performance shares to which they relate.

(9)	These RSUs will vest on July 1, 2012.

(10)

These RSUs will vest 50% on October 6, 2013, and 50% on October 6, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(11)	These RSUs will vest on July 28, 2011.

(12)

These RSUs will vest 100% on October 26, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(13)

These RSUs will vest 50% on October 7, 2013, and 50% on October 7, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(14)

These RSUs will vest 33% on each of July 25, 2011 and July 25, 2013, with the remaining RSUs vesting on July 25, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(15)

These RSUs vested 100% on February 26, 2011. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that vested based on the same vesting schedule of the RSUs to which they relate.

(16)	These RSUs will vest on June 14, 2011.

(17)

These RSUs will vest 100% on October 7, 2014. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(18)	These RSUs will vest on July 29, 2012.

(19)

These RSUs will vest 33% on each of October 6, 2013 and October 6, 2015, with the remaining RSUs vesting on October 6, 2017. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(20)

These RSUs will vest 33% on each of July 31, 2012 and July 31, 2014, with the remaining RSUs vesting on July 31, 2016. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(21)

These RSUs will vest on February 24, 2012. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(22)

33% of these RSUs vested on February 26, 2011, 33% will vest on February 26, 2013 and the remaining 34% will vest on February 26, 2015. RSUs reflected here include dividend equivalents granted through December 31, 2010 which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(23)	49% of these RSUs will vest on June 28, 2011 with the remaining RSUs vesting on June 28, 2013.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2010

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David M. Cote	1,101,100	(3)	$5,801,035	—		—
David J. Anderson	—		—	—		—
Andreas Kramvis	30,000	(4)	$500,233	3,200	(6)	$128,544
Roger Fradin	82,000	(5)	$1,007,809	84,168	(7)	$3,674,233
Timothy O. Mahoney	—		—	9,100	(8)	$367,485

(1)

Represents “in the money” value at exercise calculated as (a) times (b) where (a) equals the difference between the market price at exercise and the exercise price, and (b) equals the total number of options exercised.

(2)

Represents the total value at vest calculated as (a) times (b), where (a) equals the average of the high and low share price of one share of Common Stock on the day of vest, and (b) equals the total number of RSUs that vested.

(3)

Represents the total number of stock options required to be exercised by Mr. Cote related to a domestic relations order. Mr. Cote will receive no economic benefit as a result of the exercise of these options. In connection with this stock option exercise, shares were withheld sufficient to cover the applicable taxes due upon exercise.

(4)	In connection with the stock option exercise, shares were withheld sufficient to cover the applicable taxes due upon exercise with Mr. Kramvis retaining a total of 5,038 net shares.

(5)	In connection with the stock option exercise, shares were withheld sufficient to cover the applicable taxes due upon exercise with Mr. Fradin retaining a total of 11,165 net shares.

(6)	In connection with the RSU vesting, shares were withheld sufficient to cover the applicable taxes due upon vesting with Mr. Kramvis retaining a total of 2,009 net shares.

(7)	In connection with the RSU vesting, shares were withheld sufficient to cover the applicable taxes due upon vesting with Mr. Fradin retaining a total of 45,264 net shares.

(8)	In connection with the RSU vesting, shares were withheld sufficient to cover the applicable taxes due upon vesting with Mr. Mahoney retaining a total of 5,983 net shares.

PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”). The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with us (and companies that have been acquired by us and, with respect to Mr. Anderson, service with certain prior employers). This information is provided in the table below under the column entitled “Number of years of credited service.” The column in the table below entitled “Present value of accumulated benefit” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer follow the table.

Pension Benefits—Fiscal Year 2010

Name	Plan name	Number of years of credited service (#)		Present value of accumulated benefits(2) ($)
David M. Cote	REP	8.9		$100,030
	SERP	8.9		$34,038,490

	Total	—		$34,138,520

David J. Anderson	REP	7.5		$102,038
	SERP	11.1	(1)	$6,345,212

	Total	—		$6,447,250

Andreas Kramvis	REP	23.2		$469,574
	SERP	23.2		$315,306

	Total	—		$784,880

Roger Fradin	REP	34.6		$732,126
	SERP	34.6		$1,012,448

	Total	—		$1,744,574

Timothy Mahoney	REP	13.1		$248,384
	SERP	13.1		$1,588,249

	Total	—		$1,836,633

(1)

The service taken into account in calculating Mr. Anderson’s SERP benefit includes 3.6 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $1,619,486.

(2)

The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 5.25% discount rate, the RP-2000 mortality table and a retirement age of 60 for Mr. Cote, 62 for Messrs. Anderson and Mahoney and 65 for Messrs. Fradin and Kramvis, the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction.

Summary Information

•	The REP is a tax-qualified pension plan in which substantially all of our U.S. employees participate.

•

The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•

In addition, Messrs. Cote, Fradin and Anderson are entitled to additional supplemental pension benefits which are described under the Contractual formula below. These additional supplemental pension benefits are also provided by the SERP.

•

All SERP and Contractual benefits other than Mr. Anderson’s Contractual benefit will be paid as of the first of the month following 105 days after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date.

Pension Benefit Calculation Formulas

Within the REP and the SERP a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our Named Executive Officers under the REP and the SERP.

Name of Formula	Benefit Calculation
REP

Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service

Allied Salaried

Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits

Signal

Single life annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3years

Pittway	Single life annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average
Contractual	For Mr. Cote, single life annuity at age 60 equal to 60% of the average of final three years of base salary and bonus

For Mr. Anderson, an annual amount equal to $125,000 payable in the form of a single life annuity if retirement occurs at or after age 60 or in the event of involuntary termination without cause or a change in control, or $175,000 if retirement occurs at or after age 62

For Mr. Fradin, single life annuity at later of age 60 or termination of employment equal to 50% of the average of final three years of base salary and bonus, subject to a $1,400,000 minimum annual benefit in most cases

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation in the year earned. The REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules. The amount of compensation taken into account under the SERP and under the Contractual formula is not limited by tax rules, except SERP compensation under the Pittway formula is limited to $300,000. Compensation taken into account in calculating pension benefits under the SERP for 2009 (other than for the CEO) includes the greater of annual incentive compensation earned in 2009 (paid in 2010) or paid in 2009 (earned in 2008).

The benefit formulas set forth above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on prior elections, Messrs. Cote, Fradin and Kramvis will receive their SERP benefits and any Contractual benefits in the form of a lump sum, and Messrs. Anderson and Mahoney will receive their SERP benefits and Contractual benefits in an annuity.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

The Pittway formula provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 55 with at least 10 years of service. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the commencement of the payment of the retirement income precedes the participant’s normal retirement date.

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our Named Executive Officers differs for historical reasons. In addition, additional contractual pension benefits have been provided to certain Named Executive Officers as deemed necessary and appropriate at the time of their recruitment to the Company or to retain the executive. The table below describes which formulas are applicable to each of our Named Executive Officers.

Named Executive Officer	Description of Total Pension Benefits
Mr. Cote	•

Mr. Cote’s total pension benefits are equal to his Contractual formula benefits. The amount payable pursuant to the Contractual formula is reduced by amounts calculated under the REP formula and payable under the REP and the SERP plans. Mr. Cote’s Contractual formula benefits are also reduced by amounts he will receive from the retirement plans of his former employer, General Electric Company.

	•	Mr. Cote’s Contractual formula benefits are reduced by 4% per year for each year payment commences before Mr. Cote’s 60th birthday and are forfeitable if he is terminated by the Company for cause.
•

Mr. Cote is currently eligible for early retirement benefits payable under his Contractual formula. Due to subsidized early retirement, the value of his benefit on December 31, 2010 exceeds the benefit shown in the table by $1,518,715.

•

If Mr. Cote dies before he receives payment of his Contractual formula benefits, his surviving spouse will receive the lump sum equivalent of an annual benefit of 75% of the Contractual formula benefits.

	•	At or after age 60, Mr. Cote is entitled to a monthly pension benefit from his former employer, General Electric Company, in an amount of $5,649.
Mr. Anderson	•	Mr. Anderson’s total pension benefits are equal to the sum of his Allied Salaried formula benefits and his Contractual formula benefits.
•

Mr. Anderson’s Allied Salaried formula benefits are determined by including his years of employment with a former employer, ITT Industries (3.6 years). Mr. Anderson is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the value of his benefit payable on December 31, 2010 exceeds the benefit shown in the table above by $201,892.

•

Mr. Anderson’s Contractual formula benefits are payable only if he retires from the Company on or after attaining age 60, he is terminated by the Company for reasons other than cause or there is a change in control of the Company.

•

Mr. Anderson’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Kramvis	•	Mr. Kramvis’ total pension benefits are equal to the sum of his Pittway formula benefits and his REP formula benefits.
	•	Mr. Kramvis’ 17.2 years of service before January 1, 2005 will be used for his Pittway formula benefits.
	•	Mr. Kramvis’ years of service after December 31, 2004 will be used for his REP formula benefits.

Named Executive Officer	Description of Total Pension Benefits
	•	Mr. Kramvis is currently eligible for early retirement benefits under the Pittway formula.
Mr. Fradin	•	Mr. Fradin’s total pension benefits are equal to the sum of his Pittway formula benefits, his REP formula benefits and his Contractual formula benefits.
	•	Mr. Fradin’s 26.5 years of service before July 1, 2003 will be used for his Pittway formula benefits.
	•	Mr. Fradin’s years of service after June 30, 2003 will be used for his REP formula benefits.
	•	Mr. Fradin is currently eligible for early retirement benefits payable under the Pittway formula.
•

Mr. Fradin’s Contractual formula benefits are reduced by 4% per year for each year payment commences before his 60th birthday, and are forfeitable if he voluntarily leaves the Company before age 60 or is terminated by the Company for cause before age 60. Mr. Fradin’s Contractual formula benefit will be at least $1,400,000 per year provided that, until at least August 5, 2013, he is not terminated by the Company and he does not voluntarily terminate his employment with the Company or engage in an external CEO search. If Mr. Fradin’s Contractual benefits were included as part of his SERP benefits in the table, the present value of accumulated SERP benefit would increase to $13,096,448.

	•	If Mr. Fradin dies before he has received a lump sum of his Contractual formula benefits, his surviving spouse will receive an annual benefit of 50% of the Contractual formula benefits.
Mr. Mahoney	•	Mr. Mahoney’s total pension benefits are equal to his Allied Salaried formula benefits.
•

Mr. Mahoney is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the value of his benefit payable on December 31, 2010 exceeds the benefit shown in the table above by $255,406.

•

A portion of Mr. Mahoney’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2010

Since 2005, the Company has taken steps to limit deferred compensation amounts owed to executives by reducing the overall interest rate earned on new deferrals and accelerating the payout of deferred amounts, thereby limiting the period over which interest is earned. These include changing the interest rate accruing on new deferrals under the Honeywell Supplemental Savings Plan (the “SS Plan”) and the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) from a fixed above-market rate to a rate that changes annually based on the Company’s 15-year cost of borrowing; and requiring payment of new SS Plan or DIC deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with 10 years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Name	Plan	Executive contributions in last FY ($)(2)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at last FYE($)(2)
David M. Cote	SS Plan	$127,500	$63,750	$322,093	$—	$2,306,368
	DIC Plan	$—	$—	$1,155,798	$—	$12,306,993
	Deferred RSUs(1)	$—	$—	$4,629,474	$—	$18,105,422
	Unvested Dividend Equivalents	$—	$—	$—	$—	$—
	Growth Plan	$—	$—	$—	$7,000,000	$—
	Performance Shares(3)	$—	$13,916,331	$—	$—	$13,916,331

	Total	$127,500	$13,980,081	$6,107,365	$7,000,000	$46,635,114

David J. Anderson	SS Plan	$91,500	$27,750	$98,690	$—	$914,540
	DIC Plan	$—	$—	$399,242	$—	$4,195,908
	Deferred RSUs(1)	$—	$—	$2,577,397	$—	$10,196,317
	Unvested Dividend Equivalents	$—	$—	$—	$—	$—
	Growth Plan	$—	$—	$—	$1,750,000	$—

	Total	$91,500	$27,750	$3,075,329	$1,750,000	$15,306,765

Andreas Kramvis	SS Plan	$27,500	$13,750	$85,998	$—	$832,508
	DIC Plan	$—	$—	$166,465	$—	$1,946,263
	Deferred RSUs(1)	$—	$—	$—	$—	$—
	Unvested Dividend Equivalents	$—	$—	$12,748	$12,748	$—
	Growth Plan	$—	$—	$—	$288,960	$—

	Total	$27,500	$13,750	$265,211	$301,708	$2,778,771

Roger Fradin	SS Plan	$330,000	$33,331	$180,954	$—	$2,220,569
	DIC Plan	$—	$—	$428,238	$456,763	$6,127,965
	Deferred RSUs(1)	$—	$—	$1,575,369	$—	$6,311,093
	Unvested Dividend Equivalents	$—	$—	$504,938	$504,938	$—
	Growth Plan	$—	$—	$—	$1,750,000	$—

	Total	$330,000	$33,331	$2,689,499	$2,711,701	$14,659,627

Name	Plan	Executive contributions in last FY ($)(2)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at last FYE($)(2)
Timothy O. Mahoney	SS Plan	$201,300	$17,731	$89,397	—	$1,115,997
	DIC Plan	$—	$—	$146,516	—	$2,172,916
	Deferred RSUs(1)	$—	$—	$—	$—	$—
	Unvested Dividend Equivalents	$—	$—	$15,935	$15,935	$—
	Growth Plan	$—	$—	$—	$400,000	$—

	Total	$201,300	$17,731	$251,848	$415,935	$3,288,913

All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)

The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2010 by the average of the high and low prices of a share of Common Stock on the vesting date. The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 31, 2010 by the closing price of a share of Common Stock on December 31, 2010 ($53.16), and then adding the cash value of deferred dividend equivalents and interest. This column reflects the following: 336,300 units and $227,714 in cash for Mr. Cote, 187,500 units and $228,817 in cash for Mr. Anderson, and 109,563 units and $486,724 in cash for Mr. Fradin.

(2)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported for previous years. For the SS Plan, the “Earnings” column includes interest credits and changes in the value of the Company common stock fund. The value of the Company common stock fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. For the deferred RSUs, the “Earnings” column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

(3)

Mr. Cote received a performance share grant where the performance criteria were based on the Company’s relative TSR versus the S&P 100 between January 1, 2007 through December 31, 2010. The value of the aggregate balance at the end of the performance period is calculated by multiplying 261,782, the total number of shares earned under the grant on December 31, 2010 (240,750 shares for Honeywell’s percentile ranking of 83.1% relative to the S&P 100 peer group for the 4-year period, plus 21,032 shares from dividend equivalents), by the closing price of a share of Common Stock on December 31, 2010 ($53.16). 50% of the shares will be paid by March 15, 2011 and the remaining 50% will be paid by March 15, 2012 if Mr. Cote remains employed by the Company on the payment dates or dies or becomes disabled (while employed) before the payment dates.

Name	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
David M. Cote	$127,500	$63,750	$404,524	$21,444,486
David J. Anderson	$91,500	$27,750	$161,145	$7,679,804
Andreas Kramvis	$27,500	$13,750	$56,966	$117,105
Roger Fradin	$330,000	$33,331	$124,966	$5,233,261
Timothy Mahoney	$201,300	$17,731	$37,087	$—

Honeywell Supplemental Savings Plan

The SS Plan allows executives of the Company, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year. After one year of service, and to the extent amounts have not already been matched on a similar basis under the Company’s qualified 401(k) plan, the Company matched deferrals to the SS Plan in 2010 at the rate of 25% on the first 8% of eligible pay deferred for the first five years of match participation, and 50% on the first 8% of eligible pay deferred thereafter, with an additional 25% of matching contributions credited to employees who were employed on December 31, 2010. For 2011, the Company will match deferrals to the SS Plan at the rate of 31.25% on the first 8% of eligible pay deferred for the first five years of match participation, and 62.5% on the first 8% of eligible pay deferred thereafter. Matching contributions are always vested. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2010, this rate was 4.8%. For 2011, this rate has been set at 3.84%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. The Committee would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 44 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2006 plan year and later, a participant may elect to receive up to 10 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any following year or in January of the year following termination of employment, as elected by the participant. The participant can elect to receive distributions in a lump sum or up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell DIC Plan allows executives of the Company, including the Named Executive Officers, to defer all or a portion of their annual discretionary cash incentive compensation.

Beginning in 2005, deferrals are credited with a rate of interest, based on the Company’s 15-year borrowing rate which is set annually at the beginning of the year (4.8% for 2010, 3.84% for 2011). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. The Committee would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 44 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited under the DIC Plan.

Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. A participant may elect to receive up to 10 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Except in hardship circumstances, amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0 to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.

Deferral of RSUs

The Named Executive Officers may defer the receipt of up to 100% of their RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to (a) a specific year that is four or more years from the vesting year, or (b) to the year following the executive’s termination of active employment. The executive may also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Above-market interest related to the deferred dividend equivalents and reflected in the Summary Compensation Table on page 44 above represents the difference between market interest rates determined pursuant to SEC rules and the 10% interest credited by the Company on the pre-July 2004 grants, the terms of which can not be amended.

Unvested Dividend Equivalents

For RSU grants made in and after December 2007, cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of Company common stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.

For RSU grants made between December 2006 and December 2007, dividend equivalents on unvested RSUs are credited with interest at the Company’s 15-year borrowing rate which was set at the beginning of the year (4.8% for 2010) and were paid out in 2010 only if the underlying RSUs vested. The practice of crediting dividend equivalents with interest ended in December 2007. All cash dividend equivalents granted to the Named Executive Officers under the terms described in this paragraph vested and were distributed in 2010.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published pursuant to, Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

•	Termination of Employment

•	Change in Control

These benefits are determined primarily under a plan that we refer to as our “Senior Severance Plan.” In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits. For Mr. Cote, these benefits are also affected by provisions of his employment agreement, which has a rolling three year term.

These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business—i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a Change in Control of the Company. Generally, this is achieved by assuring our Named Executive Officers that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our Named Executive Officers may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as, except with respect to our CEO, we do not maintain employment agreements with our Named Executive Officers.

Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, the Company would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

In the case of a Change in Control of our Company, cash severance benefits are payable only in the event that both parts of the “double trigger” are satisfied. That is, (i) there must be a Change in Control of our Company, and (ii)(A) the Named Executive Officer must be involuntarily terminated other than for cause, or (ii)(B) the Named Executive Officer must initiate the termination of his own employment for good reason.

In 2009, the Company’s severance plans were amended to eliminate the excise tax gross-up provisions applicable to any excise taxes that may become due upon a Change in Control for any executive not already eligible for such treatment prior to January 1, 2010. Executives already covered by the excise tax gross-up provisions of the Company’s severance plans will retain their eligibility for such benefits.

Summary of Benefits

The following table summarizes the termination of employment and Change in Control benefits payable to our Named Executive Officers. No termination benefits are payable to Named Executive Officers who voluntarily quit (other than voluntary resignations for good reason) or whose employment is terminated by us for cause. The information in the table below is based on the assumption, in each case, that termination of employment occurred on December 31, 2010. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy, are not included in the table below in accordance with the applicable proxy disclosure requirements, even though they may become payable at the times specified in the table. The effect of a termination of employment or Change in Control on outstanding stock options, RSUs and performance shares is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Name	Termination by the Company Without Cause	Death	Disability	Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, by NEO for Good Reason or Due to Disability
Cash Severance (Base Salary + Bonus)	David M. Cote	$14,850,000	—	—	—	$14,850,000
	David J. Anderson	$5,400,000	—	—	—	$5,400,000
	Andreas Kramvis	$1,650,000	—	—	—	$2,200,000
	Roger Fradin	$3,150,000	—	—	—	$4,200,000
	Timothy O. Mahoney	$1,782,000	—	—	—	$2,376,000
ICP (Year of Termination)	David M. Cote	$3,150,000	$3,150,000	$3,150,000	$4,300,000	$4,300,000
	David J. Anderson	—	—	—	$1,150,000	$1,357,692
	Andreas Kramvis	—	—	—	$750,000	$750,000
	Roger Fradin	—	—	—	$1,300,000	$1,300,000
	Timothy O. Mahoney	—	—	—	$700,000	$700,000
Growth Plan	David M. Cote	—	$4,750,000	$4,750,000	$9,500,000	$9,500,000
	David J. Anderson	—	$1,375,000	$1,375,000	$2,750,000	$2,750,000
	Andreas Kramvis	—	$875,000	$875,000	$1,750,000	$1,750,000
	Roger Fradin	—	$1,375,000	$1,375,000	$2,750,000	$2,750,000
	Timothy O. Mahoney	—	$1,050,000	$1,050,000	$2,100,000	$2,100,000
Benefits and Perquisites	David M. Cote	$39,420	—	—	—	$39,420
	David J. Anderson	$45,576	—	—	—	$253,268
	Andreas Kramvis	$17,226	—	—	—	$22,968
	Roger Fradin	$16,902	—	—	—	$22,536
	Timothy O. Mahoney	$17,406	—	—	—	$23,208
All Other- Payments/Benefits	David M. Cote	—	—	—	—	—
	David J. Anderson	—	—	—	—	$762,776
	Andreas Kramvis	$48,179	—	—	—	$244,831
	Roger Fradin	$17,879,094	$7,798,697	$17,879,094	—	$18,198,305
	Timothy O. Mahoney	$456,930	—	—	—	$999,885
Excise Tax- Gross Up	David M. Cote	—	—	—	—	—
	David J. Anderson	—	—	—	—	—
	Andreas Kramvis	—	—	—	—	$2,788,611
	Roger Fradin	—	—	—	—	$11,480,731
	Timothy O. Mahoney	—	—	—	—	$2,372,036
Total	David M. Cote	$18,039,420	$7,900,000	$7,900,000	$13,800,000	$28,689,420
	David J. Anderson	$5,445,576	$1,375,000	$1,375,000	$3,900,000	$10,523,737
	Andreas Kramvis	$1,715,405	$875,000	$875,000	$2,500,000	$7,756,410
	Roger Fradin	$21,045,996	$9,173,697	$19,254,094	$4,050,000	$37,951,572
	Timothy O. Mahoney	$2,256,336	$1,050,000	$1,050,000	$2,800,000	$8,571,099

Explanation of Benefits

The following describes the benefits that are quantified in the table above. In regard to each portion of the benefit, the benefits that are paid in the context of a Change in Control are, except as noted, the same as the benefits paid other than as a result of a Change in Control.

Severance Benefits—Cash Payment

Severance benefits are payable upon involuntary termination of employment by us without cause and, following a Change in Control, upon termination of employment by a Named Executive Officer without cause or for good reason. The amount and terms of the payments are as follows:

Other than upon a Change in Control
•	Three years of base salary and bonus for Messrs. Cote and Anderson and 18 months of base salary and bonus for Messrs. Kramvis, Fradin, and Mahoney
•	Paid in cash.
•	Paid in accordance with our normal payroll practices.
•	Bonus is equal to target percentage of base salary.
•

Payment conditioned upon a general release in favor of the Company, a non-compete agreement (two years), non-disclosure (indefinite duration) and non-solicitation covenants (two years for customers and two years for employees) and the refraining from certain other misconduct.

Upon a Change in Control
•	For Messrs. Kramvis, Fradin and Mahoney, severance period is increased from 18 months to two years.
•	Amounts are paid in a lump sum within 60 days following the later of the date of termination or the Change in Control date.
•	Bonus is based on the average of the target percentages for the three years before the year in which these benefits are determined, if greater than target percentage for that year.

Annual Bonus for the Year of Termination—Cash Payment

An annual bonus is payable to Named Executive Officers under the ICP plan for the year in which a Change in Control occurs. In addition, an annual bonus is payable to Mr. Cote if his employment is terminated by the company without cause, by Mr. Cote for good reason, or upon his death. The amount and timing of the payments are as follows:

Other than upon a Change in Control
•

Equal to Mr. Cote’s individual bonus target times the actual average funding performance for Corporate employees for the year in which these benefits are determined, prorated through date of termination. (Not applicable to the other Named Executive Officers.)

•	Paid in cash to Mr. Cote at the time bonuses are typically paid to executives for the year of termination. (Not applicable to the other Named Executive Officers.)

Upon a Change in Control
Current ICP Plan:
•	Equal to target payout for the year in which Change in Control occurs prorated for full months of employment through the Change in Control date
•	Paid within 90 days of the Change in Control.
Proposed ICP Plan:
(effective January 1, 2011, subject to shareowner approval at the 2011 Annual Meeting; see Proposal No. 6):
•

Equal to the executive’s individual bonus target times a funding performance determined based on actual business performance for the executive’s applicable business (Corporate for Messrs Cote and Anderson) for the stub period ending on the change in control (as defined in the proposed ICP Plan) date, prorated through the change in control date.

•

Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a change in control occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause or has terminated employment for good reason.

Growth Plan—Cash Payment

Growth plan awards are paid out in the event of death, disability and Change in Control, as follows:

Other than upon a Change in Control
•	Benefits are paid only in the event of death or disability.
•

The 2010-2011 Growth Plan would be paid out pro rata for the time elapsed based on actual plan performance as determined at the end of the performance cycle. Payment would be made no later than the 15th day of the third month following the end of the performance cycle. The amounts in the Potential Payments upon Termination or Change in Control Table above reflects 2010-2011 Growth Plan payouts upon death or disability at target, prorated as of December 31, 2010.

Upon a Change in Control
•	Full payment of the 2010-2011 Growth Plan would be made based on target performance.
•	Payment would be made in a lump sum within 90 days of the Change in Control.

Certain Perquisites

Certain perquisites are payable upon termination of employment without cause and, following a Change in Control, upon voluntary termination of employment by a Named Executive Officer for good reason. The amount and terms of these payments are as follows:

Other than upon a Change in Control
•	Life insurance coverage is continued at the Company’s cost for the severance period.
•	Medical and dental benefits are continued during the severance period at active employee contribution rates.

Upon a Change in Control
•	Funds sufficient to pay all projected annual reimbursements needed to satisfy the life insurance reimbursement agreement for Mr. Cote are set aside in a trust for Mr. Cote’s benefit.

All Other Payments/Benefits

Unvested dividend equivalents are vested and paid upon death, or Change in Control. In addition, certain pension adjustments are provided upon a Change in Control, death, disability, involuntary termination of employment by the Company without cause and, following a Change in Control, upon voluntary termination of employment by a Named Executive Officer for good reason.

Other than upon a Change in Control
•

Service credit for pension purposes during the first 12 months of the severance period; however, for Mr. Cote there is no incremental value attributable to this credit because his benefit formula does not include service as a component thereof

•	In the event Mr. Anderson is terminated other than for cause after August 1, 2011, his pension will be augmented by an additional annual amount of $50,000.
•

In the event of Mr. Cote’s death, Mr. Cote’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Cote would have attained the age of 60, in an amount equal to 75% of Mr. Cote’s SERP benefit.

•

Mr. Fradin would be entitled to commencement of his Contractual pension benefit if he becomes disabled or is involuntarily terminated by the Company other than for gross cause prior to the attainment of age 60. In the event of Mr. Fradin’s death, Mr. Fradin’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Fradin would have attained the age of 60, equal to 50% of Mr. Fradin’s Contractual pension benefit.

Upon a Change in Control
•

Upon a Change in Control occurring after August 1, 2011, Mr. Anderson receives credit for an additional three years of age and service credit for pension purposes and his pension benefit will be augmented by an additional annual amount of $50,000.

•	Mr. Fradin would be entitled to commencement of his Contractual pension benefit if involuntarily terminated following a Change in Control.

Excise Tax Reimbursement

U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a Change in Control in certain circumstances and subject to certain conditions. Participants in the Company’s Senior Severance Plan as of December 31, 2009 are eligible to receive a tax gross-up with respect to any such excise tax. Effective January 1, 2010, new participants in the Company’s Senior Severance Plan are not eligible to receive this benefit. For purposes of calculating the “excise tax gross-up” amounts set forth in the table above, non-competition commitments by employees were assigned a value equal to the lesser of (i) 50% of one year of 2010 targeted compensation applied to the applicable non-compete period, or (ii) the cash severance amount, consistent with the Company’s expectation about how tax would be calculated in the event of an actual Change in Control transaction. Targeted compensation includes salary, target ICP opportunity, and the value of actual long-term incentive compensation granted.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a Change in Control on outstanding stock options, RSUs and performance awards held by our Named Executive Officers. Additional information about these awards is set forth in the Outstanding Equity Awards Table on page 48 of this proxy statement.

Summary of Outstanding Award Values

The following table sets forth the value of outstanding unvested stock option, RSUs and performance share awards held by our Named Executive Officers as of December 31, 2010, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on that date ($53.16).

These awards are scheduled to vest and to expire on various dates in the future, subject to continued employment. As described below, the vesting of these awards will be accelerated in certain termination of employment circumstances and upon a Change in Control. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a Named Executive Officer of these provisions depends on the vesting period and remaining terms of the awards. For example, the value to a Named Executive Officer of accelerating the vesting of an option by one month is very different from the value of accelerating the vesting of an option by three years. The table below does not distinguish between acceleration of vesting in these two different circumstances, or assign a value to the other provisions. Rather, it only indicates the aggregate amount of the awards to which these provisions would apply at December 31, 2010.

Name	In-the-Money Value of Unvested Stock Options	Unvested Value of Restricted Stock Units	Unvested Value of Performance Shares
Mr. Cote	$31,029,125	$28,496,684	$13,916,331
Mr. Anderson	$8,942,188	$7,706,765	—
Mr. Kramvis	$5,552,683	$12,283,522	—
Mr. Fradin	$8,942,188	$6,616,985	—
Mr. Mahoney	$3,501,100	$6,120,896	—

Impact on Outstanding Awards

The treatment of stock options, RSUs and performance shares following termination of employment depends on the plan under which the awards were granted, as follows:

•

1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) the full remaining term if termination is on account of death, disability, or an involuntary termination after qualifying for early or normal retirement under a qualified defined benefit pension plan; (ii) three years in the case of any other involuntary termination without cause; and (iii) 90 days if termination is voluntary without good reason. If an employee dies, becomes disabled or terminates after becoming eligible for normal retirement benefits under a qualified defined benefit plan, unvested options become vested. In other circumstances, unvested options are immediately forfeited.

•

2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) three years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service); (ii) one year in the case of any other involuntary termination without cause; and (iii) 30 days in the case of a voluntary termination without good reason. If an employee dies, becomes disabled or retires after meeting the requirements of full retirement, unvested options become vested. RSUs become vested upon full retirement, death, disability or a Change in Control. In other circumstances, unvested options and RSUs are immediately forfeited.

•

2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2003 Stock Incentive Plan described above, except that for stock options granted after 2006 full retirement will not result in vesting acceleration, with the effect that unvested options are immediately forfeited following full retirement. Similarly, instead of full vesting at retirement, RSUs awarded after 2006 vest pro-rata based on the number of complete years of service between the grant date and the retirement date.

•

Under each of the foregoing plans, unvested stock options and RSUs vest upon a Change in Control. Performance awards vest at target upon a Change in Control unless otherwise provided in the applicable award agreement. RSUs and performance awards that vest upon a Change in Control shall be paid out within 90 days (subject to any existing deferral elections).

•

For Mr. Cote, stock options and RSUs continue to remain outstanding and vest as scheduled if his employment is terminated by the Company other than for cause or by him for good reason. In addition, Mr. Cote’s unvested options and RSUs vest immediately if he dies or becomes disabled.

•

Mr. Kramvis received a special grant of RSUs (100,000 units) in October of 2010 (“October 2010 RSUs”). In the event that Mr. Kramvis’ is involuntarily terminated other than for cause, or his employment is terminated as a result of his death or disability, in each case, prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall immediately become vested and distributable to Mr. Kramvis or his estate, as applicable, in shares. In the event Mr. Kramvis voluntarily terminates employment, whether by reason of full retirement or otherwise, or is involuntarily terminated for cause, in each case prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall be forfeited. In the event of a Change in Control, prior to October 26, 2014, the October 2010 RSUs, along with any dividend shares attributable thereto, shall immediately become vested and distributable in cash or shares to Mr. Kramvis.

•

Mr. Fradin is subject to a retention agreement that provides special equity vesting rules that pertain to a termination of employment prior to August 5, 2015. These rules apply only to stock options and RSUs granted more than 12 months prior to Mr. Fradin’s date of termination. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs not subject to performance criteria shall become vested as of his date of termination. If Mr. Fradin is involuntarily terminated other than for cause prior to August 5, 2015, unvested stock options and unvested RSUs that include one or more performance criteria shall become vested at the end of the performance cycle to the extent the performance metrics have been satisfied and to the extent subject to such performance criteria. These special equity vesting rules only apply to the extent Mr. Fradin (i) adheres to certain noncompetition and nonsolicitation covenants, (ii) refrains from certain actions that would affect his ability to devote 100% of his energy to the Company’s affairs, and (iii) provides twelve (12) months of transition services prior to his voluntary retirement.

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in Control

(a) the acquisition of 30% or more of the Common Stock; (b) the purchase of all or part of the Common Stock pursuant to a tender offer or exchange offer; (c) a merger where Honeywell does not survive as an independent, publicly-owned corporation; (d) a sale of substantially all of Honeywell’s assets; or (e) a substantial change in Honeywell’s Board over a two year period; and in addition under the Senior Severance Plan any event that the Committee, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2006 Stock Incentive Plan, each of the events described in (a) through (e) would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

Termination for cause (for Mr. Cote)

(a) in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to Honeywell; or (b) Mr. Cote is convicted of a felony.

Termination for cause (for other Named Executive Officers)

(a) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (b) the misappropriation, embezzlement or willful destruction of Company property of significant value; (c)(i) the willful failure to perform, (ii) gross negligence in the performance of, or (iii) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (d) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (e) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.

Term	Summary of Definition
Termination for good reason (for Mr. Cote)

(a) the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company; (b) the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO; (c) any significant diminution of Mr. Cote’s position, authority, duties or responsibilities; (d) the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under Mr. Cote’s employment agreement; (e) the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under his employment agreement; (f) any material breach of Mr. Cote’s employment agreement by the Company that goes unremedied; (g) the provision of notice by the Company to Mr. Cote that his employment agreement will not be extended; or (h) any other action that would be considered “Good Reason” under the Senior Severance Plan.

Termination for good reason (for other Named Executive Officers)

(a) a material diminution in the Named Executive Officer’s authority, duties or responsibilities; (b) a material decrease in base compensation; (c) a material reduction in the aggregate benefits available to the Named Executive Officer where such reduction does not apply to all similarly- situated employees; (d) any geographic relocation of the Named Executive Officer’s position to a location that is more than 50 miles from his or her previous work location; (e) any action that constitutes a constructive discharge; or (f) the failure of a successor to assume these obligations under the Senior Severance Plan.

EQUITY COMPENSATION PLANS

As of December 31, 2010 information about our equity compensation plans is as follows:

Plan category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	51,897,679	(1)	$39.05	(2)	24,319,708	(3)
Equity compensation plans not approved by security holders	649,933	(4)	N/A	(5)	N/A	(6)

Total	52,547,612		$39.05		24,319,708

(1)

Equity compensation plans approved by shareowners that are included in column (a) of the table are the 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “2006 Stock Incentive Plan”), the 2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “2003 Stock Incentive Plan”) and the 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates (the “1993 Stock Plan”) (40,427,256 shares of Common Stock to be issued for options with a weighted average term of 6.05 years; 65,275 shares to be issued for stock appreciation rights (“SARs”); 9,967,953 RSUs subject to continued employment; and 1,132,195 deferred RSUs of earned and vested awards where delivery of shares has been deferred); and the 2006 Stock Plan for Non-Employee Directors of Honeywell International Inc. (the “2006 Non-Employee Director Plan”) and the 1994 Stock Plan for Non-Employee Directors of Honeywell International Inc. (the “1994 Non-Employee Director Plan”) (299,000 shares of Common Stock to be issued for options; and 6,000 RSUs subject to continued services). RSUs included in column (a) of the table represent the full number of RSUs awarded and outstanding whereas the number of shares of Common Stock to be issued upon vesting will be lower than what is reflected on the table due to the net share settlement process used by the Company (whereas the value of shares required to meet employee statutory minimum tax withholding requirements are not issued).

(2)

Column (b) relates to stock options and does not include any exercise price for RSUs or growth plan units granted to employees or non-employee directors under equity compensation plans approved by shareowners. RSUs do not have an exercise price because their value is dependent upon attainment of certain performance goals or continued employment or service and they are settled for shares of Common Stock on a one-for-one basis. Growth plan units are denominated in cash units and the ultimate value of the award is dependent upon attainment of certain performance goals.

(3)

The number of shares that may be issued under the 2006 Stock Incentive Plan as of December 31, 2010 is 21,512,252 which includes the following additional shares under the 2006 Stock Incentive Plan (or any Prior Plan as defined in the 2006 Stock Incentive Plan) that may again be available for issuance: shares that are settled for cash, expire, are canceled, are tendered in satisfaction of an option exercise price or tax withholding obligations, are reacquired with cash tendered in satisfaction of an option exercise price or with monies attributable to any tax deduction enjoyed by Honeywell to the exercise of an option, and are under any outstanding awards assumed under any equity compensation plan of an entity acquired by Honeywell. No securities are available for future issuance under the 2003 Stock Incentive Plan, the 1993 Stock Plan, or the 1994 Non-Employee Director Plan.

The number of shares that may be issued under the Honeywell Global Stock Plan as of December 31, 2010 is 2,540,456. This plan is an umbrella plan for four plans maintained solely for eligible employees of participating non-U.S. countries. More than 50% of the shares distributed under the Honeywell Global Stock Plan have been distributed to participants in one sub-plan, the Global Employee Stock Purchase Plan. In 2010, the Global Employee Stock Purchase Plan allowed eligible employees to contribute between 2.2% and 8.8% of base pay from January through September of each year to purchase shares of Common Stock the following November at the fair market value on the date of purchase, however no matching shares were awarded. In 2008 and 2009, participant accounts were credited with matching shares equal to 20% of their contributions that are subject to continued employment for 3 years. For 2010, Honeywell used Treasury shares to provide the shares under this plan. Employees purchased and were credited with 95,340 shares of Common Stock in 2010. As of January 1, 2011, the Global Employee Stock Purchase Plan was suspended.

Another sub-plan of the Honeywell Global Stock Plan, the UK Sharebuilder Plan, allows an eligible UK employee to contribute a specified percentage of taxable earnings that is then invested in shares. The company matches those shares and dividends paid are used to purchase additional shares; provided that the company temporarily reduced the match share percentage to 50% in 2010. Matched shares are subject to a three-year vesting schedule. Shares taken out of the plan before five years lose their tax-favored status. For the year ending December 31, 2010, 103,315 shares were credited to participants’ accounts under the UK Sharebuilder Plan.

The remaining two sub-plans of the Honeywell Global Stock Plan, the Honeywell International Technologies Employees Share Ownership Plan (Ireland) and the Honeywell Measurex (Ireland) Limited Group Employee Profit Sharing Scheme, allow eligible Irish employees to contribute specified percentages of base pay, bonus or performance pay that are then invested in shares. Shares must be held in trust for at least two years and lose their tax-favored status if they are taken out of the plan before three years. For the year ending December 31, 2010, 15,619 shares were credited to participants’ accounts under these two plans.

The remaining 267,000 shares included in column (c) are shares remaining for future grants under the 2006 Non-Employee Director Plan.

(4)

Equity compensation plans not approved by shareowners that are included in the table are the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries, the AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries, and the Deferred Compensation Plan for Non- Employee Directors of Honeywell International Inc.

The Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries is an unfunded, non-tax qualified plan that provides benefits equal to the employee deferrals and company matching allocations that would have been provided under Honeywell’s U.S. tax-qualified savings plan if the Internal Revenue Code limitations on compensation and contributions did not apply. The company matching contribution is credited to participants’ accounts in the form of notional shares of Common Stock. The notional shares are distributed in the form of actual shares of Common Stock when payments are made to participants under the plan.

The AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries was a cash incentive compensation plan maintained by AlliedSignal Inc. This plan has expired. Employees were permitted to defer receipt of a cash bonus payable under the plan and invest the deferred bonus in notional shares of Common Stock. The notional shares are distributed in the form of actual shares of Common Stock when payments are made to participants under the plan. No further deferrals can be made under this plan. The number of shares of Common Stock that remain to be issued under this expired plan as of December 31, 2010 is 40,553.

The Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc. provides for mandatory and elective deferral of certain payments to non-employee directors. Mandatory deferrals are invested in notional shares of Common Stock. Directors may also invest any elective deferrals in notional shares of Common Stock. The notional shares are distributed in the form of cash when payments are made to directors under the plan.

(5)

Column (b) does not include any exercise price for notional shares allocated to employees under Honeywell’s equity compensation plans not approved by shareowners because all of these shares are notionally allocated as a matching contribution under the non-tax qualified savings plans or as a notional investment of deferred bonuses or fees under the cash incentive compensation and directors’ plans as described in note 4 and are only settled for shares of Common Stock on a one-for-one basis.

(6)

No securities are available for future issuance under the AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries and the Deferred Compensation Plan for Non-Employee Directors of Honeywell International Inc. The cash incentive compensation plan has expired. All notional investments in shares of Common Stock are converted to cash when payments are made under the directors’ plan. The amount of securities available for future issuance under the Supplemental Non-Qualified

Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries is not determinable because the number of securities that may be issued under this plan depends upon the amount deferred to the plan by participants in future years.

The table does not contain information for employee benefit plans of Honeywell that are intended to meet the requirements of Section 401(a) of the Internal Revenue Code and a small number of foreign employee benefit plans that are similar to such Section 401(a) plans.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the five directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Ms. Deily is the “audit committee financial expert” as defined by applicable SEC rules and that, Ms. Deily, Mr. Davis and Mr. Paz satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary.

Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2010 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

The Company’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2010 filed with the SEC.

THE AUDIT COMMITTEE

Linnet Deily (Chair)
Kevin Burke
D. Scott Davis
George Paz
Michael W. Wright

Proposal No. 2: APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP as independent accountants for Honeywell to audit its consolidated financial statements for 2011 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.

PwC provided audit and other services during 2010 and 2009 as set forth below:

(in millions of $)	2010	2009
Audit Fees	$19.7	$24.4

Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters and review of documents filed with the SEC.

Audit-Related Fees	$2.3	$2.8	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of stand-alone financial statements of subsidiaries and employee benefit plan audits.
Tax Fees	$6.3	$6.7

Tax compliance services were $6.0 in 2010 and $5.9 in 2009, relating primarily to federal and international income tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $0.3 in 2010 and $0.8 in 2009, relating primarily to reorganizations.

All Other Fees	$—	$0.1	These fees represent accounting research software and other services.

Total Fees	$28.3	$34.0

In accordance with its charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non- audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

Proposal No. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing shareowners with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program promotes a performance-based culture and aligns the interests of shareowners and executives through variable, at-risk compensation tied to an appropriate balance of near-term and long-term objectives. The program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Company’s strategic plan.

Incentive compensation (cash and equity) generally represents 75—90% of each executive officer’s target compensation opportunity. The program emphasizes long-term incentive compensation elements that are designed to appropriately reward executives for actions taken to invest in long-term growth and productivity throughout the business cycle.

Honeywell’s 2010 operating results were strong across the Company’s portfolio and reflected its ability to:

•	grow faster than its end markets—revenues increased by 8% over the prior year to $33.4 billion;

•

leverage its fixed cost base, grow margins and deliver strong free cash flow—margin expansion and free cash flow growth (up 6% over the prior year to $3.6 billion) and conversion (152% of net income, excluding the impact of the pension mark-to-market adjustment) reinforce the quality of earnings and the continued emphasis on cost discipline;

•	grow order rates in both short- and long-cycle businesses driven by Honeywell’s robust focus on new products and services, great positions in good industries and investments in global expansion; and

•

generate earnings growth (EPS up 26% over the prior year on a reported basis and up 12%, excluding the Pension MTM Adjustment), while making “seed planting” investments, such as the acquisition of Sperian Protection and the funding of $151 million of repositioning projects, that form the foundation for future profitable growth.

Honeywell generated significant shareowner value in 2010, with approximately 36% stock price appreciation (compared to approximately 13% for S&P 500) and total shareowner return (stock price appreciation plus reinvested dividends) of 39.5%. The Company is increasing its dividend by 10% in 2011, marking the seventh time in the last eight years that the dividend has increased by 10%.

Based on the results described above and consistent with the Company’s conservative planning approach, the following 2010 compensation actions were taken:

•	officers (including Named Executive Officers) did not receive merit increases in base salary for the second consecutive year;

•	Named Executive Officers received annual bonuses ranging from 124% to 137% of their target opportunity after receiving no annual bonuses for 2009; and

•	Annual stock option grants were consistent with prior year levels.

The Management Development and Compensation Committee regularly reviews best practices in corporate governance and executive compensation. In 2010, the Committee revised Honeywell’s policies and practices to:

•

eliminate tax reimbursement payments (known as “tax gross-ups”) on both perquisites received by officers and excise taxes that may become due upon a change in control for new participants in the Company’s severance plan (in each case, effective January 1, 2010);

•	add a relative TSR-based adjustment mechanism to RSU grants to officers; and

•	guard the Company against competitive harm by obtaining enhanced restrictive covenants in connection with certain succession planning actions.

In addition, Honeywell’s executive compensation program includes stock ownership guidelines, limited perquisites, no payouts of accrued dividends on RSUs until vesting of the awards, a clawback policy permitting the recapture of incentive compensation in the event of a significant restatement, and the ability to cancel and recover equity awards from employees who leave the Company to join a competitor. The Committee’s independent compensation consultant does not perform any other services for the Company.

For the reasons discussed above, the Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board. The Management Development and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Last year, Honeywell voluntarily provided its shareowners with an advisory vote on executive compensation, which was approved by over 95% of the votes cast on the proposal

The Board of Directors unanimously recommends a vote FOR this proposal.

Proposal No. 4: ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing shareowners with an advisory vote on how frequently we should seek an advisory vote on the compensation of our Named Executive Officers. Accordingly, we are asking shareowners to vote on whether future advisory votes on Named Executive Officer compensation should occur every one year, every two years or every three years.

After careful consideration of this Proposal, the Board of Directors recommends that future advisory votes on Named Executive Officer compensation occur annually. The Board believes that an annual advisory vote on executive compensation is consistent with having a regular dialogue with our shareowners on corporate governance matters, including executive compensation philosophy, policies and practices. We will continue to emphasize the focus of the Company’s executive compensation program on driving long-term, sustainable, profitable growth and the design of the different program elements to act in an integrated manner so that it may properly be taken into account by shareowners in casting their advisory vote on executive compensation.

Shareowners will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareowners are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareowner vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareowners and adoption of material changes to compensation programs.

The Board of Directors unanimously recommends a vote for submitting the advisory vote on the compensation of our Named Executive Officers to shareowners every year.

Proposal No. 5: 2011 STOCK INCENTIVE PLAN OF
HONEYWELL INTERNATIONAL INC. AND ITS AFFILIATES

The Board of Directors is recommending that shareowners approve the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”). The Plan provides for long-term incentive compensation awards relating to a maximum of 39 million shares (the “Share Limit”) of Honeywell’s common stock (“Shares”). All employees of the Company and its affiliates (approximately 130,000 employees) will be eligible to receive awards under the Plan.

Summary of Equity Compensation Plans’ Positions

As of December 31, 2010, the number of shares to be issued upon exercise of outstanding options, units, warrants and rights from the 2006 Stock Incentive Plan, the 2003 Stock Incentive Plan, the 1993 Stock Plan, the 2006 Non-Employee Director Plan and the 1994 Non-Employee Director Plan (collectively, the “Share Plans”), and the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries and the AlliedSignal Incentive Compensation Plan for Executive Employees of AlliedSignal Inc. and its Subsidiaries (collectively, the “Deferred Compensation Plans”) (that is, all equity incentive plans of the Company under which Shares are to be issued) were as follows:

Total Number of Options & SARs Outstanding	40,791,531	(1)
Total Number of Unvested RSUs Outstanding	9,973,953
Total Number of Deferred RSUs	1,132,195

Awards Outstanding under the Share Plans	51,897,679

Total Number of Shares to be issued under the Deferred Compensation Plans	649,933

Total Number of Shares to be issued	52,547,612

(1) Weighted Average Life is 6.05 years; weighted average exercise price is $39.05.

Excluding the 2006 Stock Incentive Plan for which remaining available Shares will be cancelled upon approval of the Plan, as of December 31, 2010, Shares available for future grant under the Honeywell Global Stock Plan and the 2006 Non-Employee Director Plan (that is, all other equity incentive plans of the Company with available Shares) were as follows:

Honeywell Global Stock Plan	2,540,456
2006 Non-Employee Director Plan	267,000

Total Shares available for future issuance	2,807,456

Purpose of The Plan

The Plan will assist the Company to attract and retain key employee talent. The Plan will also assist the Company to further align employee and shareowner interests, closely link employee compensation with the Company’s performance and maintain high levels of employee stock ownership. The Plan provides an essential component of the total compensation package offered to key employees. It reflects the importance placed by the Company on motivating employees to achieve superior results over a long term and paying employees based on that kind of achievement. See “Compensation Discussion and Analysis” beginning on page 24.

Honeywell strongly believes that its stock compensation programs and emphasis on employee stock ownership have been integral to the Company’s success and that a continuation of those programs and that emphasis is necessary for the Company to achieve superior performance in the future. Therefore, the approval of the Plan is vitally important.

The Plan represents a use of shareowner and Company resources. In order for those resources to be well-spent, the Plan must be appropriately designed and operated. The Plan will be administered under the supervision of the Management Development and Compensation Committee (the “Committee”), which is comprised entirely of independent directors. The Committee has authority to make awards under the Plan. The Plan enables the Company to provide industry-competitive long-term incentive opportunities, and the Committee will continue to use Shares available under the Plan at appropriate rates that do not result in excessive dilution of shareowner equity. Over the past several years, the Company’s annual “run rate” (that is, Shares subject to awards made under the Company’s equity compensation plans as a percentage of total Shares outstanding) has ranged between approximately 1.0% and 1.7%. The Committee expects that the Company’s annual run rate under the Plan will be between 1.0% and 1.5% over the next few years. The fair market value of a Share of Common Stock as of February 28, 2011 was $57.55.

In addition, the Plan has been designed with the following features to support the Company’s pay-for-performance philosophy and to protect shareowner interests:

(1)

Reasonable Share Request. The requested Share Limit under the Plan is 39 million shares. Upon shareowner approval of the Plan, no further grants will be made under the Company’s 2006 Stock Incentive Plan. As a result, all Shares that were previously authorized but remain available for grant under the 2006 Stock Incentive Plan will no longer be available for grant under the 2006 Stock Incentive Plan (21,512,252 shares as of December 31, 2010—see Equity Compensation Plans table on page 68 for more detail). If an award that has already been granted under the 2006 Stock Incentive Plan (or the Company’s 2003 Stock Incentive Plan or 1993 Stock Plan) is forfeited or cancelled or expires, then the Shares subject to that award will be available for award pursuant to the Plan.

(2)

Certain Types of Awards Prohibited. As with the Company’s 2006 Stock Incentive Plan, the Plan expressly prohibits the grant of stock options or stock appreciation rights with an exercise price less than fair market value of Common Stock on the date of grant. Reloading of stock options or stock appreciation rights are also not permitted under the Plan.

(3)

Certain Practices Prohibited. The Plan prohibits repricing of awards or the cancellation of awards in exchange for new awards with lower exercise prices without shareowner approval. This includes prohibiting exchanging “underwater” options for cash or Shares. Adjustments to outstanding awards based on standard anti-dilution provisions are permitted. The Plan also prohibits the payment of dividend equivalents with respect to stock options and stock appreciation awards.

(4)

Minimum Vesting Provisions. The Plan generally provides that awards may not fully vest in less than three years. No more than 2 million Shares (approximately 5% of the Shares available under the Plan) may be subject to stock option, stock appreciation right, restricted stock, restricted unit or other stock- based awards that fully vest in less than three years.

(5)

Share Limit Counting Rules. Shares tendered or withheld to pay taxes or the exercise price of stock option awards will not be added back to the number of Shares available to be issued under the Plan. Stock appreciation rights settled in Shares will not be counted on a net basis. In other words, each Share for which a stock-settled stock appreciation right is exercised will count as a full Share against the Share Limit.

(6)

Limitation on Full Value Awards. The Plan provides for equity-based awards that fall into two categories: (a) stock options and other similar awards in which potential incentive compensation is based on appreciation in the value of Shares (“Appreciation Awards”) and (b) all other equity-based awards, in which the potential incentive compensation is based on the full value of Shares (“Full Value Awards”). In recognition of the differences between these categories, each category may count differently against the Share Limit. Appreciation Awards always count against the Share Limit on a one-for-one basis. Full Value Awards relating to up to 9.5 million Shares also count against the Share Limit on a one-for-one basis. If Full Value Awards are granted for more than 9.5 million Shares, each Share over 9.5 million will count against the Share Limit on a four-for-one basis.

(7)

Stock Ownership Guidelines. Honeywell’s stock ownership guidelines are designed to emphasize that executives should manage the Company from an owner’s perspective. These guidelines call for officers to hold for at least one year the net shares from restricted stock unit vesting (with respect to restricted stock units granted after the adoption of the guidelines in May 2003) or the net gain shares of Honeywell stock that they receive by exercising stock options. See “Stock Ownership Guidelines” on page 42 for additional detail regarding these stock ownership guidelines.

The following is a summary of the material terms and provisions of the Plan and certain tax effects of participation in the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached hereto as Exhibit A and incorporated herein.

To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern. Capitalized terms that are used but not defined in this summary have the meanings given to them in the Plan.

Description of The Plan

Plan Administration. The Plan will be administered by the Committee, which will have discretion and authority to interpret the Plan, prescribe, amend and rescind rules and regulations regarding the Plan, select Employees to receive Awards, determine the form, terms and conditions of Awards, and take other actions it deems necessary or advisable for the proper operation or administration of the Plan. The Committee may delegate its duties and authority under the Plan, except for the authority to grant and administer Awards to certain senior executives and its duty to establish and certify the attainment of certain performance conditions attached to certain Awards.

Stock Options and Stock Appreciation Rights. Stock Options awarded under the Plan may be in the form of Nonqualified Stock Options or Incentive Stock Options. Stock Appreciation Rights may be awarded either alone or in tandem with Nonqualified Stock Options. Stock Options and Stock Appreciation Rights will have maximum terms of ten years. Stock Options and Stock Appreciation Rights will be subject to the following terms and conditions:

•	The Exercise Price for each Share subject to a Stock Option or Stock Appreciation Right will be not less than the Fair Market Value of a Share on the date of grant.

•

The Plan prohibits repricing of Stock Options or Stock Appreciation Rights unless shareowner approval of the repricing is obtained. Stock Options and Stock Appreciation Rights will not be granted with Dividend Equivalents or reload features.

•

The exercisability of Stock Options and Stock Appreciation Rights will be subject to vesting, and may be subject to performance; conditions. Stock Options and Stock Appreciation Rights generally will vest over a period of at least three years, with current practice being to vest annual grants of Stock Options over a period of four years, except that performance-based Stock Options and Stock Appreciation Rights may vest as early as one year after they are granted and Stock Options and Stock Appreciation Rights may immediately vest upon the death or Disability of an Employee, or upon a Change in Control. Additionally, up to 2 million Shares may be subject to stock-based Awards (including Stock Option or Stock Appreciation Right Awards) that fully vest in less than three years.

•

Generally, outstanding vested Stock Options and Stock Appreciation Rights will remain exercisable for a period of three years after Termination of Employment because of early or full retirement, death or Disability; one year after involuntary termination not for Cause; and 30 days after voluntary termination for any other reason, but in no case beyond the full remaining term. In the event of involuntary termination for Cause, all Stock Options and Stock Appreciation Rights will immediately be cancelled.

•	The Plan permits various methods for cashless exercise of Stock Options and withholding for the payment of taxes associated with the exercise of Stock Options.

Performance Awards. Performance Awards may be Awards of the types described elsewhere in this summary, Growth Plan Units or Cash-Based Awards. In any case, they are subject to the following terms and conditions:

•

Performance Awards will be granted in connection with a Performance Cycle determined by the Committee and which may be no shorter than twelve months. The amount payable with respect to Performance Awards will be determined by reference to the degree of attainment of one or more of the following Performance Measures, as selected by the Committee: (1) sales (or any component of sales); (2) operating income; (3) net income; (4) earnings per Share; (5) return on equity; (6) cash flow (including operating cash flow, free cash flow, cash flow yield and/or cash flow conversion); (7) cash flow per Share; (8) return on invested capital; (9) return on investments; (10) return on assets; (11) economic value added (or an equivalent metric); (12) Share price; (13) total shareowner return; (14) cost and expense reduction; (15) working capital (or working capital turns or days); (16) Segment operating margin, or (17) Segment operating income. Performance Measures may include any one or combination of the foregoing, may apply to the performance of Honeywell or any business unit, segment, division, or subsidiary of the Company and may relate to absolute or relative performance. Within 90 days after the start of a Performance Cycle, the Committee will establish, in writing, the Performance Measures that will apply to the Performance Cycle. The Performance Measures may be measured before or after taking taxes, interest, depreciation, amortization, extraordinary expenses, and/or pension-related expense or income into consideration, will exclude unusual or infrequently occurring items, charges for restructurings, discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment and other items, and will be determined in accordance with U.S. GAAP (to the extent applicable).

•

Performance Awards in the form of Growth Plan Units represent the right to receive a specified dollar amount based on achievement of Performance Measures, which may be settled in cash or in Shares with an equal value. Other Performance Awards may also be settled either in cash or in Shares with an equal value.

•	The amount payable with respect to any Performance Award will not exceed 200% of the amount that would be payable upon achievement of target-level performance for such Performance Award.

•

Performance Awards will generally be designed as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The Committee has the discretion, which it may apply on a case-by-case basis, to reduce, but not to increase, the amount payable to any Reporting Person (a term which includes “covered employees” within the meaning of Section 162(m)) with respect to any Performance Award.

Restricted Units and Restricted Stock. Restricted Units and Restricted Stock are Full Value Awards that are subject to the following terms and conditions:

•

Vesting restrictions for Restricted Units and Restricted Stock generally will lapse over a period of not fewer than three years from the date of grant, except in the event of Full Retirement (where partial accelerated vesting may apply), death or Disability of the Employee or a Change in Control, or other circumstances specified in the Plan. Up to 2 million Shares may be subject to stock-based Awards (including Restricted Units or Restricted Stock Awards) that fully vest in less than three years. Generally, when the Company grants Restricted Units as part of the annual equity award, units will vest ratably over 3 years. However, when the Company makes periodic discretionary grants of Restricted Units vesting is typically as follows: 33% on the 3rd anniversary of grant, 33% on the 5th anniversary of grant, and 34% on the 7th anniversary of grant.

•

Employees to whom Restricted Stock has been granted will have all the rights of a shareowner with respect to the Shares, including the right to vote and receive dividends. The Committee may pay dividends issued on Shares of Restricted Stock immediately or withhold them for the Employee’s account. Employees to whom Restricted Units have been granted will not have the rights of a shareowner with respect to the Shares related thereto, except that such Employees may be entitled to Dividend Equivalent rights to the extent set forth in the Award Agreement. Dividend Equivalents may be distributed immediately or withheld and deferred in the Employee’s account and subjected to a vesting schedule. The Company’s current practice is to convert Dividend Equivalents into additional Restricted Units which vest according to the same schedule as the underlying Restricted Units.

•	The Committee may permit Employees to defer payment of vested Restricted Units.

Other Stock-Based Awards. The Committee may, from time to time, grant Awards other than those referred to above that consist of, are denominated in, or are otherwise related to Shares. These Awards may include, among other things, stock units or phantom or hypothetical shares. The Committee has broad discretion to determine any terms and conditions that will apply to Other Stock-Based Awards under the Plan. Vesting restrictions for Other Stock-Based Awards will generally lapse over a period of not fewer than three years from the date of grant, except in the event of Full Retirement, death or Disability of the Employee, Change in Control or other circumstances specified in the Plan.

Transfer. Awards may not be transferred by an Employee other than by will or the laws of descent and distribution, except that Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered. The Committee may permit Employees to transfer Awards other than Incentive Stock Options to family members, a trust for the benefit of family members, certain family partnerships, or any other legal entity set up for the benefit of family members. Any Award so transferred will be subject to the same terms and conditions as the original grant and may be exercised or redeemed by the transferee only to the extent that the Award would have been exercisable or payable in the hands of the Employee had no transfer occurred.

Non-Competition. The Committee has discretion to provide in the Award Agreement terms and conditions that may result in forfeiture of all or part of an Award, including terms relating to non-competition, non-solicitation, and confidentiality. In addition, the Company may be entitled to or required by law, Company policy, a relevant securities exchange or the terms of an Award Agreement to recoup all or part of the compensation paid to an

Employee pursuant to the Plan and each Employee who receives a grant under the Plan agrees to comply with any request or demand for recoupment.

Provisions Concerning Authorized Shares. Shares issuable under the Plan may consist of authorized but unissued Shares or Shares held in Honeywell’s treasury. In determining the number of Shares that remain available under the Plan at any time:

•

Only Awards payable in Shares will be counted. If an Award terminates, expires or is forfeited or cancelled for any other reason without the issuance of Shares, or is settled in cash, the Shares underlying such Award will be available for future Awards under the Plan.

•

If Shares are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option, or in satisfaction of tax withholding obligations, such Shares will not be available for future Awards under the Plan.

•

Shares subject to Awards granted in connection with the assumption, conversion or substitution of incentive compensation as a result of the acquisition of another company by Honeywell or an Affiliate or a combination of Honeywell or an Affiliate with another company will not count against the number of Shares authorized to be issued pursuant to the Plan.

Additional Limits. In addition to the limit on the number of Shares authorized to be issued pursuant to the Plan described above, the following limits shall also apply:

•	No more than 10 million Shares may be issued under grants of Incentive Stock Options during the term of the Plan.

•

No Employee may be granted Awards (other than Growth Plan Units and Cash-Based Awards) relating to more than 3 million Shares during any 36-month period. In addition, no more than $10 million may be paid in cash or in Shares (based on the value of the Shares at the time of payment) to any Employee with respect to Growth Plan Units or Cash-Based Awards for any Performance Cycle of twelve months (adjusted proportionately for any longer Performance Cycle).

•

Up to 9.5 million Shares related to Awards other than Stock Options or Stock Appreciation Rights may be granted under the Plan on a one-for-one basis. Once this limit is reached, the Shares related to future Awards other than Stock Options or Stock Appreciation Rights may be granted under the Plan on a four-for-one basis. Shares related to Awards granted on a one-for-one basis that again become available for issuance may be issued on a one-for-one basis.

Adjustments. The maximum number of Shares available for issuance under the Plan, the individual and aggregate limits described above, the number of Shares underlying outstanding Awards and the Exercise Price applicable to outstanding Awards shall be equitably adjusted upon certain events effecting the capitalization of Honeywell such as a recapitalization or stock split. Upon the occurrence of certain extraordinary corporate transactions, such as a dissolution, sale, or merger of Honeywell, the Committee has discretion to cancel each Award in exchange for an amount in cash or to provide for the exchange of each Award for an Award with respect to some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in the transaction.

Change in Control. Except as otherwise provided in an Award Agreement, all outstanding Awards will become vested and/or exercisable as of the effective date of a Change in Control of Honeywell, as defined in the Plan, and all conditions will be waived with respect to such Awards. All Restricted Units will be converted into cash, on such basis as determined under the Plan, and will be paid with any credited Dividend Equivalents within 90 days after the date of Change in Control. In addition, upon the occurrence of a Change in Control, each Employee with an outstanding Performance Award will be deemed to have achieved a level of performance that would cause all of the Employee’s Performance Awards to vest, become exercisable, or become payable at target levels, and all restrictions on Performance Awards will immediately lapse. All vested Performance Awards will be paid in cash or Shares within 90 days after the date of a Change in Control. Notwithstanding the forgoing, payment of any outstanding Award which has been deferred by a Participant prior to the Change in Control will be made in accordance with the terms of the deferral election. The Plan defines the term “Change in Control” by incorporating the definition required under Section 409A of the Internal Revenue Code, which requires a “change in control event” to be objectively determinable with no discretionary authority reserved to the Committee.

Amendment and Termination. No material revision to the Plan may become effective without shareholder approval. For this purpose, a revision will be deemed to be material based on the rules adopted by the NYSE from time to time or if it materially increases the number of Shares that may be issued under the Plan (other than as a result of an adjustment described above). NYSE rules currently provide that material revisions which require shareholder approval include a material increase in the number of shares available under the Plan, a material expansion of the types of awards available under the plan, a material expansion of the class of employees, directors, or other service providers eligible under the Plan, a material extension of the term of the Plan, a material change in the method of determining the strike price of options under the Plan and an amendment to permit option repricing. Subject to NYSE rules, the Board and its delegates are authorized to amend or terminate the Plan and the Plan will terminate, if not sooner as a result of Board action, on April 25, 2021 (the 10th anniversary of the date of the Company’s 2011 Annual Meeting of Shareowners).

Summary of Federal Income Tax Consequences of Awards

The following is a brief summary of the principal United States federal income tax consequences of Awards and transactions under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Nonqualified Stock Options and Stock Appreciation Rights. An Employee will not recognize any income at the time a Nonqualified Stock Option or Stock Appreciation Right is granted, nor will Honeywell be entitled to a deduction at that time. When a Nonqualified Stock Option is exercised, the Employee will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Shares received as of the date of exercise over the Exercise Price. When a Stock Appreciation Right is exercised, the Employee will recognize ordinary income in an amount equal to the cash received or, if the Stock Appreciation Right is paid in Shares, the Fair Market Value of the Shares received as of the date of exercise. Payroll taxes are required to be withheld from the Employee on the amount of ordinary income recognized by the Employee. Honeywell will be entitled to a tax deduction with respect to a Nonqualified Stock Option in the same amount as the Employee recognizes income.

Incentive Stock Options (“ISOs”). An Employee will not recognize any income at the time an ISO is granted or exercised. However, the excess of the Fair Market Value of the Shares on the date of exercise over the Exercise Price paid will be a preference item that could create a liability under the alternative minimum tax. If an Employee disposes of the Shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the Exercise Price paid), if any, will be long-term capital gain eligible for favorable tax rates. If the Employee disposes of the Shares prior to the end of the holding period, the disposition is a “disqualifying disposition” and the Employee will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the lesser of (i) the Fair Market Value of the Shares on the date of exercise or (ii) the amount received for the Shares, over the Exercise Price paid. The balance of the gain or the loss, if any, will be long-term or short-term capital gain or loss, depending on how long the Shares were held by the Employee prior to disposition. Honeywell is not entitled to a deduction as a result of the grant or exercise of an ISO. If an Employee recognizes ordinary income as a result of a disqualifying disposition, Honeywell will be entitled to a deduction in the same amount as the Employee recognizes ordinary income.

Growth Plan Units. An Employee will not recognize any income at the time a Growth Plan Unit is granted, nor will Honeywell be entitled to a deduction at that time. To the extent a Growth Plan Unit is paid in cash, an Employee will recognize compensation income in the year the Growth Plan Unit is redeemed in the amount of cash payable. Payroll taxes are required to be withheld on the amount paid. Honeywell will be entitled to a deduction in the same amount as the Employee recognizes income.

Restricted Units and Restricted Stock. An Employee will not recognize any income at the time a Restricted Unit or Share of Restricted Stock is granted, nor will Honeywell be entitled to a deduction at that time. When a Restricted Unit is redeemed, the Employee will recognize ordinary income in an amount equal to the Fair Market Value of the Shares received or, if the Restricted Unit is paid in cash, the amount payable. In the year in which Shares of Restricted Stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the Shares vest), the Employee will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Shares on the date of vesting over the amount, if any, the Employee paid for the Shares. An Employee may, however, elect within 30 days after receiving Restricted Stock to recognize ordinary income in the year of receipt instead of the year of vesting. If an election is made, the amount of income recognized by the Employee will be equal to the excess of the Fair Market Value of the Shares on the date of receipt over the amount, if any, the Employee paid for the Shares. Payroll taxes are required to be withheld from the Employee on the amount of ordinary income recognized by the Employee. Honeywell will be entitled to a tax deduction in the same amount as the Employee recognizes income.

Cash-Based Awards. An Employee will not recognize any income at the time of the grant to the Employee of a Cash-Based Award. The Employee will recognize income at the time that cash is paid to the Employee pursuant to a Cash-Based Award, in the amount paid. Payroll taxes will be required to be withheld at that time. Honeywell will be entitled to a tax deduction in the same amount as the Employee recognizes income.

Code Section 162. With certain exceptions, Section 162(m) of the Internal Revenue Code limits Honeywell’s deduction for compensation in excess of $1 million paid to “covered employees” (such employees are included in the definition of “Reporting Person” in the Plan). Compensation paid to covered employees is not subject to the deduction limitation, however, if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Honeywell will generally design any Performance Awards granted to Reporting Persons under the Plan to meet the requirements of “qualified performance-based compensation” in order to be deductible by Honeywell for federal income tax purposes.

New Plan Benefits

As of the date of this proxy statement, no Awards have been made under the Plan. The amount of Awards to be made under the Plan is not presently determinable.

The Board of Directors unanimously recommends for a vote FOR the approval of the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates.

PROPOSAL NO. 6: HONEYWELL INTERNATIONAL INC.
INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES,
AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2011

The Board of Directors is recommending that shareowners approve the Honeywell International Inc. Incentive Compensation Plan for Executive Employees, Amended and Restated Effective as of January 1, 2011 (the “Plan”). The Plan provides for annual cash incentive compensation awards to certain eligible employees. The Plan has been in effect since, and was last approved by shareholders in, 1994. “Senior Executive Employees” (approximately 90 employees at the level of Vice President or higher, including employees who have been elected by the Board of Directors as officers of the Company (“Corporate Officers)) and “Executive Employees” (approximately 600 employees generally at the level of Director) will be eligible to receive awards under the Plan.

The Plan is being submitted for shareowner approval in order to comply with the requirements of Section 162(m) of the Internal Revenue Code (the “Code”). Shareowner approval is required because the material terms of the performance goal under the Plan have been changed. Specifically, the performance goal is to achieve positive Consolidated Earnings, and the definition of “Consolidated Earnings” has been modified to mean “the consolidated net income for the Performance Period for which an Incentive Compensation Award is made, as determined by Honeywell’s independent auditors, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions, the effects of the annual fourth quarter mark-to-market adjustment that recognizes pension related net actuarial gains and losses outside the Corridor, and the effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles.” The modified definition adds the exclusion for the effects of the annual fourth quarter mark-to-market adjustments.

The following is a summary of the material terms and provisions of the Plan and certain tax effects of participation in the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached hereto as Exhibit B and incorporated herein. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern. Capitalized terms that are used but not defined in this summary have the meanings given to them in the Plan.

Description of The Plan

Purpose. The purpose of the Plan is to attract and retain highly qualified employees, to obtain from each the best possible performance, and to underscore the importance to such employees of achieving particular business objectives. The Plan provides an essential component of the total compensation package offered to key employees. See “Compensation Discussion and Analysis” beginning on page 24.

Plan Administration. The Plan will be administered by the Management Development and Compensation Committee of the Board of Directors (the “Committee”). The Committee has authority to interpret the Plan; to prescribe, amend and rescind rules and procedures relating to the Plan; and to make all determinations, and to formulate such procedures, as it deems necessary or advisable for the administration of the Plan.

Incentive Compensation Awards. The Plan provides that Incentive Compensation Awards may be made to Corporate Officers selected by the Committee and to Senior Executive Employees (other than Corporate Officers) and Executive Employees selected by the Chief Executive Officer, subject to certain aggregate and individual amount limitations applicable to each Performance Period.

Incentive Compensation Awards made to Senior Executive Employees for any Performance Period may not exceed, in the aggregate, 2% of Honeywell’s Consolidated Earnings for such Performance Period (the “Maximum Amount”) and Incentive Compensation Awards made to Executive Employees for any Performance Period may not exceed, in the aggregate, an amount as determined by the Committee from time to time. The maximum Incentive Compensation Award payable to any individual with respect to any Performance Period (the “Maximum Individual Award”) is 0.4% of Consolidated Earnings for any individual who is the Chief Executive Officer during any part of such Performance Period and 0.2% of Consolidated Earnings for any other Employee.

The amounts of individual Incentive Compensation Awards to Senior Executive Employees will be determined by the Committee; provided, however, the Committee may delegate its authority to determine Incentive Compensation Awards to Senior Executive Employees (other than Corporate Officers) to the Chief Executive Officer. The amounts of individual Incentive Compensation Awards to Executive Employees will be determined by the Chief Executive Officer. All such determinations shall be made in accordance with the following formula. If the performance goal of attaining positive Consolidated Earnings for the Performance Period is obtained, then the Incentive Compensation Award payable to an individual who is the Chief Executive Officer during any part of the Performance Period shall be equal to 0.4% of Consolidated Earnings and the Incentive Compensation Award payable to any other Employee shall be equal to 0.2% of Consolidated Earnings. The Committee has the discretion to reduce the amount of the Incentive Compensation Award actually paid to any Employee to less than the 0.4% or 0.2% of Consolidated Earnings otherwise due and the Chief Executive Officer has the discretion to reduce the amount of the Incentive Compensation Award actually paid to any Executive Employee and Senior Executive Employee (to the extent the Committee has delegated its authority to determine Incentive Compensation Awards to the Chief Executive Officer) to less than the 0.2% of Consolidated Earnings otherwise due. The Committee has exercised such discretion in each year in the past that the Plan has been in effect.

Incentive Compensation Awards are paid in full as soon as practicable following the end of the Performance Period and the certification by the Committee of the attainment of the performance goal, but in no case later than the 15th day of the third month following the end of the Honeywell fiscal year in which the Performance Period ended.

Corporate Transactions. If a Change in Control (as defined in the Plan) occurs during any Performance Period, Employees shall be entitled to an Incentive Compensation Award based on the Committee’s good faith estimates of the Company’s actual performance for the portion of the Performance Period that ends on the date of the Change in Control. Payment of such Incentive Compensation Awards shall be made at such time as the Plan would normally pay Incentive Compensation Awards (but no later than the 15th day of the third month following the end of the Honeywell fiscal year in which the Change in Control occurred), subject to the employee being either actively employed on the payment date or having been involuntarily terminated other than for Cause or terminated for Good Reason after the Change in Control date but before the payment date.

Amendment and Termination. The Board of Directors and the Committee each have the right at any time to amend, suspend, discontinue or terminate the Plan; provided that no such action shall be effective without approval by the shareowners of Honeywell to the extent such approval is necessary to comply with applicable laws. No amendment of the Plan shall annul or diminish an Incentive Compensation Award already made to an Employee under the Plan without such Employee’s consent. In the event that a Change in Control occurs, the Plan shall terminate automatically as of the date of the Change in Control.

Federal Income Taxes

With certain exceptions, Section 162(m) of the Code limits Honeywell’s deduction for compensation in excess of $1 million paid to “covered employees.” Compensation paid to covered employees is not subject to the deduction limitation, however, if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Honeywell will generally design any Incentive Compensation Awards granted to Senior Executive Employees (a group which includes all employees of the Company who are or may become “covered employees” within the meaning of Section 162(m) of the Code) under the Plan to meet the requirements of “qualified performance-based compensation” in order to be deductible by Honeywell for federal income tax purposes.

The Plan is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder, and the provisions of the Plan shall be interpreted in a manner that satisfies such requirements, to the extent permitted by law. Incentive Compensation Awards granted under the Plan are intended to be excluded from coverage under Section 409A of the Code by reason of their qualification as “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), unless, and only to the extent that, a deferral election is made pursuant to the Plan.

An Employee will not recognize any income at the time of the grant to the Employee of an Incentive Compensation Award. The Employee will recognize income at the time that cash is paid to the Employee pursuant to an Incentive Compensation Award, in the amount paid. Payroll taxes will be required to be withheld at that time. Honeywell will be entitled to a tax deduction in the same amount as the Employee recognizes income.

New Plan Benefits

As of the date of this proxy statement, no Incentive Compensation Awards have been made under the Plan for 2011 or thereafter. The amount of Incentive Compensation Awards to be made under the Plan is not presently determinable.

The Board of Directors unanimously recommends for a vote FOR the approval of the Honeywell International Inc. Incentive Compensation Plan for Executive Employees, Amended and Restated Effective as of January 1, 2011.

SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated below, the Board of Directors unanimously recommends a vote AGAINST each of these proposals.

Proposal No. 7: SHAREHOLDER ACTION BY WRITTEN CONSENT

This proposal has been submitted by John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 (the beneficial owner of 100 shares of Common Stock).

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate (ALL) and Sprint (S). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay with $13 million for CEO David Cote.

The Corporate Library said our company boosted grant levels of stock options and restricted stock units (RSUs). CEO Cote received a mega-grant of 650,000 stock options in 2008 with an exercise price of $58.48, but in 2009, he received 950,000 stock options at an exercise price of only $28.35.

Clearly, Mr. Cote stands to benefit greatly as the market continues its gradual ascent since late 2008. Indeed, by the time our stock rebounded (along with the market) to $45, Mr. Cote already had $16 million of notional profit embedded in the award less than 14 months from the date of the grant. This was not pay for performance. Also, he already owned 5,214,700 exercisable options. Market priced stock options may provide monetary rewards due to a rising market alone, regardless of our company’s performance.

Furthermore, additional payments included 150,000 time-based restricted stock units that vest after only three years. The company intended to reinstitute a Growth Plan and an incentive compensation plan in 2010. Considering that Mr. Cote earned $17.5 million in 2008 pursuant to these plans—despite missing performance targets—The Corporate Library hoped such high levels of executive pay won’t unnecessarily return in 2010.

Additionally there were generous perks for Mr. Cote such as personal use of corporate aircraft, home security and tax reimbursements as well as more than $29 million in accumulated pension benefits.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent in order to initiate improved governance and performance: Yes on 7.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board believes that adoption of this proposal regarding shareowner action by written consent is unnecessary in light of the ability of shareowners to call special meetings and that adoption of the proposal would not be in the best interests of shareowners.

Shareowners have the right to call special meetings of shareowners if certain ownership and disclosure requirements are met. These requirements guard against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with the long-term best interests of the

Company and shareowners in general. The Board believes that this approach strikes the right balance between the rights of shareowners to have a voice in driving the Company’s governance, on the one hand, and protecting against abusive actions that may disrupt the effective management of the Company and be detrimental to shareowner interests, on the other. Conversely, the written consent procedure may not provide all shareowners with the same rights or adequate procedural protections, particularly with respect to having a sufficient time to review or vote upon a proposed action.

Moreover, the prohibition against shareowner action by written consent is designed to encourage a party making an unsolicited bid for Honeywell to negotiate with the Board to reach terms that are fair and in the best interests of all Honeywell shareowners. The Board weighs diligently and thoroughly the merits of takeover offers and is in the best position to evaluate the adequacy and fairness of such offers, to negotiate on behalf of all shareowners, and to protect shareowners from abusive tactics during a takeover process. The ability of shareowners to approve the sale of the Company via written consent can result in shareowners receiving less value than that to which they might otherwise receive as the Board may not have an opportunity to assess proposed actions or seek higher-value alternatives. Shareowners could also use a consent solicitation to remove and replace directors and effectively assume control without having to pay a control premium to shareowners. The Board believes that the prohibition against shareowner action by written consent is a critical tool in that setting that helps protect and increase shareowner value.

The Board believes that the need for adoption of this proposal should be evaluated in the context of the Company’s overall corporate governance. The accountability of directors to the Company’s shareowners has been enhanced through the declassification of the Board (resulting in the annual election of the directors) and the adoption of majority voting in the election of directors. The Company has also eliminated the supermajority voting provisions contained in its Amended and Restated Certificate of Incorporation and By-laws, amended its By-laws to provide for shareowner approval of poison pills, and amended its Corporate Governance Guidelines to provide for the recoupment of incentive compensation in the event of a significant restatement. In addition, in 2010, the Company amended its Restated Certificate of Incorporation and By-laws to allow for holders of at least 20% of the outstanding stock (excluding derivatives) of the Company to call a special meeting of shareowners. The Company also voluntarily presented an advisory vote on executive compensation at last year’s Annual Meeting that received support of over 95% of votes cast.

Given the actions that Honeywell has taken over the last several years and is currently taking to protect shareowner value, increase shareowner rights and ensure director accountability, the Board believes that adoption of this proposal would not add significant value to the Company’s growth or performance or to shareowners’ interests and instead would have the detrimental effect of providing the means for short-term or individual shareowners to act in their own self interest by advocating proposals that neither enhance shareowner value nor advance the interests of shareowners as a whole.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

Proposal No. 8: SPECIAL SHAREOWNER MEETINGS

This proposal has been submitted by June Kreutzer and Cathy Snyder, 54 Argyle Place, Orchard Park, New York 14127 (the owner of 310 shares of Common Stock).

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring—when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies: CVS Caremark, Sprint Nextel, Safeway, Motorola and R. R. Donnelley.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

Our Chairman, David Cote, with $29 million in accumulated pension benefits, was on the JPMorgan Board rated “D” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm. The Corporate Library was critical of the JPMorgan Board because there were three active CEOs [including Mr. Cote] who may not have the requisite time to devote to their board duties. Mr. Cote nonetheless supposedly had time for two JPMorgan Board Committees. Michael Wright received our highest negative votes and served on our Audit Committee and Nomination Committees.

We had no shareholder right to an independence Board Chairman, a lead director, to use cumulative voting or to act by written consent. Plus we gave 48%-support to a 2010 shareholder proposal for an independent board chairman.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices. Special Shareowner Meetings—Yes on 8.

Board of Directors’ Recommendation—The Board of Directors unanimously recommends that shareowners vote AGAINST this proposal for the following reasons:

Honeywell’s Amended and Restated Certificate of Incorporation currently provides that special meetings of shareowners may be called by the CEO, a majority of the Board of Directors or the holders of 20% or more of the outstanding shares of Honeywell Common Stock (excluding derivatives). This ownership threshold was implemented through action supported by over 95% of the votes cast at the Company’s 2010 Annual Meeting of Shareowners.

While this minimum ownership threshold is not as low as that sought in this shareowner proposal (10%), the Board believes that the 20% threshold strikes an appropriate balance between enhancing shareowner rights and not providing a mechanism for individual shareowners to pursue special interests that are not in the best interests of the Company and its shareowners in general. The proposed threshold is also consistent with the proposition that special meetings should be limited to extraordinary matters and/or significant strategic concerns that require attention prior to the next annual meeting. The exclusion of derivative securities from the determination of satisfaction of the prescribed ownership threshold will ensure that the shareowners seeking to call a special meeting have a true economic interest in the Company.

The Board also believes that the ownership threshold should be evaluated in light of the Company’s overall corporate governance and the practices of other comparable companies. The accountability of directors to the Company’s shareowners has been enhanced through the declassification of the Board (resulting in annual election of all directors) and the adoption of majority voting in the election of directors. The Company has also eliminated the supermajority voting provisions contained in its Certificate of Incorporation and By-laws, amended its By-laws to provide for shareowner approval of poison pills, and provided for the recoupment of incentive compensation in the event of a significant restatement. The Company also voluntarily presented an advisory vote on executive compensation at last year’s Annual Meeting that received the support of over 95% of the votes cast. Over half of the S&P 500 companies do not permit shareowners to call special meetings and approximately 70% of the ones that do have prescribed minimum ownership thresholds of 25% or more.

The Board also wishes to clarify that it could not unilaterally implement this proposal. The affirmative vote of shareowners holding at least a majority of the shares of Common Stock issued and outstanding as of the record date would be required to approve the necessary amendment to the Company’s Amended and Restated Certificate of Incorporation.

For the reasons stated above, your Board of Directors unanimously recommends a vote AGAINST this proposal.

OTHER INFORMATION

Shareowner Proposals for 2012 Annual Meeting

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In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2012 Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 11, 2011. Proposals submitted thereafter will be opposed as not timely filed.

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If a shareowner intends to present a proposal for consideration at the 2012 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 27, 2011 and not later than January 26, 2012. Otherwise the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner and the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2012 Annual Meeting. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner who wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

Director Nominations

Honeywell’s By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address set forth above.

Expenses of Solicitation

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2011 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

By Order of the Board of Directors,

Thomas F. Larkins
Vice President and Corporate Secretary

March 10, 2011

EXHIBIT A

2011 STOCK INCENTIVE PLAN
OF
HONEYWELL INTERNATIONAL INC.
AND ITS AFFILIATES

ARTICLE I
ESTABLISHMENT AND PURPOSE

1.1 Purpose. The purpose of this 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”) is to enable Honeywell International Inc. (the “Company”) to achieve superior financial performance, as reflected in the performance of its Common Stock and other key financial or operating indicators by (i) providing incentives and rewards to certain Employees who are in a position to contribute materially to the success and long-term objectives of the Company, (ii) aiding in the recruitment and retention of Employees of exceptional ability, (iii) providing Employees an opportunity to acquire or expand equity interests in the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Employees with that of the other shareowners of the Company. Towards these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights, Performance Awards, Restricted Units, Restricted Stock, Other Stock-Based Awards and Cash-Based Awards.

1.2 Effective Date; Shareowner Approval. The Plan is effective as of April 26, 2011, subject to the approval of the Plan by the Company’s shareowners at the Company’s 2011 Annual Meeting of Shareowners in a manner that satisfies the requirements of the General Corporation Law of the State of Delaware and the rules of the New York Stock Exchange.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms have the following meanings:

2.1 “1933 Act” means the Securities Act of 1933, as amended.

2.2 “Affiliate” means (i) any subsidiary of the Company of which at least 50 percent of the aggregate outstanding voting common stock or capital stock is owned directly or indirectly by the Company, (ii) any other parent of a subsidiary described in clause (i), or (iii) any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate by the Committee in its sole discretion.

2.3 “Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) “Stock Options” awarded pursuant to Section 4.3; (b) “Stock Appreciation Rights” awarded pursuant to Section 4.3; (c) “Performance Awards” awarded pursuant to Section 4.4; (d) “Restricted Units” awarded pursuant to Section 4.5; (e) “Restricted Stock” awarded pursuant to Section 4.5; and (f) “Other Stock-Based Awards” awarded pursuant to Section 4.6.

2.4 “Award Agreement” means the document issued, either in writing or an electronic medium, by the Committee to a Participant evidencing the grant of an Award.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means a Performance Award other than a Stock Option, Stock Appreciation Right, Restricted Units, Restricted Stock, Other Stock-Based Award or Growth Plan Unit.

2.7 “Cause” has the meaning set forth in the severance plan of the Company applicable to the Participant or, if the Participant is not covered under such a plan, the meaning set forth in the Severance Pay Plan for Designated Employees of Honeywell International Inc. (Career Bands 1-4) as in effect at the time of the relevant Termination of Employment. Cause will be determined by the Committee for Reporting Persons or by the Company for all other Participants, in its sole and absolute discretion.

2.8 “Change in Control” means (i) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) Ï 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation Ï 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or (iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation Ï 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company and its subsidiaries on a consolidated basis that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company and its subsidiaries on a consolidated basis immediately before such acquisition or acquisitions. For purposes of clause (iv), gross fair market value means the value of the assets of the Company and its subsidiaries on a consolidated basis, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing clauses (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation Ï1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

2.9 “Code” means the Internal Revenue Code of 1986, as amended.

2.10 “Committee” means the Management Development and Compensation Committee of the Board or any successor committee or subcommittee of the Board or other committee or subcommittee designated by the Board, which committee or subcommittee is comprised solely of two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations and Non-Employee Directors within the meaning of Rule 16b-3(b)(3) under the Exchange Act.

2.11 “Common Stock” means the common stock of the Company.

2.12 “Company” means Honeywell International Inc.

2.13 “Disabled” or “Disability” shall, with respect to a Participant, have the meanings assigned to such terms under the long-term disability plan maintained by the Company or any of its Affiliates in which such Participant is covered at the time the determination is made, and if there is no such plan, then will mean the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience; provided that, to the extent an award subject to Section 409A of the Code shall become payable upon a Participant’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.

2.14 “Dividend Equivalent” means an amount equal to the cash dividend or the Fair Market Value of the stock dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

2.15 “Early Retirement” means the Termination of Employment on or after attainment of age 55 with 10 years of service, other than on account of an involuntary Termination of Employment for Cause, as determined in its sole discretion by the Committee for Reporting Persons or by the Company for all other Participants. For purposes of this Section 2.15, “years of service” is determined using the Participant’s most-recent adjusted service date, as reflected at the Participant’s Termination of Employment in the Company’s records.

2.16 “Employee” means any individual who performs services as an employee of the Company or an Affiliate. “Employee” does not include any leased employees.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

2.19 “Fair Market Value” means the average (mean) of the highest and lowest sales prices of a Share, as reported on the New York Stock Exchange (or any other reporting system selected by the Committee, in its sole discretion) on the date as of which the determination is being made or, if no sale of Shares is reported on this date, on the most recent preceding day on which there were sales of Shares reported.

2.20 “Full Retirement” means the Termination of Employment on or after attainment of age 60 with 10 years of service, other than on account of an involuntary Termination of Employment for Cause, as determined in its sole discretion by the Committee for Reporting Persons or by the Company for all other Participants. For purposes of this Section 2.20, “years of service” is determined using the Participant’s most-recent adjusted service date, as reflected at the Participant’s Termination of Employment in the Company’s records.

2.21 “GAAP” means U.S. generally accepted accounting principles.

2.22 “Growth Plan Unit” means a Performance Award denominated in Units.

2.23 “Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that meets the requirements of Section 422 of the Code and any related regulations and is designated by the Committee in the Award Agreement to be an Incentive Stock Option.

2.24 “Non-Employee Director” means any member of the Board, elected or appointed, who is not an Employee of the Company or an Affiliate. An individual who is elected to the Board at an annual meeting of the shareowners of the Company will be deemed to be a member of the Board as of the date of the meeting.

2.25 “Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

2.26 “Participant” means an Employee who has been granted an Award under the Plan.

2.27 “Performance Award” means an Award granted under Section 4.4 of the Plan, the payment of which is conditioned on the attainment of one or more Performance Measures.

2.28 “Performance Cycle” means, with respect to any Award that vests or is earned based on Performance Measures, a period of at least one year, unless otherwise specified by the Committee, over which the level of attainment of performance of a Performance Measure will be determined.

2.29 “Performance Measure” means, with respect to any Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company and/or a business unit, segment, division or subsidiary of the Company during the Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following measures, separately or in relation to each other, or relative to a selected comparator group, as interpreted by the Committee, which (to the extent applicable) will be determined in accordance with GAAP: (a) Sales (or any component of sales); (b) Operating income; (c) Net income; (d) Earnings per Share; (e) Return on equity; (f) Cash flow (including operating cash flow, free cash flow, cash flow yield and/or cash flow conversion); (g) Cash flow per Share; (h) Return on invested capital; (i) Return on investments; (j) Return on assets; (k) Economic value added (or an equivalent metric, as determined by the Committee); (l) Share price; (m) Total shareowner return; (n) Cost and expense reduction; (o) Working capital (or working capital turns or days), (p) Segment operating margin, or (q) Segment operating income.

Performance Measures may be measured before or after taking taxes, interest, depreciation, amortization, extraordinary expenses, and/or pension-related expense or income into consideration, in the discretion of the Committee.

In determining attainment of Performance Measures, the Committee will exclude unusual or infrequently occurring items, charges for restructurings (employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment, and may determine no later than ninety (90) days after the commencement of any applicable Performance Cycle to exclude other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management.

2.30 “Potential Change in Control Period” is deemed to commence at the time of the earliest of the following events to occur: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control or otherwise result in an acceleration of the vesting of the Awards (except by virtue of the Participant’s Full Retirement, death or Disability); (ii) the Company or any person or group publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control or otherwise result in an acceleration of the vesting of the Awards (except by virtue of the Participant’s Full Retirement, death or Disability); (iii) any person or group (other than the Company, any subsidiary of the

Company or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15 percent or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Company or its Affiliates); or (iv) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period is deemed to continue until the earlier of (a) the date on which an acceleration of vesting is deemed to occur (except by virtue of the Participant’s Full Retirement, death or Disability), or (b) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

2.31 “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) the Exchange Act.

2.32 “Restricted Stock” means Shares issued pursuant to Section 4.5 that are subject to any restrictions that the Committee, in its discretion, may impose.

2.33 “Restricted Unit” means a Unit granted under Section 4.5 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

2.34 “Share” means a share of Common Stock.

2.35 “Stock Appreciation Right” means a right granted under Section 4.3 to an amount in cash or Shares equal to any increase in the Fair Market Value of the Shares between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

2.36 “Other Stock-Based Award” means an Award granted under Section 4.6 and denominated in Shares.

2.37 “Stock Option” means a right granted under Section 4.3 to purchase from the Company a stated number of Shares at a specified price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

2.38 “Target Amount” means the amount of Growth Plan Units or the amount of cash in respect of a Cash-Based Award that will be paid if the Performance Measure is met at the 100% level, as determined by the Committee.

2.39 “Target Vesting Percentage” means the percentage of Performance Awards that will vest or become exercisable if the Performance Measure is met at the 100% level, as determined by the Committee.

2.40 “Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company or any Affiliate for any reason, with or without Cause, as determined by the Company. Except as otherwise provided in an Award Agreement, (a) termination of employment shall be determined without regard to statutory or contractual notice periods for termination of employment, dismissal, redundancy, and similar events, and (b) if an Employee’s employment is terminated under circumstances that entitle the Employee to severance benefits pursuant to any applicable severance plan of the Company or an Affiliate in which the Employee participates, the Employee’s employment relationship with the Company or an Affiliate will cease on the day prior to the date that severance benefits become payable under the terms of the applicable severance plan without regard to any delay in payment required by Section 409A of the Code. Notwithstanding the foregoing, (a) if an Affiliate ceases to be an Affiliate while an Award granted to an Employee of that Affiliate is outstanding, the Committee may, in its discretion, deem such Employee to have a Termination of Employment on the date the Affiliate ceases to be an Affiliate or on a later date specified by the Committee; (b) the Committee shall make any determination described in clause (a) before or not more than a reasonable period after the date the Affiliate ceases to be an Affiliate; and (c) each Employee’s Termination of Employment shall be treated as an involuntary termination not for Cause. For purposes of clarification, any non-qualified deferred compensation (within the meaning of Section 409A of the Code) payable to the Employee upon a Termination of Employment pursuant to the terms and conditions of this Plan shall be paid to the Employee upon a “separation from service”, as determined in accordance with Section 409A of the Code.

2.41 “Unit” means, for purposes of Growth Plan Units, the potential right to an Award equal to US$100 (or such amount of other monetary currency as the Committee shall determine) and, for purposes of Restricted Units, the potential right to acquire one Share.

ARTICLE III
ADMINISTRATION

3.1 The Committee. The Plan will be administered by the Committee.

3.2 Authority of the Committee. The Committee will have authority, in its sole and absolute discretion and subject to the terms of the Plan, to (i) interpret the Plan; (ii) prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (iii) select Employees to receive Awards under the Plan; (iv) determine the form of Awards, the number of Shares subject to each Award, all the terms and conditions of an Award including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options and the terms of Award Agreements; (v) determine whether Awards will be granted singly, in combination or in tandem; (vi) establish and administer Performance Measures in connection with Performance Awards, and certify the level of performance attained with respect to Performance Measures; (vii) waive or amend any terms, conditions, restrictions or limitations on an Award, except that (A) the prohibition on the repricing of Stock Options and Stock Appreciation Rights, as described in Section 4.3(g), may not be waived, (B) the terms and conditions of Awards to Reporting Persons cannot be modified, amended or waived other than on account of death, Disability, retirement, Change in Control, Termination of Employment in connection with a business transfer or involuntary Termination of Employment not for Cause, and (C) Awards to Employees who are not Reporting Persons, the terms and conditions of which are modified, amended or waived, relate to no more than 5 percent of the number of Shares available under the Plan as of April 26, 2011, subject to adjustment in accordance with Section 5.3; (viii) in accordance with Article V, make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan that may be appropriate; (ix) provide for the deferred payment of Awards and the extent to which payment will be credited with Dividend Equivalents; (x) determine whether Awards may be transferable to family members, a family trust, a family partnership or otherwise; (xi) establish any provisions that the Committee may determine to be necessary in order to implement and administer the Plan in foreign countries; and (xii) take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3 Effect of Determinations. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

3.4 Delegation of Authority. The Committee, in its discretion and consistent with applicable law and regulations, may delegate its authority and duties under the Plan to the Chief Executive Officer of the Company or any other individual or committee as it deems to be advisable, under any conditions and subject to any limitations that the Committee may establish. Only the Committee, however, will have authority to grant and administer Awards to Reporting Persons, to establish and certify Performance Measures and to grant and administer Awards to any delegate of the Committee with respect to the Plan.

3.5 Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

3.6 No Liability. No member of the Committee, nor any person acting as a delegate of the Committee with respect to the Plan, will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE IV
AWARDS

4.1 Eligibility. All Employees are eligible to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

4.2 Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Agreement. Awards may be granted singly or in combination or in tandem with other Awards.

4.3 Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Agreement, subject to the provisions below:

(a)

Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Agreement, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Award affect the right to exercise the other Award. Stock Appreciation Rights may be granted either alone or in connection with concurrently or previously issued Nonqualified Stock Options.

(b)

Exercise Price. The Committee will set the Exercise Price of Stock Options or Stock Appreciation Rights granted under the Plan at a price that is equal to or greater than the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Exercise Price of Incentive Stock Options, however, will be equal to or greater than 110 percent of the Fair Market Value of a Share on the date of grant if the Participant receiving the Stock Options owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will be equal to the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Agreement.

(c)

Term and Timing of Exercise: Stock Options and Stock Appreciation Rights will lapse not later than 10 years after the date of grant, as determined by the Committee at the time of grant. Except as otherwise provided in an Award Agreement, each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions:

(i)

The Committee will determine and set forth in the Award Agreement the date on which any Award of Stock Options or Stock Appreciation Rights to a Participant may first be exercised; provided, however, that, except for Stock Options and Stock Appreciation Rights granted as Performance Awards and except as provided in Section 5.1, such Award shall not become fully vested for at least three years following the date of grant.

(ii)

A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable.

(iii)	Stock Options and Stock Appreciation Rights will vest and remain exercisable as follows, subject to the terms determined by the Committee, subsection (e) and paragraph (c) (v) and Section 5.4:

Event	Vesting	Exercise Period for Vested Awards

Death	Immediate vesting as of death	Expires earlier of (i) original expiration date, or (ii) 3 years after death.

Disability	Immediate vesting as of incurrence of Disability	Expires earlier of (i) original expiration date, or (ii) 3 years after Disability.

Full Retirement	Unvested Awards forfeited as of Full Retirement	Expires earlier of (i) original expiration date, or (ii) 3 years after retirement.

Early Retirement	Unvested Awards forfeited as of Early Retirement	Expires earlier of (i) original expiration date, or (ii) 3 years after retirement.

Voluntary Termination of Employment	Unvested Awards forfeited as of Termination of Employment	Expires earlier of (i) original expiration date, or (ii) 30 days after termination.

Involuntary Termination of Employment not for Cause	Unvested Awards forfeited as of Termination of Employment	Expires earlier of (i) original expiration date, or (ii) 1 year after termination.

Involuntary Termination of Employment for Cause	Unvested Awards forfeited as of Termination of Employment	Vested Awards immediately cancelled.

(iv)

Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(d)

Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Stock certificates will be registered and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order. No portion of the Exercise Price of a Stock Option may be paid from the proceeds of a loan of cash from the Company to the Participant. In addition, unless the Committee determines otherwise, payment of all or a portion of the Exercise Price may be made by:

(i)

Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii)

Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months, subject to paragraph (v), and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid;

(iii)

Instructing the Company to withhold Shares that would otherwise be issued having a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid (provided such withholding has been expressly authorized by the Committee); or

(iv)	Any combination of the methods described in paragraphs (i), (ii) and (iii).

(v)

The Committee, in consideration of applicable accounting standards, may waive any holding period on Shares required to tender pursuant to paragraph (ii) or prohibit withholding pursuant to paragraph (iii).

(e)	Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i)

Eligibility. Incentive Stock Options may be granted only to Employees of the Company or an Affiliate that is a subsidiary or parent corporation of the Company, within the meaning of Section 424 of the Code.

(ii)

Timing of Grant. No Incentive Stock Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s shareowners.

(iii)

Amount of Award. The aggregate Fair Market Value as of the date of grant of the Shares with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Affiliates will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option for all purposes.

(iv)

Timing of Exercise. If the Committee exercises its discretion in the Award Agreement to permit an Incentive Stock Option to be exercised by a Participant more than three months after the Participant has ceased being an Employee (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Section 22(e) of the Code), the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option for all purposes. For purposes of this paragraph (iv), an Employee’s employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed 90 days, or a longer period to the extent that the Employee’s right to reemployment with the Company or an Affiliate is guaranteed by statute or by contract. Where the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(v)

Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Participant during the Participant’s lifetime.

(f)

Exercise of Stock Appreciation Rights. Upon exercise, Stock Appreciation Rights may be redeemed for cash or Shares or a combination of cash and Shares, in the discretion of the Committee, and as described in the Award Agreement. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Rights was exercised. If the Stock Appreciation Right is redeemed for Shares, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(g)	Certain Prohibitions. The following terms or actions shall not be permitted with respect to any Award of Stock Options or Stock Appreciation Rights:

(i)

No Repricing. Except as otherwise provided in Section 5.3, in no event will the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or cancel outstanding Stock Options or Stock Appreciation Rights and grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards or purchase underwater Stock Options from a Participant for cash or replacement Awards without first obtaining the approval of the Company’s shareowners in a manner that complies with the rules of the New York Stock Exchange.

(ii)	No Dividend Equivalents. The Committee shall not provide for the payment of Dividend Equivalents with respect to Stock Options or Stock Appreciation Rights.

(iii)

No Reload Options. The Committee shall not grant Stock Options or Stock Appreciation Rights that have reload features under which the exercise of a Stock Option or Stock Appreciation Right by a Participant automatically entitles the Participant to a new Stock Option or Stock Appreciation Right.

(iv)

No Additional Deferral Features. The Committee shall not grant Stock Options or Stock Appreciation Rights that have “additional deferral features” as described in Section 409A of the Code, thereby subjecting the Stock Option or Stock Appreciation Right to the requirements of Section 409A.

4.4 Performance Awards. The Committee may grant Performance Awards to the Employees that the Committee may from time to time select, in the amounts and, subject to Section 7.14, pursuant to the terms and conditions that the Committee may determine and set forth in the Award Agreement, subject to the provisions below:

(a)	Performance Cycles. Performance Awards will be awarded in connection with a Performance Cycle determined by the Committee; provided, however, that a Performance Cycle may be no shorter than 12 months.

(b)

Eligible Participants. Within 90 days after the commencement of a Performance Cycle, the Committee will determine the Employees who will be eligible to receive a Performance Award for the Performance Cycle, provided, however, that the Committee may determine the eligibility of any Employee other than a Reporting Person after the expiration of this 90-day period.

(c)	Performance Measures; Targets; Award Criteria.

(i)

Within 90 days after the commencement of a Performance Cycle, the Committee will fix and establish, in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) with respect to Growth Plan Units and Cash-Based Awards, the Target Amount payable to each Participant; (C) with respect to other Performance Awards, the Target Vesting Percentage for each Participant; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on objective factors, that must be attained during the Performance Cycle before any Performance Award will be paid or vest, and the percentage (not exceeding 200%) of the target Performance Award that will vest upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)

The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, segments, divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(iii)

The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Performance Awards payable to any Reporting Person with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Performance Award of another Reporting Person.

(d)

Payment; Certification. No Performance Award will vest with respect to any Reporting Person until the Committee certifies in writing the level of attainment of the applicable Performance Measures for the applicable Performance Cycle. Performance Awards awarded to Participants who are not Reporting Persons will be based on the Performance Measures and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Measures and formulas may be the same as or different than the Performance Measures and formulas that apply to Reporting Persons.

(e)

Form of Payment. Performance Awards may be paid in cash or full Shares, in the discretion of the Committee, subject to the terms and conditions set forth in the Award Agreement. Payment with respect to any fractional Share will be determined in accordance with Section 5.5.

(f)

Section 162(m) of the Code. It is the intent of the Company that unless otherwise expressly stated in an Award Agreement, Performance Awards be “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 4.4 be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(C) of the Code and related regulations, and that the Plan be operated so that the Company may take a full tax deduction for Performance Awards. If any provision of this Plan or any Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

4.5 Restricted Units and Restricted Stock. The Committee may grant Restricted Units and Restricted Stock under the Plan to those Employees whom the Committee may from time to time select, in the amounts and, with respect to Restricted Units subject to Section 7.14, pursuant to the terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Agreement, subject to the provisions below:

(a)

Grant of Restricted Units. The Committee may grant Restricted Units to any Employee, which Units are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. The Committee will determine, in its discretion, the terms and conditions that will apply to Restricted Units granted pursuant to this Section 4.5, including whether and how Dividend Equivalents will be credited with respect to any Award. The terms and conditions of the Restricted Units will be set forth in the applicable Award Agreement.

(b)

Grant of Restricted Stock. As soon as practicable after Restricted Stock has been granted, certificates for all Shares of Restricted Stock will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a shareowner with respect to the Shares, including the right to vote and to receive dividends or other distributions, except that the Shares may be subject to a vesting schedule and forfeiture and, except as otherwise provided in Section 7.1, may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed until the restrictions are satisfied or lapse.

(c)

Dividends and Dividend Equivalents. At the discretion of the Committee determined at the time of grant, dividends issued on Shares of Restricted Stock may be paid immediately or withheld and deferred in the Participant’s account. In the event of a payment of dividends on Common Stock, to the extent permissible under Section 409A of the Code, the Committee may credit Restricted Units with Dividend Equivalents. Dividend Equivalents may be distributed immediately, or withheld and deferred in the Participant’s account subject to a vesting schedule, or used to credit additional Restricted Units that vest on the same schedule as the underlying Restricted Units, as determined by the Committee and described in the Award Agreement. The Committee will determine any terms and conditions on deferral of Dividend Equivalents.

(d)

Vesting and Forfeiture. The Committee may, in its discretion and as set forth in the Award Agreement, impose any restrictions on Restricted Units and/or their related Dividend Equivalents or Restricted Stock that it deems to be appropriate. The Committee has discretion to provide for an incremental lapse of restrictions or for a lapse of restrictions upon satisfaction of certain conditions. Except as otherwise provided in an Award Agreement, the Restricted Units, related Dividend Equivalents and Restricted Stock will be subject to the following vesting restrictions:

(i)

Vesting and Forfeiture. Except for Restricted Units and Restricted Stock granted as Performance Awards and except as provided in Section 5.1, restrictions on Restricted Units and Restricted Stock will vest in full, at the discretion of the Committee, over a period of not less than three years from the date of grant. Subject to Section 5.4, if the restrictions have not lapsed or been satisfied as of the Participant’s Termination of Employment, the Restricted Units or Restricted Stock will be forfeited by the Participant if the termination is for any reason other than Full Retirement, death, or Disability.

(ii)

Acceleration of Vesting. (A) Subject to Section 5.4, all restrictions on Restricted Units, related Dividend Equivalents and Restricted Stock will lapse upon the death or Disability of the Participant, and (B) restrictions on Restricted Units, related Dividend Equivalents and Restricted Stock will lapse on a prorated basis upon the Full Retirement of the Participant in accordance with the following formula:

(a) multiplied by (b), minus (c) where

(a)

equals the total number of Restricted Units originally granted to the Participant (including any additional Restricted Units attributable to Dividend Equivalents as of the Termination of Employment) or Restricted Stock, and

(b)	equals the ratio of the Participant’s complete years of service as an Employee of the Company or its Affiliates between the grant date and the Termination of Employment, and the number of years of service required under the Award Agreement to fully vest in all tranches of Restricted Units and related Dividend Equivalents or Restricted Stock, and

(c)	equals the number of Restricted Units, related Dividend Equivalents and/or Restricted Stock that vested under the Award Agreement before the Participant’s Termination of Employment.

(iii)

Legend. To enforce any restrictions that the Committee may impose on Restricted Stock, the Committee will cause a legend referring to the restrictions to be placed on all certificates for Shares of Restricted Stock. When restrictions lapse or are satisfied, a new certificate, without the legend, for the number of Shares with respect to which restrictions have lapsed or been satisfied will be issued and delivered to the Participant.

(e)

Redemption of Restricted Units. Restricted Units may be redeemed for cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions lapse and any other conditions set forth in the Award Agreement have been satisfied provided that with respect to any Restricted Units subject to Section 409A of the Code such redemption will occur in a manner that complies with Section 409A of the Code. Each Restricted Unit may be redeemed for one Share or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

(f)

Deferred Units. Subject to Section 7.14 hereof and to the extent determined by the Committee, Participants shall be permitted to request the deferral of payment of vested Restricted Units (including the value of related Dividend Equivalents) to a date later than the payment date specified in the Award Agreement, provided that any such election be made in accordance with Section 409A of the Code. The Committee will determine any terms and conditions on deferral.

4.6 Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Restricted Units or Restricted Stock) to any Employee that consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other things, phantom or hypothetical Shares. The Committee will determine, in its discretion and subject to Section 7.14, the terms and conditions that will apply to Other Stock-Based Awards granted pursuant to this Section 4.6, including whether Dividend Equivalents will be credited with respect to any such Award in the event of a payment of dividends on Common Stock. The terms and conditions of Other Stock-Based Awards will be set forth in the applicable Award Agreement.

(a)

Vesting. Except for Other Stock-Based Awards granted as Performance Awards and except as provided in Section 5.1, restrictions on Other Stock-Based Awards will lapse, in the discretion of the Committee, over a period of three years from the date of grant or any longer period that is specified in the Award Agreement. If the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, except as otherwise provided in an Award Agreement, the Shares will be forfeited by the Participant if the termination is for any reason other than Full Retirement, death or Disability of the Participant or a Change in Control occurs. The Committee, in its discretion and as set forth in the Award Agreement, may allow faster vesting of Other Stock-Based Awards that are granted in place of another Company award or other compensation payment from the Company that the Participant has voluntarily foregone or that replaces awards that the Participant forfeited to enter into employment with the Company or an Affiliate.

(b)

Acceleration of Vesting. Except as otherwise provided in an Award Agreement, all restrictions on Other Stock-Based Awards granted pursuant to this Section 4.6 will lapse upon the Full Retirement, death or Disability of the Participant or upon the effective date of a Change in Control in accordance with Section 5.4.

4.7 Limit on Individual Grants. Subject to Sections 5.1 and 5.3, no Participant may be granted Awards under this Plan (excluding Growth Plan Units or Cash-Based Awards) relating to more than 3 million Shares over any period of 36 months. The maximum amount that may be paid in cash or Shares under this Plan pursuant to Growth Plan Units or Cash-Based Awards to any one Participant is $10 million (including the Fair Market Value of Shares) for any Performance Cycle of 12 months. For any longer Performance Cycle, this maximum will be adjusted proportionally.

4.8 Termination for Cause. If a Participant incurs a Termination of Employment for Cause, then all outstanding Awards will immediately be cancelled, except as otherwise provided in an Award Agreement.

ARTICLE V
SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1 Shares Available. The Shares issuable under the Plan will be authorized but unissued Shares or Shares held in the Company’s treasury. The total number of Shares with respect to which Awards may be issued under the Plan may equal but may not exceed 39,000,000, subject to adjustment in accordance with Section 5.3; provided, however, that from the aggregate limit:

(a)	no more than 10 million Shares may be available for grant in the form of Incentive Stock Options;

(b)

up to, but not more than, 2 million Shares may be available for grant for Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, or Other Stock-Based Awards that vest in full in fewer than three years; and

(c)

up to 9.5 million Shares related to Awards other than Stock Options or Stock Appreciation Rights may be granted under the Plan on a one-for-one basis; after the Shares related to Awards other than Stock Options and Stock Appreciation Rights exceed 9.5 million under the Plan, each Share subject to future Awards other than Stock Options or Stock Appreciation Rights shall be counted as four Shares for purposes of this Article V.

5.2 Counting Rules. (a) The following Shares related to Awards to be issued under this Plan or awards under the 2006 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates, the 2003 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates and the 1993 Stock Plan for Employees of Honeywell International Inc. and Its Affiliates that are outstanding as of April 26, 2011 may again be available for issuance under the Plan, in addition to the Shares described in Section 5.1:

(i)	Shares related to Awards paid in cash;

(ii)	Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares; and

(iii)

Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of another company by the Company or an Affiliate or a combination of the Company or an Affiliate with another company.

(b)	Shares described in Section 5.2(a)(i), (ii) and (iii) shall not count against the limits set forth in Section 5.1(a)and (b).

(c)

Shares related to Awards other than Stock Options or Stock Appreciation Rights that were originally granted on a one-for-one basis and that are again available for issuance under the Plan under paragraph 5.2(a)(i), (ii) or (iii) may again be granted under the Plan on a one-for-one basis. (d) For purposes of clarity, Shares that are tendered or withheld in payment of all or part of the Exercise Price of an Award or in satisfaction of withholding tax obligations, and Shares that are reacquired with cash tendered in payment of the Exercise Price of an Award, shall not be included in or added to the number of Shares available for issuance under the Plan.

5.3 Adjustment Upon Certain Changes.

(a)

Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards, the maximum number of shares under each of Sections 5.1(a) and (b) and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Employee in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareowners of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall equitably adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c)

Certain Mergers. Subject to any required action by the shareowners of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall have the power to adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d)

Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the Company is not the surviving corporation or (iv) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, subject to Section 409A of the Code to the extent applicable and otherwise in its sole discretion, have the power to:

(i)

cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Stock Option or Stock Appreciation Right; or

(ii)

provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment, in accordance with U.S. Department of Treasury Regulation §1.409A-1(b)(5)(v)(D) and as determined by the Committee in its reasonable discretion in the exercise price of the Award, or the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e)

Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in subsections (b), (c) or (d), the Committee shall make equitable adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards.

(f)

Performance Awards. In the event of any transaction or event described in this Section 5.3, including without limitation any corporate change referred to in subsection (e) hereof, the Committee shall have the power to make equitable adjustments in any Performance Measure and in other terms of any Performance Award, provided that such adjustment is consistent with the requirements of Section 409A of the Code and the regulations thereunder.

(g)

No Other Rights. Except as expressly provided in the Plan, no Employee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.”

5.4 Change in Control.

(a)

Acceleration of Vesting. Except as otherwise provided in an Award Agreement, all outstanding Awards will become vested and/or exercisable as of the effective date of a Change in Control, whether or not the Awards were otherwise vested and/or exercisable, and, subject to subsection (c), all conditions will be waived with respect to outstanding Awards (other than Performance Awards).

(b)

Restricted Units. Except as provided in subsection (d), each Participant who has been awarded Restricted Units that are outstanding as of a Change in Control (including Restricted Units whose restrictions have lapsed pursuant to subsection (a)) will receive, no later than 90 days after the date of Change in Control, an amount in cash equal to the product of the number of the Participant’s outstanding Restricted Units and an amount equal to the greater of (A) the highest price per Share paid by the person or group acquiring control in connection with the transaction or series of transactions constituting the Change in Control, as determined by the Committee, and (B) the highest Fair Market Value during the period of 90 days that ends on the date of Change in Control. Any securities or other property that is part or all of the consideration paid for Shares pursuant to the Change in Control will be valued at the higher of (x) the valuation placed on the securities or property by any entity that is a party with the Company to the Change in Control, or (y) the valuation placed on the securities or property by the Committee.

In addition, each Participant will receive in cash, no later than 90 days after the date of Change in Control, the value of any Dividend Equivalents that have been credited through the date of Change in Control on Restricted Units that become payable pursuant to this subsection (b).

(c)

Performance Awards. Each Participant who has been granted a Performance Award that is outstanding as of the date of Change in Control will be deemed to have achieved a level of performance, as of the Change in Control, that would cause the Participant’s Performance Awards to vest, become exercisable or become payable at target levels, and all restrictions on Performance Awards immediately lapse. No later than 90 days after the date of Change in Control, all holders of outstanding Performance Awards will receive an amount in cash or Shares, as determined by the Committee in its discretion, in respect of such Performance Awards to the extent that the Performance Awards have vested.

(d)

Deferred Awards. Notwithstanding subsection (b), but subject to Section 7.14, the Committee may permit a Participant to elect not to have payment of an Award, including the value of any related Dividend Equivalents, accelerated as provided by such subsection (b). The terms and conditions of a deferral may not be changed at any time after the Change in Control.

5.5 Fractional Shares. No fractional Shares will be issued under the Plan. If a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive either cash in lieu of the fractional Share in an amount equal to the Fair Market Value of the fractional Share as of the date of settlement or the next highest whole number of Shares, as set forth in the applicable Award Agreement.

ARTICLE VI
AMENDMENT AND TERMINATION

6.1 Amendment. The Plan may be amended at any time and from time to time by the Board without the approval of shareowners of the Company, except that no revision to the terms of the Plan will be effective until the amendment is approved by the shareowners of the Company if such approval is required by the rules of the New York Stock Exchange or such amendment materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan). No amendment of the Plan made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award unless such amendment is necessary to comply with applicable law. The Plan may not be amended in any manner adverse to the interests of Participants during a Potential Change in Control Period or any other period of two years following the acceleration of vesting owing to a Change in Control, unless such amendment is necessary to comply with applicable law.

6.2 Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(a)	the adoption of a resolution of the Board terminating the Plan; or

(b)	the 10th anniversary of the date of the Company’s 2011 Annual Meeting of Shareowners.

No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person without consent under any Award previously granted under the Plan. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Agreement.

ARTICLE VII
GENERAL PROVISIONS

7.1 Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a)	Any Award may be transferred by will or by the laws of descent or distribution.

(b)

The Committee may provide in the applicable Award Agreement that all or any part of an Award (other than an Incentive Stock Option) may, subject to the prior written consent of the Committee, be transferred to one or more of the following classes of donees: a family member; a trust for the benefit of a family member; a limited partnership whose partners are solely family members; or any other legal entity set up for the benefit of family members. For purposes of this subsection (b), a family member means a Participant and/or the Participant’s spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members.

(c)

Except as otherwise provided in the applicable Award Agreement, any Nonqualified Stock Option or Stock Appreciation Right transferred by a Participant pursuant to subsection (b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and in the applicable Award Agreement. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority, and the transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax. The Committee may, in its discretion, disallow all or a part of any transfer of an Award pursuant to subsection (b) unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any withholding tax. The Participant must immediately notify the Committee, in the form and manner required by the Committee, of any proposed transfer of an Award pursuant to subsection (b). No transfer will be effective until the Committee consents to the transfer in writing.

(d)

Unless otherwise restricted by Company policy for Reporting Persons, Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the 1933 Act, or pursuant to an effective registration for resale under the 1933 Act. For purposes of this subsection, “affiliate” will have the meaning assigned to that term under Rule 144.

(e)	In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.

7.2 Withholding of Taxes.

(a)

Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations, as calculated at the applicable minimum statutory rate. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b)

Other Awards Payable in Shares. The Company will satisfy a Participant’s tax withholding obligations, calculated at the applicable minimum statutory rate, arising in connection with the release of restrictions on Restricted Units, Restricted Stock and Other Stock-Based Awards by withholding Shares that would otherwise be available for delivery. The Company may also allow the Participant to satisfy the Participant’s tax withholding obligations by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order.

(c)	Cash Awards. The Company will satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

(d)

Withholding Amount. The Committee, in consideration of applicable accounting standards, has full discretion to allow Participants to elect to have the Company withhold an amount greater than the applicable minimum statutory amount. In no event, however, will the Company withhold an amount from any Award payable in Shares that is greater than the amount required to satisfy income tax obligations at the maximum marginal rate that could be applicable to the Participant.

7.3 Forfeiture Provisions. The Committee may, in its discretion, provide in an Award Agreement terms and conditions that could result in the forfeiture of all or part of an Award, including but not limited to, terms and conditions that relate to non-competition, non-solicitation of customers and/or employees and/or confidentiality of Company information.

Notwithstanding anything in this Plan to the contrary, each Participant acknowledges that the Company may be entitled or required by law, Company policy, the requirements of an exchange on which the Shares are listed for trading or the terms of an Award Agreement, to recoup all or part of the compensation paid to the Participant pursuant to this Plan, and each Participant agrees to comply with any Company request or demand for recoupment.

7.4 Code Section 83(b) Elections. The Company, its Affiliates and the Committee have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award of Restricted Stock or other Award subject to Section 83 in the Participant’s gross income for the year of payment pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

7.5 No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company expressly reserves the right, which may be exercised at any time and in the Company’s sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.

7.6 No Obligation to Exercise Awards; No Right to Notice of Expiration Date. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which a Stock Option or Stock Appreciation Right lapses except in the Award Agreement.

7.7 No Rights as Shareowners. A Participant granted an Award under the Plan will have no rights as a shareowner of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant’s name and delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.8 Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or a delegate of the Committee.

7.9 No Required Segregation of Assets. Neither the Company nor any Affiliate will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.10 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or an Affiliate. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or any Affiliate, except as the employee benefit plan otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or an Affiliate or any predecessor or successor of the Company or an Affiliate.

7.11 Awards in Foreign Countries. The Committee has the authority to grant Awards to Employees who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy or custom, while furthering the purposes of the Plan. The Committee may also approve any supplements to the Plan or alternative versions of the Plan as it believes to be necessary or appropriate for these purposes without altering the terms of the Plan in effect for other Participants; provided, however, that the Committee may not make any supplemental or alternative version that (a) increases limitations contained in Sections 4.3(e) and 4.7, (b) increases the number of shares available under the Plan, as set forth in Section 5.1; or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act or, with respect to Reporting Persons, causes the grant of any performance-based Award to fail to qualify for an income tax deduction pursuant to Section 162(m) of the Code.

7.12 Securities Matters

(a)

The Company shall be under no obligation to effect the registration pursuant to the 1933 Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b)

The exercise of any Award granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Award hereunder or the issuance or transfer of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Award or the issuance or transfer of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

7.13 Governing Law; Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

7.14 Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

7.15 Payments to Specified Employees. Notwithstanding anything herein or in any Award grant agreement to the contrary, in the event that a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A of the Code), any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her separation from service, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the separation from service, or, if earlier, the date of the Participant’s death.

EXHIBIT B

HONEYWELL INTERNATIONAL INC.
INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES
AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2011

1.  Purpose

The purpose of the Honeywell International Inc. Incentive Compensation Plan for Executive Employees (the “Plan”) is to attract and retain highly qualified employees, to obtain from each the best possible performance, and to underscore the importance to such employees of achieving particular business objectives.

2.  Definitions

For the purposes of the Plan, the following terms shall have the following meanings:

2.1	“Board of Directors” means the Board of Directors of Honeywell.
2.2

“Change in Control” means (i) any one person, or more than one person acting as a group (as defined under Treasury Regulation Ï 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of Honeywell that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Honeywell; or (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation Ï 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Honeywell possessing 30 percent or more of the total voting power of the stock of Honeywell; or (iii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation Ï 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing subsections (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation Ï1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

2.3	“Change in Control Date” means the date on which a Change in Control occurs.
2.4	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.
2.5

“Committee” means the Management Development and Compensation Committee of the Board of Directors, or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan. The Committee shall at all times be comprised solely of two or more outside directors within the meaning of Treasury Regulation Ï 1.162-27(e) ), and shall be “independent” pursuant to the listing requirements of the NYSE (or other such exchange on which the Company’s shares may be listed for trading) as may be applicable from time to time.

2.6	“Common Stock” means the common stock of Honeywell.
2.7	“Company” means Honeywell and its subsidiaries and affiliated entities, as well as their respective successors.
2.8	“Consolidated Earnings” means the consolidated net income for the Performance Period for which an Incentive Compensation Award is made, as determined by Honeywell’s independent auditors, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions, the effects of the annual fourth quarter mark-to-market adjustment that recognizes pension related net actuarial gains and losses outside the Corridor, and the effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles.

2.9	“Corporate Officer” means any Senior Executive Employee who has been elected by the Board of Directors as an officer of the Company.
2.10

“Corridor” means the range of amounts that are within 10% of the greater of (i) the fair value of the Company’s pension plan assets, or (ii) the projected benefit obligations under the Company’s pension plans.

2.11	“Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m), as such section may be amended from time to time.
2.12

“Employee” means any Senior Executive Employee or Executive Employee who is on the active salaried payroll of the Company at any time during the period for which an Incentive Compensation Award relates.

2.13	“Executive Employee” means an Employee in Salary Band 5.
2.14

“Good Reason” means, without the Employee’s consent, (a) a material reduction in the Employee’s total cash compensation opportunity in effect immediately prior to the Change in Control; (b) the permanent elimination of the Employee’s position, not including a transfer pursuant to the sale of a facility or line of business, if and only if the Employee is offered substantially comparable employment with the successor employer; (c) a material adverse change to the Employee’s position, function, responsibilities or reporting level, or in the standard of performance required of the Employee, as determined immediately prior to a Change in Control; (d) a material change in the geographic location at which the Employee must perform his or her services from the location the Employee was required to perform such services immediately prior to a Change in Control; or (e) an action by the Company that under applicable law constitutes constructive discharge. Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Employee provides written notice to the Company identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to the Company, the Company shall have to opportunity, but shall have no obligation, to cure the events or conditions that give rise to a Good Reason termination. If the Company fails to cure the events or conditions giving rise to an Employee’s Good Reason termination by the end of the thirty (30) day cure period, the Employee’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the Employee has withdrawn such Good Reason termination notice.

2.15

“Gross Cause” means (i) a fraud committed against the Company, (ii) the misappropriation of the Company’s property, (iii) intentional misconduct that is damaging to the Company’s property or business, or (iv) the commission of a felony.

2.16	“Honeywell” means Honeywell International Inc., a Delaware corporation.
2.17

“Incentive Compensation Awards” means cash awards based on the achievement of (i) short-term business objectives for the Company, as established by the Board of Directors or the Committee for this purpose for each Performance Period, and (ii) short-term business objectives for the Company’s operating units, as established by the Chief Executive Officer for this purpose for each Performance Period.

2.18

“Maximum Amount” means 2% of Honeywell’s Consolidated Earnings for any Performance Period for which a determination is being made. The Maximum Amount establishes a ceiling on the amount that may be made available to Senior Executive Employees for Incentive Compensation Awards under the Plan for any Performance Period.

2.19	“Maximum Individual Award” means the maximum Incentive Compensation Award payable to any individual with respect to a Performance Period pursuant to Section 6.3.

2.20

“Performance Period” means the Honeywell fiscal year or such other period as may be designated by the Committee (not to exceed 18-months) with respect to which Incentive Compensation Awards may be payable under the Plan; provided that no Performance Period shall begin before the previous Performance Period ends.

2.21	“Reserve” means the Incentive Compensation Award Reserve established pursuant to Section 4.2 of the Plan.
2.22	“Section 162(m)” means Section 162(m) of the Code.
2.23	“Section 409A” means Section 409A of the Code.
2.24	“Senior Executive Employee” means an Employee in Salary Band 6 or 7.
2.25	“Stub Period” means the portion of a Performance Period that ends on the Change in Control Date.

3.  Effective Date

Subject to approval by Honeywell’s shareowners, the Plan is hereby amended and restated effective as of January 1, 2011. Any Incentive Compensation Awards made prior to January 1, 2011 shall be governed by the predecessor versions of the Plan, as applicable.

4.  Amounts Available for Incentive Compensation Awards

4.1

Maximum Amounts. The Maximum Amount shall be determined as set forth in Section 4.2. The maximum amount available for Incentive Compensation Awards to Executive Employees shall be determined by the Committee from time to time.

4.2

Establishment of Reserve. For each Performance Period a Reserve shall be established to which will be credited an amount to be determined by the Board of Directors not in excess of the Maximum Amount for such Performance Period. All Incentive Compensation Awards to Senior Executive Employees shall be chargeable against the Reserve. Any Incentive Compensation Awards to Executive Employees shall not be chargeable against the Reserve. If an Employee is an Executive Employee and a Senior Executive Employee for a portion of the Performance Period, the Employee’s Incentive Compensation Award shall be pro-rated based on the number of days spent as an Executive Employee and a Senior Executive Employee, and only the portion of the Employee’s Incentive Compensation Award allocable to time spent as a Senior Executive Employee shall be chargeable against the Reserve.

4.3

Determination of Reserve Maximum. Before the Committee shall determine the amount to be credited to the Reserve for any Performance Period, the Company’s independent auditors for such Performance Period shall report to the Committee the Maximum Amount for such Performance Period. After receipt of the auditors’ report, which may be based on an estimate of the Company’s financial results for the Performance Period, the Committee shall determine the amount (not greater than such Maximum Amount) that shall be credited to the Reserve for such Performance Period. If the accountants’ report is based on an estimate, the amount credited to the Reserve shall be subject to receipt of a further report from the accountants to the Committee confirming the Maximum Amount.

4.4

Use of Reserve Amounts. The total amount of Incentive Compensation Awards to Senior Executive Employees for a Performance Period shall be limited by the total then in the Reserve but need not exhaust such total. Any balance remaining after the making of Incentive Compensation Awards to Senior Executive Employees shall be removed from the Reserve and will not be available for future Incentive Compensation Awards to Senior Executive Employees.

5.	Eligibility for Incentive Compensation Awards
5.1	General Eligibility Criteria. Only Senior Executive Employees and Executive Employees shall be eligible for Incentive Compensation Awards under the Plan. Incentive Compensation Awards to Corporate Officers for any period may be granted to those Corporate Officers, if any, who shall be selected by the

Committee. Such selections, except in the case of the Company’s Chief Executive Officer, shall be made after considering the recommendations of the Chief Executive Officer. The Committee shall also give consideration to the contribution made by each Corporate Officer to the achievement of the Company’s established objectives and such other matters as it shall deem relevant. Incentive Compensation Awards to Senior Executive Employees (other than Corporate Officers) and Executive Employees for any period may be granted to those Senior Executive Employees (other than Corporate Officers) and Executive Employees who shall be selected by the Chief Executive Officer.

5.2

Special Discretionary Authority. In the discretion of (i) the Committee with respect to Corporate Officers, (ii) the Committee, or the Chief Executive Officer to the extent the authority to determine Incentive Compensation Awards has been delegated to the Chief Executive Officer by the Committee, with respect to Senior Executive Employees (other than Corporate Officers), and (iii) the Chief Executive Officer with respect to Executive Employees, Incentive Compensation Awards may be made to Employees who retired or whose employment terminated after the beginning of the period for which an Incentive Compensation Award is made, or to the designee or estate of an Employee who died during such period.

6.  Determination of Amounts of Incentive Compensation Awards

6.1

Incentive Compensation Award Amounts. Subject to the limitations of the Reserve, Maximum Individual Award and Maximum Amount, the amounts of individual Incentive Compensation Awards to Corporate Officers will be determined by the Committee acting in its discretion. Such determinations shall be made after consideration of such matters as the Committee shall deem relevant that shall include, except in the case of an Incentive Compensation Award for the Chief Executive Officer, the recommendations of the Chief Executive Officer. Subject to the limitations of the Reserve, Maximum Individual Award and Maximum Amount, the amounts of individual Incentive Compensation Awards to Senior Executive Employees (other than Corporate Officers) shall be determined by the Committee except to the extent the Committee has delegated that authority to the Chief Executive Officer, in which case the Chief Executive Officer shall make such determinations after consideration of such matters as he shall deem relevant. Subject to the limitations of the Maximum Individual Award and the maximum amount available for Incentive Compensation Awards to Executive Employees as determined by the Committee pursuant to Section 4.1, the amounts of Incentive Compensation Awards to Executive Employees shall be determined by the Chief Executive Officer after consideration of such matters as he shall deem relevant.

6.2

Calculation of Incentive Compensation Awards. The performance goal shall be to attain positive Consolidated Earnings for each Performance Period. If the performance goal is obtained, the Incentive Compensation Awards shall be determined as follows:

(i) The Incentive Compensation Award payable to an individual who is the Chief Executive Officer during any part of the Performance Period shall be equal to 0.4% of Consolidated Earnings for such Performance Period.

(ii) The Incentive Compensation Award payable to any other Employee shall be equal to 0.2% of Consolidated Earnings for such Performance Period.

The Committee has the discretion to reduce the amount of the Incentive Compensation Award actually paid to Employees to less than the 0.4% or 0.2% of Consolidated Earnings otherwise due and the Chief Executive Officer has the discretion to reduce the amount of the Incentive Compensation Award actually paid to Executive Employees and Senior Executive Employees (to the extent the Committee has delegated its authority to determine Incentive Compensation Awards to the Chief Executive Officer) to less than the 0.2% of Consolidated Earnings otherwise due.

6.3

Maximum Individual Award. The Maximum Individual Award shall be equal to 0.4% of Consolidated Earnings for any individual who is the Chief Executive Officer during any part of such Performance Period, and 0.2% of Consolidated Earnings for any other Employee. If the total of the Maximum Individual Awards determined pursuant to this Section 6.3 for Senior Executive Employees would otherwise exceed 2% of Consolidated Earnings for a Performance Period, then each Maximum Individual Award shall be reduced pro-rata so that, in the aggregate, their total equals 2% of Consolidated Earnings.

6.4

Certification. No Incentive Compensation Awards shall be paid to Covered Employees prior to certification by the Committee of the attainment of the performance goal set forth in Section 6.2 for the Performance Period to which the Incentive Compensation Awards relate. Further, no Incentive Compensation Awards shall be paid to Senior Executive Employees prior to receipt by the Chief Executive Officer of assurances from the Chief Financial Officer and the Company’s independent accountants that the amount the Board of Directors has determined shall be credited to the Reserve for the Performance Period to which the Incentive Compensation Awards relate is not greater than the Maximum Amount.

7.  Form of Incentive Compensation Awards

Incentive Compensation Awards under the Plan shall be paid in cash.

8.  Payment of Incentive Compensation Awards

8.1

Timing and Eligibility for Payment. Incentive Compensation Awards shall be paid in full in one lump sum as soon as practicable following the end of the Performance Period in which the Incentive Compensation Award was earned, but no later than the 15th day of the third month following the end of the Honeywell fiscal year in which the Performance Period ended, provided that, except as otherwise provided in Section 5.2, the recipient Employee is still actively employed by the Company on the date Incentive Compensation Awards are paid. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit payment of an Incentive Compensation Award to a Covered Employee or an officer of Honeywell who is employed by the Company as of the end of the Performance Period in which the Incentive Compensation Award is earned but who is no longer actively employed by the Company on the date such Incentive Compensation Award is paid.

8.2

Effect on Reserve. At the time any Incentive Compensation Award is awarded to Senior Executive Employees, the Reserve shall be reduced by the amount of such Incentive Compensation Award, regardless of when payable or paid.

8.3

Deferrals. The Committee may, in its sole discretion, permit Employees to defer Incentive Compensation Awards in accordance with and subject to the terms and conditions of the Company’s Deferred Incentive Compensation Plan (the “DIC Plan”).

9.  Recoupment of Incentive Compensation Awards

The Committee shall have the authority to condition the receipt of an Incentive Compensation Award upon the execution of an agreement that contains intellectual property, confidentiality, nonsolicitation and noncompetition covenants (“Protective Agreement”) in favor of the Company in a form determined by the Committee from time to time. In the event that any Incentive Compensation Award recipient violates the terms of the Protective Agreement, the Board of Directors shall have the right to recoup, and the recipient shall have the obligation to repay, all or part of any Incentive Compensation Award that is subject to a Protective Agreement.

The Committee shall also have the authority to recoup, and each recipient shall have the obligation to repay, all or part of any Incentive Compensation Award paid under this Plan that may be required to be subject to recoupment under federal or state laws, Company policy or the listing requirements of the NYSE (or other such exchange on which the Company’s shares may be listed for trading) as may be applicable from time to time.

10.  Corporate Transactions

10.1	Plan Termination Triggers. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, this Plan shall terminate as of the Change in Control Date.
10.2	Incentive Compensation Awards for Stub Period. In the event of a Change in Control, Employees shall be entitled to an Incentive Compensation Award for the Stub Period. The amount of such Incentive Compensation Awards shall be determined in accordance with the provisions of Section 6 and in a manner consistent with past practice by treating the Stub Period as the Performance Period and with the applicable metrics and Incentive Compensation Awards adjusted, to the extent necessary, to reflect the length of the Stub Period. The amount of the Incentive Compensation Awards shall be determined prior to the Change in Control Date and shall be based on the good faith estimates of the Company’s financial performance and Consolidated Earnings for the Stub Period, as determined by the Committee (as constituted immediately prior to the Change in Control) with the advice of Honeywell’s independent auditors.

10.3

Payment of Incentive Compensation Awards. Any Incentive Compensation Award for the Stub Period shall be paid in full in one lump sum no later than the 15th day of the third month following the end of the Honeywell fiscal year in which the Stub Period ended, provided that the recipient Employee is still actively employed by the Company on the date Incentive Compensation Awards are paid. Notwithstanding the foregoing, if an Employee is employed by the Company on the Change in Control Date but not on the date Incentive Compensation Awards are paid because (i) he or she has been involuntarily terminated other than for Gross Cause, or (ii) he or she has voluntarily resigned for Good Reason, such Employee shall be treated for this Section 10 as being employed by the Company on the date Incentive Compensation Awards are paid.

10.4

Deferred Incentive Compensation Awards. Notwithstanding anything herein to the contrary, to the extent an Incentive Compensation Award has been deferred pursuant to Section 8.3, such Incentive Compensation Award shall be subject to the terms and conditions of the DIC Plan including, without limitation, with respect to change in control events.

11.  Power and Authority of the Committee and Chief Executive Officer

11.1

Plan Administration. The Plan shall be administered by the Committee, which shall have full power and authority (i) to prescribe, amend and rescind rules and procedures relating to the Plan; (ii) subject to the provisions of this Plan, to delegate to one or more officers of the Company some or all of its authority under the Plan; (iii) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and (iv) to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.

11.2	Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan.
11.3

Determinations of Committee and Chief Executive Officer Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee or the Chief Executive Officer’s decisions regarding the amount of each Incentive Compensation Award, as applicable, shall be final, binding and conclusive for all purposes and need not be consistent among Employees.

11.4

Liability of Committee and Chief Executive Officer. Neither the Committee (or its delegates) nor the Chief Executive Officer shall be liable for any action or determination made in good faith with respect to the Plan or any Incentive Compensation Award, and the members of the Committee (and its delegates) and the Chief Executive Officer shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Articles of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee and the Chief Executive Officer shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee and the Chief Executive Officer deem necessary, and neither the Committee nor the Chief Executive Officer shall be liable for any action taken or not taken in good faith reliance upon any such advice.

11.5	Section 409A Limitation. Notwithstanding anything contained herein to the contrary, any discretionary authority that the Board of Directors, the Committee or the Chief Executive Officer may have pursuant to the Plan shall not be applicable to an Incentive Compensation Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

12.  Amendment and Termination of the Plan

Subject to applicable laws, rules and regulations, the Board of Directors or the Committee shall have the right at any time to amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareowners of Honeywell to the extent necessary to comply with applicable laws, including to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m), or applicable rules of a stock exchange on which the Company’s shares are traded. Moreover, (i) no amendment of the Plan shall operate to annul or diminish, without the consent of the Employee, an Incentive Compensation Award already made hereunder, (ii) no amendment shall adversely affect an Employee’s entitlement to an Incentive Compensation Award for the Stub Period after a Change in Control, and (iii) with respect to Incentive Compensation Awards for Covered Employees, no amendment of the Plan to change the performance goal based on Consolidated Earnings as set forth in Section 6.2, to change the Maximum Individual Award, the Maximum Amount, or to change the definition of Consolidated Earnings, shall be effective without approval by the shareowners of Honeywell.

13.  Miscellaneous

13.1

Section 409A. The Plan is intended to comply with the requirements of Section 409A and the regulations promulgated thereunder, and the provisions hereof shall be interpreted in a manner that satisfies such requirements, to the extent permitted by law. All Incentive Compensation Awards granted hereunder are intended to be excluded from coverage under Section 409A pursuant to Treasury Regulation Ï 1.409A-1(b)(4)’s “short-term deferral” rule unless, and only to the extent that, a deferral election is made pursuant to Section 8.3. If any provision of the Plan would otherwise frustrate or conflict with this intent or could cause any Incentive Compensation Award to be subject to taxes, interest or penalties under Section 409A, the Board of Directors may amend the Plan to the extent necessary to (i) comply with Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A; provided however, that such amendment shall not result in additional cost to the Company and provided further that nothing herein shall require the Company to provide any Employee with any gross-up for any tax, interest or penalty incurred by the Employee under Section 409A.

13.2

Other Compensation Plans. Nothing contained in the Plan shall prohibit the Company from granting special performance or recognition awards, not chargeable against the Reserve, under such conditions, and in such form and manner as it sees fit, to Employees (including Senior Executive Employees) for meritorious service of any nature. In addition, nothing contained in the Plan shall preclude or limit the ability of the Company to establish other incentive compensation plans providing for the payment of incentive compensation to Employees (including Senior Executive Employees), not chargeable against the Reserve.

13.3	Shareholder Approval. No award shall be paid under this Plan unless and until the stockholders of Honeywell have approved the Plan.
13.4

Plan Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company and no part thereof (other than the amounts of Incentive Compensation Awards to Senior Executive Employees under the Plan) shall be charged against the Reserve.

13.5	Withholding. All Incentive Compensation Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.
13.6

No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Incentive Compensation Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company as a result of any such action.

13.7

Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Incentive Compensation Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.

13.8

Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. In addition, if any provision of this Plan would cause Incentive Compensation Awards not to constitute “qualified performance-based compensation” within the meaning of Section 162(m), that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would disqualify an award as performance-based compensation for purposes of Section 162(m) and the regulations thereunder shall be void.

13.9	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of New Jersey.
13.10

No Rights to Incentive Compensation Awards or Employment. This Plan is not a contract between the Company and an Employee. No Employee shall have any claim or right to receive Incentive Compensation Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then an Executive Employee or Senior Executive Employee under the Plan.

DIRECTIONS TO HONEYWELL’S HEADQUARTERS

101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South:

Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North:

Take Rte. 287 North to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport:

Take Rte. 78 West to Rte. 24 West (Springfield—Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRIS TOWNSHIP, NJ 07962

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	M29436-P06560-TBD-TBD	KEEP THIS PORTION FOR YOUR RECORDS

HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors:
The Board of Directors recommends a vote		“FOR”
Nominees (A) through (J).		ê
		For	Against

A.	Gordon M. Bethune	☐	☐

B.	Kevin Burke	☐	☐

C.	Jaime Chico Pardo	☐	☐

D.	David M. Cote	☐	☐

E.	D. Scott Davis	☐	☐

F.	Linnet F. Deily	☐	☐

G.	Judd Gregg	☐	☐

H.	Clive R. Hollick	☐	☐

I.	George Paz	☐	☐

J.	Bradley T. Sheares	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date

	The Board of Directors recommends a vote		“FOR”
	Proposals (2) and (3).		ê
			For	Against	Abstain

2.	Approval of Independent Accountants.		☐	☐	☐

3.	Advisory Vote on Executive Compensation.		☐	☐	☐

	The Board of Directors recommends you vote “1 YEAR” on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation.	☐	☐	☐	☐

	The Board of Directors recommends a vote		“FOR”
	Proposals (5) and (6).		ê
			For	Against	Abstain

5.	2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates.		☐	☐	☐

6.	Honeywell International Inc. Incentive Compensation Plan For Executive Employees, Amended and Restated Effective As Of January 1, 2011.		☐	☐	☐

	The Board of Directors recommends a vote			“AGAINST”
	Proposals (7) and (8).			ê
			For	Against	Abstain

7.	Shareholder Action by Written Consent.		☐	☐	☐

8.	Special Shareowner Meetings.		☐	☐	☐

Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Important Notice Regarding Availability of Proxy Materials: The 2011 Notice and Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.

M29437-P06560-TBD-TBD

PROXY
HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 25, 2011

          The undersigned hereby appoints David M. Cote, Katherine L. Adams and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 25, 2011, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive R. Hollick, George Paz and Bradley T. Sheares.

          IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, FOR “1 YEAR” ON PROPOSAL 4, “FOR” PROPOSALS 5 AND 6 AND “AGAINST” PROPOSALS 7 AND 8. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 24, 2011.

          This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 25, 2011 by persons who participate in the Honeywell Savings and Ownership Plan or the Honeywell Puerto Rico Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 20, 2011.

          By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, as Trustee for the Honeywell Savings and Ownership Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 25, 2011, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Judd Gregg, Clive R. Hollick, George Paz and Bradley T. Sheares.

          IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, FOR “1 YEAR” ON PROPOSAL 4, “FOR” PROPOSALS 5 AND 6 AND “AGAINST” PROPOSALS 7 AND 8. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject: Annual Honeywell Proxy Notification and Voting Instructions - Action Requested

Important Notice Regarding Availability of Proxy Materials

2011 HONEYWELL INTERNATIONAL INC. Annual Meeting of Shareowners

MEETING DATE: April 25, 2011

Voting Direction Information

This email represents your shares in the following account(s) as of the record date, February 25, 2011:

NAME

HONEYWELL INTL – COMMON	123,456,789,012.00000
HONEYWELL SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL PR SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL – ESPP	123,456,789,012.00000
HONEYWELL INTL - UNITED SPACE ALLIANCE	123,456,789,012.00000
HONEYWELL INTL – BENDIX	123,456,789,012.00000
HONEYWELL INTL - MOOG 401K	123,456,789,012.00000
HONEYWELL INTL - GLOBAL PLAN	123,456,789,012.00000
HONEYWELL INTL - GLOBAL PLAN CANADA	123,456,789,012.00000
HONEYWELL INTL – VESTED RESTRICTED	123,456,789,012.00000
HONEYWELL INTL – SHAREBUILDER	123,456,789,012.00000

If you hold HONEYWELL INTERNATIONAL INC. shares in multiple accounts, you may be receiving multiple e-mails and/or hard copies showing your various accounts. Each will contain a separate CONTROL NUMBER. We urge you to vote your shares for each account.

CONTROL NUMBER: 012345678901
Your PIN is the last four digits of your Social Security number, or the four digit number you selected at the time of your enrollment. You can get your PIN by following the simple instructions at http://www.ProxyVote.com.

VOTING OVER THE INTERNET OR BY PHONE

Internet and telephone voting instructions for Honeywell savings plan accounts will be accepted until 5:00 pm (EDT) on April 20, 2011. The cutoff for all other Internet and telephone voting is 11:59 pm (EDT) on April 24, 2011.

The Board of Directors recommends a vote “FOR” Proposal 1 (the election of the nominees listed in the proxy statement to the Board of Directors) and Proposals 2, 3, 5 and 6, “1 YEAR” for Proposal 4 and “AGAINST” Proposals 7 and 8.

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

If you wish to vote by telephone, then please call 1-800-690-6903.

You will need your CONTROL NUMBER to vote.

PROXY AND ANNUAL REPORT
The proxy statement, as well as the Annual Report, can also be found at the following Internet site:

http://investor.honeywell.com/phoenix.zhtml?c=94774&p=irol-proxy

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this e-mail with any comments or questions about proxyvote. (Include the original text and subject line of this message for identification purposes.)